Execution Version

SECOND AMENDED AND RESTATED STOCK PURCHASE AND BACKSTOP AGREEMENT

by and among

K-V Pharmaceutical Company

and

The Investors listed on Appendix 1 hereto

Dated as of June 6, 2013

TABLE OF CONTENTS
Page

1.	Purchase and Sale	2
1.1.	The Rights Offering	2
1.2.	Direct Commitments	3
1.3.	Purchase and Sale Arrangements	3
1.4.	Closing	6
1.5.	Commitment Fee	7
1.6.	Transaction Expenses	7
1.7.	Interest; Costs and Expenses; Administrative Expense	8
2.	Representations and Warranties of the Company	8
2.1.	Organization of the Company	9
2.2.	Capitalization of the Company	9
2.3.	Issuance	9
2.4.	Organization and Capitalization of the Subsidiaries	9
2.5.	Authority; No Conflict	10
2.6.	Legal Proceedings	11
2.7.	Exemption from Registration	11
2.8.	Title to Intellectual Property	11
2.9.	Licenses and Permits	12
2.10.	Compliance With Laws	12
2.11.	Compliance With Environmental Laws	12
2.12.	Financial Statements	12
2.13.	Title to Property; Leases	12
2.14.	Brokers or Finders	13
2.15.	Arm's Length	13
2.16.	Tax Matters	13
2.17.	Takeover Statutes	14
2.18.	No OffBalance Sheet Liabilities	14
2.19.	Labor Relations; Employees	14
2.20.	Employee Benefit Plans	15
2.21.	Company SEC Documents and Disclosure Statement	15
2.22.	No Unlawful Payments	15
2.23.	Compliance with Money Laundering Laws	16
2.24.	Compliance with Sanctions Laws	16
2.25.	Absence of Certain Changes	16
2.26.	Material Contracts	17
2.27.	Internal Control Over Financial Reporting	17
2.28.	Disclosure Controls and Procedures	17
3.	Representations and Warranties of the Investors	18
3.1.	Organization of Such Investor	18
3.2.	Authority; No Conflict	18
3.3.	Shares Not Registered	19
3.4.	Legends	19
3.5.	Acquisition for Own Account	19
3.6.	Accredited Investor	19
3.7.	Intentionally omitted	19
3.8.	Brokers or Finders	19
3.9.	Legal Proceedings	19
3.10.	Sufficiency of Funds	19
3.11.	Information	20
3.12.	Arm’s Length	20
4.	Covenants of the Company	20
4.1.	Agreement Motion and Agreement Order	20
4.2.	Rights Offering	20
4.3.	Conditions Precedent	20
4.4.	Notification	21
4.5.	HSR Act	21
4.6.	New Registration Rights Agreement and New Stockholders Agreement	21
4.7.	Conduct of the Business	21
4.8.	Access to Information	23
4.9.	Alternate Transaction Proposals	23
4.10.	Agreement to Support the Chapter 11 Plan	26
4.11.	Public Disclosure	26
5.	Covenants of the Investors	27
5.1.	Conditions Precedent	27
5.2.	HSR Act	27
5.3.	Information	27
5.4.	Agreement Order	27
5.5.	Agreement to Support the Chapter 11 Plan	27
5.6.	Transfers	28
6.	Conditions to Closing	29
6.1.	Conditions Precedent to Obligations of the Investors	29
6.2.	Conditions Precedent to Obligations of the Company	31
6.3.	Waiver of Conditions	32
7.	Termination	32
8.	Indemnification	36
9.	Survival of Representations and Warranties	36
10.	Amendments and Waivers	36
11.	Notices, etc	37
12.	Miscellaneous	39
12.1.	Assignment; Third Party Beneficiaries	39
12.2.	Severability	39
12.3.	Entire Agreement	39
12.4.	Counterparts	39
12.5.	Governing Law	39
12.6.	Submission to Jurisdiction	40
12.7.	Waiver of Trial by Jury	40
12.8.	Further Assurances	40
12.9.	No Specific Performance	40
12.10.	Headings	40
12.11.	Interpretation; Rules of Construction	41
12.12.	NonRecourse	41
12.13.	Several, Not Joint, Obligations	41
12.14.	Disclosure	41
12.15.	Equity Commitment Agreement	41
12.16.	Effectiveness	41
13.	Definitions	41
13.1.	Certain Defined Terms	41

Exhibits:

A – [Reserved]

B – New Charter

C – New By-laws

D – New Stockholders Agreement

E – Chapter 11 Plan

F – Indemnification Provisions

G – New Registration Rights Agreement

THIS SECOND AMENDED AND RESTATED STOCK PURCHASE AND BACKSTOP AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 6, 2013, by and among K-V Pharmaceutical Company, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), and each of the undersigned entities and/or their investment advisors, managers, intermediaries or nominees set forth on Appendix 1 hereto (each, an “Investor” and, collectively, the “Investors”).  Capitalized terms used in this Agreement are defined in Section 13 hereof.

RECITALS

WHEREAS, on August 4, 2012, each of the Company, K-V Discovery Solutions, Inc., DrugTech Corporation, FP1096, Inc., K-V Generic Pharmaceuticals, Inc., K-V Solutions USA, Inc., Ther-Rx Corporation and Zeratech Technologies USA, Inc. (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on May 3, 2013, the Company and the Investors executed a Stock Purchase and Backstop Agreement (the “Original Agreement”), and the Company filed motions, including a motion (the “Agreement Motion”) seeking the entry of an order of the Bankruptcy Court (the “Agreement Order”) (a) approving and authorizing the Company to enter into this Agreement, and (b) authorizing the Company and the other Debtors to perform their respective obligations hereunder, including the payment (1), in accordance with, and subject to, the terms and conditions hereof, of the Transaction Expenses and the Alternate Transaction Damages provided for herein and (2) the fees and expenses provided for under the Contemplated Exit Facility, and supporting papers (the “Original Papers”) asking the Bankruptcy Court to approve the Original Agreement;

WHEREAS, the Company and the Investors executed an Amended and Restated Stock Purchase and Backstop Agreement, dated as of May 28, 2013, which amended and restated the Original Agreement in its entirety (the “Amended Agreement”), and the Company filed motions and supporting papers on May 29, 2013 and May 30, 2013 asking the Bankruptcy Court to approve the Amended Agreement;

WHEREAS, the Bankruptcy Court has not approved the Original Agreement or the Amended Agreement;

WHEREAS, the Company and the Investors now wish to enter into this Agreement, which amends and restates the Amended Agreement in its entirety;

WHEREAS, the Investors and the Company are seeking to implement a restructuring of the Company pursuant to the terms and conditions set forth in the Chapter 11 Plan;

WHEREAS, the Company intends to propose and submit the Chapter 11 Plan to the Bankruptcy Court for its approval;

WHEREAS, on or prior to June 7, 2013, the Company intends to file with the Bankruptcy Court supporting papers with respect to this Agreement;

WHEREAS, the Company has requested that the Investors, severally and not jointly, participate in the Chapter 11 Plan, and the Investors are willing to participate in the Chapter 11 Plan, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, pursuant to the Chapter 11 Plan, the Company will conduct a rights offering, on the terms set forth in the Chapter 11 Plan and this Agreement (the “Rights Offering”), by distributing to each holder of an Allowed Convertible Subordinated Notes Claim that is an Accredited Investor (and/or its investment advisor, manager, intermediary or nominee that is an Accredited Investor) as of the Voting Record Date (“Eligible Holders”) non-transferable, non-certificated rights (“Rights”) to acquire, at a purchase price of $20 per share (the “Purchase Price”), such Eligible Holder’s Pro Rata Share of 11,900,000 shares (the “Rights Offering Shares”) of new common stock of the reorganized Company (the “New Common Stock”);

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (a) each Investor, severally and not jointly, has agreed to purchase in the Rights Offering, and the Company has agreed to sell to such Investor on the Effective Date, at the Purchase Price, the number of Rights Offering Shares corresponding to such Investor’s name as set forth on Appendix 1 hereto (as to each Investor, such Investor’s Rights Offering Shares), representing such Investor’s pro rata share of the Rights Offering Shares, and (b) each Investor, other than those advised by Kingdon Capital Management, L.L.C. (collectively, “Kingdon”), severally and not jointly, has agreed to purchase on the Effective Date, and the Company has agreed to sell to each Investor on the Effective Date, at the Purchase Price, such Investor’s Backstop Commitment Percentage of the Rights Offering Shares that have not been validly subscribed for by Eligible Holders by the Rights Offering Deadline (the “Unsubscribed Shares”);

WHEREAS, in order to supplement the funds to be raised in the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each Investor, severally and not jointly, has agreed to purchase on the Effective Date, and the Company has agreed to sell to such Investor on the Effective Date, at the Purchase Price, the number of shares of New Common Stock (the “Direct Subscription Shares”) corresponding to such Investor’s name under the column entitled “Direct Subscription Shares”) on Appendix 1 hereto (as to each Investor, such Investor’s Direct Subscription Shares); and

WHEREAS, the Rights Offering Shares and Direct Subscription Shares, collectively, will represent 88% of the total shares of New Common Stock to be issued as of the Effective Date;

WHEREAS, the shares of New Common Stock issued herein as a Commitment Fee will represent 5% of the total shares of New Common Stock to be issued as of the Effective Date; and

WHEREAS, as a result of the commitments by the Investors hereunder, the Investors have committed hereunder to invest up to a total of $275 million in the reorganized Company, subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:

1. The Rights Offering; Direct Commitments; Purchase and Sale Arrangements.

1.1. The Rights Offering.

(a) The Company will commence the Rights Offering contemporaneously with, and as part of, the solicitation process for the Chapter 11 Plan.  The Rights Offering shall be conducted and consummated on the terms, subject to the conditions and in accordance with the Rights Offering Procedures.

(b) In the Rights Offering, each Investor, severally and not jointly, agrees to subscribe for, pursuant to the Rights Offering, and purchase at the Closing, and the Company agrees to sell to such Investor at the Closing, at the aggregate Purchase Price therefor, such Investor’s Rights Offering Shares as set forth on Appendix 1 hereto in full on the terms set forth in the Chapter 11 Plan and the Rights Offering Procedure.

(c) Each Backstop Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company hereby agrees to sell and issue to such Backstop Investor, at the aggregate Purchase Price therefor, such Backstop Investor’s Backstop Commitment Percentage of all Unsubscribed Shares as of the Rights Offering Deadline; provided, that each Backstop Investor shall have no obligation to purchase Unsubscribed Shares that are Rights Offering Shares which another Investor is obligated to purchase pursuant to Section 1.1(b), except to the extent otherwise provided in Section 1.3.  The Rights Offering Shares which each of the Investors is required to purchase pursuant to Section 1.1(b) and the Unsubscribed Shares which each of the Backstop Investors is required to purchase pursuant to this Section 1.1(c) are referred to herein as such Investor’s “Equity Investor Shares”.

(d) Any purchase of New Common Stock by an Investor pursuant to Section 1.1(b) and Section 1.1(c) shall be on the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement, and, in each case, on the terms set forth in the Chapter 11 Plan and the Rights Offering Procedures.  The shares purchased pursuant to Section 1.1(b) and Section 1.1(c) shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

(e) The Company hereby agrees and undertakes to deliver to the Investors a certification by an executive officer of the Company of either (i) a true and accurate calculation of the number of Unsubscribed Shares, and the aggregate Purchase Price therefor (a “Purchase Notice”), or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Backstop Commitments are terminated (a “Satisfaction Notice”), in either case as soon as practicable after the Rights Offering Deadline and, in any event, at least five (5) Business Days prior to the Effective Date (the date of transmission of confirmation of delivery (pursuant to Section 11) of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

1.2. Direct Commitments.  On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement, each Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company hereby agrees to sell and issue to such Investor at the Closing, at the aggregate Purchase Price therefor, such Investor’s Direct Subscription Shares, which shares shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

1.3. Purchase and Sale Arrangements.

(a) In the event that an Investor defaults on its obligation to purchase Rights Offering Shares pursuant to Section 1.1(b) or Direct Subscription Shares pursuant to Section 1.2 or in the event that a Backstop Investor defaults on its obligation to purchase Unsubscribed Shares under Section 1.1(c) or in the event that an Investor defaults on its obligations under this Section 1.3(a) (each such Investor, a “Defaulting Investor”), and subject to the terms and conditions contained in this Section 1.3(a), then each Backstop Investor that is not a Defaulting Investor (each, a “Non-Defaulting Investor”) hereby agrees, severally and not jointly, to purchase, and the Company hereby agrees to sell and issue to such Non-Defaulting Investor, at the aggregate Purchase Price therefor, such Non-Defaulting Investor’s Adjusted Commitment Percentage (determined in accordance with Section 1.4(b)) of all Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares required to be purchased by the Defaulting Investor pursuant to Section 1.1(b), Section 1.1(c), Section 1.2 or this Section 1.3(a), as applicable, and not so purchased; provided, that in no event or under any circumstances shall any Investor be required to (i) make an investment (whether in cash or exchange of DIP Claims or otherwise) in excess of such Investor’s Total Investor Commitment Amount or (ii) purchase or subscribe for such Defaulting Investor’s Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares unless, as a result of such purchases by all Non-Defaulting Investors, the total proceeds to be paid to the Company as of the Closing from the Rights Offering and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.1, Section 1.2 and this Section 1.3(a) shall equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts; provided, that any DIP Claims deemed surrendered pursuant to a Defaulting DIP Lender Exchange under Section 1.3(a) shall be deemed proceeds paid to the Company.  The parties acknowledge and agree that (i) the obligations of the Non-Defaulting Investors pursuant to this Section 1.3(a) shall not be in limitation of any rights or remedies that the Company or any Non-Defaulting Investor may exercise against a Defaulting Investor, and (ii) if any Defaulting Investor shall hold a DIP Claim as of the Effective Date, the Company shall elect to deem all or any portion of such DIP Claim held by such Defaulting Investor surrendered in exchange for a number of shares of New Common Stock equal to the aggregate amount of such DIP Claim that the Company elects to deem surrendered (but no greater than the total amount of such Investor’s Total Investor Commitment Amount on which such Defaulting Investor has defaulted) divided by the Purchase Price (a “Defaulting DIP Lender Exchange”), which such New Common Stock issued pursuant to a Defaulting DIP Lender Exchange will be applied, first, to any default with respect to Direct Subscription Shares and Rights Offering Shares, pro rata based on the number of Direct Subscription Shares and Rights Offering Shares such Defaulting Investor committed to purchase hereunder, before being applied to any Unsubscribed Shares any such Defaulting Investor committed to purchase hereunder.  In connection with any Defaulting DIP Lender Exchange, each Investor hereby constitutes and appoints the Company as such Investor’s true and lawful agent and attorney-in-fact, with full power and authority in such Investor’s name, place and stead, with full power of substitution, to execute (A) any agreements, instruments of conveyance and assignment as may be necessary, appropriate, proper, advisable, incidental or convenient to consummate such Defaulting DIP Lender Exchange (including, without limitation, any amendment to the DIP Credit Agreement, if necessary), and (B) such related instruments as may be necessary, appropriate, proper, advisable, incidental or convenient to evidence such consummation.  The Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares which each of the Non-Defaulting Investors is required to purchase on the terms and subject to the conditions contained in this Section 1.3(a) are referred to herein as such Non-Defaulting Investor’s “Defaulting Shares” and, together with the Unsubscribed Shares it is required to purchase pursuant to Section 1.1(c), such Non-Defaulting Investor’s “Backstop Shares”.

(b) In the event that (A) any Investor defaults on its obligation to purchase Rights Offering Shares under Section 1.1(b) or Direct Subscription Shares under Section 1.2, a Backstop Investor defaults on its obligation to purchase Unsubscribed Shares under Section 1.1(c) or any Investor defaults on its obligations under Section 1.3(a), and (B) pursuant to the provisions of Section 1.3(a), the total proceeds to be paid to the Company as of the Closing from the Rights Offering and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.1, Section 1.2 and this Section 1.3 (including through a Defaulting DIP Lender Exchange) do not equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts, then the Non-Defaulting Investors shall have the right, but shall not be obligated, to elect to purchase, at the Purchase Price, any or all such Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Defaulting Investor was obligated but failed to purchase (in proportion to the respective Total Investor Commitment Amounts of the Non-Defaulting Investors so electing or in such other proportions as such Non-Defaulting Investors may agree); provided, however, if the remaining Non-Defaulting Investors do not elect to purchase all the Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that the Defaulting Investor was obligated but failed to purchase (after accounting for any Defaulting DIP Lender Exchange), then the Company may seek to arrange for one or more third parties who are able to make the representations set forth in Section 3 hereof to become Investors hereunder (each such Person, a “Third Party Investor”) and purchase the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares (as applicable) at the Purchase Price and on identical terms and conditions set forth in this Agreement, including all Exhibits hereto.  For purposes of this Agreement, the term “Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares” shall mean the Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that (i) the Defaulting Investor was required to purchase but did not purchase and (ii) the Non-Defaulting Investors elect not to purchase pursuant to the immediately preceding sentence.  The Company shall promptly notify each of the Non-Defaulting Investors of the identities of all prospective Third Party Investors that the Company negotiates with regarding the purchase of any Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares.  Any such Third Party Investor shall be entitled to receive, at Closing, a pro rata portion of the Defaulting Investor’s Commitment Fee (based upon the portion of the Defaulting Investor’s stock purchase obligations that are assumed by such Third Party Investor).  The Investors acknowledge and agree that if the Company identifies one or more third parties who are able to make the representations set forth in Section 3 hereof to become Investors hereunder and purchase all Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares of the Defaulting Investor(s) at the Purchase Price and are ready, willing and able to sign a joinder to this Agreement which shall provide that such third party will become an Investor hereunder with respect to all Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares on substantially identical terms and conditions set forth in this Agreement, including all Exhibits hereto, then each such Investor shall reasonably cooperate with the Company in its efforts to cause such third party to become a party to this Agreement and an Investor hereunder; provided, however, that in the event that the Non-Defaulting Investors object to any Person becoming a Third Party Investor, the Non-Defaulting Investors shall have the right (even if they did not initially elect to do so) to purchase (at the Purchase Price) the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Person was prepared to purchase and thereby preclude such Person from becoming a Third Party Investor.  For the avoidance of doubt, if the Non-Defaulting Investors object to any prospective Third Party Investors but do not elect to purchase (at the Purchase Price) the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Person is prepared to purchase, such Person shall not be precluded from becoming a Third Party Investor hereunder.  No Person seeking to become a Third Party Investor shall have any rights under this Agreement and shall not be a third-party beneficiary hereof unless and until such Person signs a joinder agreement in form and substance reasonably satisfactory to the Company and the Non-Defaulting Investors.  If such arrangements with third parties are not made within thirty (30) days of the day on which the Closing would have occurred if no default had occurred hereunder, then, so long as each Non-Defaulting Investor has complied in all material respects with its obligations pursuant to this Section 1.3(b), the Non-Defaulting Investors may terminate this Agreement.  Nothing contained in this Section 1.3(b), including, if applicable, the termination of this Agreement, shall relieve a Defaulting Investor of any liability it may have to the other parties hereto and/or any other person or entity, including the Debtors or the Committee, resulting from its default; provided, however, that no Investor shall be liable for its breach of this Agreement in excess of the amount provided for in Section 12.9.

1.4. Closing.

(a) The closing hereunder of the purchase and sale of Rights Offering Shares, Direct Subscription Shares and Backstop Shares with respect to the Investors (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date; provided, however, that if, as of the date established as the Effective Date, any Investor has become a Defaulting Investor on, or within five (5) Business Days prior to, the anticipated Closing and the Non-Defaulting Investors are required or elect to purchase such Defaulting Investor’s Shares pursuant to Section 1.3(a) or Section 1.3(b), respectively, the Effective Date shall be postponed and the Closing shall occur at 10:00 a.m., prevailing Eastern time, on a Business Day mutually agreed upon between the Company and the Requisite Investors (not to exceed five (5) Business Days following the previously scheduled Effective Date); provided, further, however, that if, as of the date established as the Effective Date, (1) any Investor has become a Defaulting Investor, (2) the Non-Defaulting Investors are not required or do not elect to purchase all of such Defaulting Investor’s Shares, and (3) one or more third parties agrees to purchase such Defaulting Investor’s Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares in accordance with Section 1.3(b), then the Effective Date shall be postponed and the Closing shall occur at 10:00 a.m., prevailing Eastern time, on a Business Day mutually agreed upon between the Company and the Requisite Investors (not to exceed five (5) Business Days following the date on which there are Investors with commitments to purchase all of the Shares of the Defaulting Investor(s)).  At the Closing, (i) each Investor shall pay to the Company an amount equal to the product of (A) the sum of the number of shares of New Common Stock to be purchased by such Investor pursuant to Sections 1.1, 1.2 and 1.3, and (B) the Purchase Price, by (x) wire transfer of immediately available funds to an account designated by the Company pursuant to wire instructions previously provided by the Company to such Investor no later than at least two (2) Business Days prior to the anticipated Effective Date, (y) executing and delivering to the Company a duly completed DIP Exchange Form (as defined in the Rights Offering Procedures), prior to the Rights Offering Deadline (as defined in the Rights Offering Procedures), whereby such Investor agrees to surrender in exchange for such Rights Offering Shares, Direct Subscription Shares or Backstop Shares all or a portion of the DIP Claims held by such Investor (or by an Affiliate of such Investor), or (z) a combination of (x) and (y) above, and (ii) the Company shall issue and deliver to each Investor its Commitment Fee Shares and the number of shares of New Common Stock purchased by such Investor pursuant to Sections 1.1, 1.2 and 1.3, in each case duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company, as well as (A) a certificate or certificates duly executed on behalf of the Company registered in the name of such Investor (or its designee(s)) representing the number of Shares to be issued to such Investor by the Company pursuant to this Agreement, and (B) such other certificates, counterparts to agreements, documents or instruments required by it to be delivered to such Investor pursuant to Section 6.1 or reasonably requested by any Investor.  The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company will be delivered to the Investors at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 (Attn: Peter Ehrenberg, Esq.).

(b) In no event shall any Investor be required to purchase (whether in cash or exchange of DIP Claims or otherwise) Rights Offering Shares, Direct Subscription Shares and/or Backstop Shares for an aggregate Purchase Price that exceeds the Total Investor Commitment Amount for such Investor.  In the event that a Non-Defaulting Investor is not required to purchase Defaulting Shares because such purchase would result in the aggregate Purchase Price being paid by such Non-Defaulting Investor for Rights Offering Shares, Direct Subscription Shares and Backstop Shares to exceed the Total Investor Commitment Amount for such Non-Defaulting Investor (whether in cash or exchange of DIP Claims or otherwise), then the other Non-Defaulting Investors’ Adjusted Commitment Percentage shall be recalculated, for purposes of Section 1.3(a) assuming solely for the purpose of this calculation that the Non-Defaulting Investor that is not required to purchase Defaulting Shares is a Defaulting Investor.

(c) All Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Legal Requirements.

(d) Notwithstanding anything to the contrary in this Agreement (but without limiting the provisions of Section 12.1), any Investor, in its sole discretion, may designate that some or all of the Shares be issued in the name of, and delivered to, one or more of its Affiliates over which such Investor or any of its Affiliates exercises investment authority (including any Related Fund of such Investor), including, without limitation, with respect to voting and dispositive rights and provided such Affiliate is an Accredited Investor.

1.5. Commitment Fee.  To compensate the Investors for the risk of their undertakings herein, the Company shall pay to the Investors, in the aggregate and in accordance with the terms of the Chapter 11 Plan, on the Effective Date, a commitment fee (the “Commitment Fee”) in the form of 781,250 shares of New Common Stock (the “Commitment Fee Shares”).  The Commitment Fee shall be paid to the Investors in accordance with the allocations thereof set forth on Appendix 1; provided, that any Investor, in its sole discretion, may designate that some or all of its Commitment Fee Shares be issued in the name of, and delivered to, one or more other Persons (including, for the avoidance of doubt, any other holder of Convertible Notes), provided such other Person is an Accredited Investor; provided, further, however, that, subject to Section 1.3(b), the entire portion of the Commitment Fee payable to a Defaulting Investor shall be paid as an additional fee to each of the Non-Defaulting Investors on a pro rata basis based on the number of Defaulting Shares not purchased by the Defaulting Investor but purchased by each such Non-Defaulting Investor, and each Defaulting Investor hereby consents to such payment and waives any right or entitlement to receive any portion of the Commitment Fee.  The Commitment Fee shall be approved as part of the Chapter 11 Plan and paid at the Closing without any further action required of or entertained by the Bankruptcy Court.  The Commitment Fee shall be earned and payable without regard to whether the Rights Offering is fully subscribed.  For the avoidance of doubt, the Commitment Fee Shares shall be issued to the Investors in accordance with the terms of this Section 1.5 and the Commitment Fee Shares shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

1.6. Transaction Expenses.  The Company will be obligated to reimburse or pay the reasonable and documented fees, costs and expenses of the Investors (whether incurred prior to or after the date of this Agreement) and the Ad Hoc Counsel (but, with respect to the Ad Hoc Counsel, only to the extent incurred after May 24, 2013 and subject to an aggregate cap of $150,000) in connection with (w) the exploration and discussion of the Original Agreement, the Amended Agreement, this Agreement, the Chapter 11 Plan, the Rights Offering and the Contemplated Transactions (including any expenses related to obtaining required consents of Governmental Bodies and other Persons), (x) any due diligence related to the Original Agreement, the Amended Agreement, this Agreement and the Contemplated Transactions, (y) the preparation and negotiation of the Original Agreement, the Amended Agreement, this Agreement, the Chapter 11 Plan (and related documents) and the proposed documentation of the Contemplated Transactions and (z) the implementation of the Contemplated Transactions (including any legal proceedings (A) in connection with the confirmation of the Chapter 11 Plan and approval of the Disclosure Statement, and objections thereto (other than objections of any Investor or any Affiliate of an Investor), and any other actions in the Chapter 11 Cases related thereto and (B) to enforce the Investors’ rights against the Company (but not against any other Investor) under this Agreement, the Chapter 11 Plan and any other agreement or document entered into in connection with the Contemplated Transactions, including, without limitation, all reasonable fees and expenses of each legal counsel retained by any of the Investors, filing fees (if any) required by the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any expenses relating thereto, and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions (collectively, “Transaction Expenses”).  Transaction Expenses shall be paid by the Company at the Closing or as otherwise provided for in this Agreement, by wire transfer of immediately available funds to an account designated in the invoice relating thereto.  The obligations of the Company under this Section 1.6 shall survive any termination or expiration of this Agreement.  The obligation of the Company to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the Contemplated Transactions.  The obligations set forth in this Section 1.6 are in addition to, and do not limit, the Company’s obligations under Section 1.7.  The provision for the payment of Transaction Expenses is (and the Agreement Order should so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

1.7. Interest; Costs and Expenses; Administrative Expense.  Any amounts required to be paid by the Company pursuant to Section 1.6, if not paid on or before the date on which such amounts are required to be paid in accordance with the terms of Section 1.6 (the “Interest Commencement Date”), shall include interest on such amount from the Interest Commencement Date to the day such amount is paid, computed at an annual rate equal to the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates Section of The Wall Street Journal during such period.  In addition, the Company shall pay all reasonable and documented costs and expenses (including the respective legal fees and expenses) incurred by the Investors in connection with any action or proceeding (including the filing of any lawsuit) taken by any of them to collect such unpaid amounts (including any interest accrued on such amounts under this Section 1.7).  Amounts required to be paid by the Company pursuant to Section 1.6 (including any interest accrued on such amounts under this Section 1.7) shall constitute administrative expenses under the Bankruptcy Code.  The obligations of the Company under this Section 1.7 shall survive any termination or expiration of this Agreement.

2. Representations and Warranties of the Company.  Except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2012 or in any document filed or furnished by the Company with the Commission after the date of such report and prior to the date hereof (but excluding any risk factor disclosure that is predictive, forward looking, non-specific or cautionary in nature, any disclosure included in any “forward-looking statements” disclaimer or other statements included therein that are predictive, forward-looking, non-specific or cautionary in nature), the Company represents and warrants to the Investors as set forth below.  All references in this Section 2 to Schedules are references to the Company’s Disclosure Schedule, a copy of which has been provided to the Investors concurrently with the execution of this Agreement.  Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Closing:

2.1. Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.  The Company is duly qualified or registered to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so has not been and would not reasonably be expected to be material to the Company or any of its Subsidiaries.

2.2. Capitalization of the Company.  As of the Effective Date, the Company will be authorized to issue solely 25,000,000 shares of capital stock, of which 24,000,000 shares will be classified as New Common Stock, of which a total of 15,625,000 shares of New Common Stock will be issued and outstanding, and 1,000,000 shares will be classified as preferred stock, none of which will be issued or outstanding.  As of the Effective Date, the only shares of New Common Stock that shall be issued and outstanding shall be those shares of New Common Stock that shall have been issued in accordance with the Chapter 11 Plan and this Agreement.  Except as otherwise agreed by each of the Investors, as of the Closing, there will be no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire, shares of capital stock or other securities of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise.  As of the Closing, and except as provided hereunder or contemplated by the Chapter 11 Plan, there will be no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of the Company.  Except as contemplated by the Chapter 11 Plan, as of the Closing, there will be no Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities, options, warrants, convertible securities or other securities and the Company will not have granted any registration rights with respect to any of its securities or any securities of any of the other Debtors.

2.3. Issuance.  Subject to each of the Agreement Order and Confirmation Order having become a Final Order, the distribution of the Rights, the issuance of the Rights Offering Shares pursuant to the Rights Offering, and the issuance of the Shares to be issued by the Company to the Investors hereunder and pursuant to the Chapter 11 Plan, have been duly and validly authorized and, when (i) the Rights Offering Shares are issued and delivered against payment therefor in the Rights Offering, and (ii) the Shares are issued and delivered against payment therefor as provided herein, all such Rights Offering Shares and Shares will be duly and validly issued, fully paid and non-assessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

2.4. Organization and Capitalization of the Subsidiaries.

(a) Schedule 2.4(a) sets forth the name and jurisdiction of incorporation or organization (as applicable) of each Subsidiary of the Company.  Except as set forth on Schedule 2.4(a), the Company or one or more of its Subsidiaries, as the case may be, beneficially owns all of the outstanding shares of capital stock or other equity securities (or any securities convertible into or exercisable for any such securities) of each of its Subsidiaries.  Except for the Company’s Subsidiaries, the Company does not have any direct or indirect equity or ownership interest in any corporation, partnership, limited liability company or other Person or business.  Except as described on Schedule 2.4(a), neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

(b) Each Subsidiary of the Company is a corporation, partnership or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.  Each Subsidiary of the Company is duly qualified or registered to do business as a foreign corporation, partnership or limited liability company (as applicable) and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) All of the outstanding capital stock or other securities of each Subsidiary directly or indirectly owned by the Company has been duly authorized and validly issued and is fully paid and nonassessable, and the Company has good and marketable title to such capital stock or other equity securities, free and clear of any Encumbrances (other than any Encumbrances arising in connection with the transactions contemplated by the Chapter 11 Plan, including entry into any exit financing facility or facilities contemplated thereby, or any Legal Requirement).  There are no: (i) options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire shares of capital stock or other securities of any Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Subsidiary, whether pursuant to a phantom stock plan or otherwise; (ii) Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of any Subsidiary; or (iii) outstanding Contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities, options, warrants, convertible securities or other securities of any Subsidiary and no Subsidiary has granted any registration rights with respect to any of its securities.

2.5. Authority; No Conflict.

(a) Subject to the entry of the Agreement Order, the Company has the requisite corporate power and authority (i) to enter into, execute and deliver this Agreement and the Chapter 11 Plan and (ii) subject to the Confirmation Order having become a Final Order, to consummate the Contemplated Transactions, and has taken all necessary corporate action required for the due authorization, execution and delivery of this Agreement and the Chapter 11 Plan and the consummation of the Contemplated Transactions, including without limitation the issuance of the Shares.  This Agreement has been duly executed and delivered by the Company, and, subject to the entry of the Agreement Order, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  Subject to Bankruptcy Court Approval, the Chapter 11 Plan has been duly executed and delivered by the Company, and, subject to the entry of the Confirmation Order, the Chapter 11 Plan constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Except as set forth on Schedule 2.5(b) or permitted under the Chapter 11 Plan, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):  (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of the Company or any of its Subsidiaries; (ii) subject to each of the Agreement Order and the Confirmation Order having become a Final Order, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions pursuant to, or to exercise any remedy or obtain any relief under, any pending, outstanding or existing Legal Requirement or Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which the Company or any of its Subsidiaries is a party or which any of the Company’s or any of its Subsidiaries’ properties or assets are bound; except, in the case of the immediately preceding clause (iii), where such occurrence, event or result would not reasonably be expected to have a Material Adverse Effect.

Except for (w) the Confirmation Order and the Agreement Order becoming Final Orders, (x) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act with respect to the Shares, (y) compliance with the applicable requirements of the HSR Act, if required, and (z) compliance with the DIP Credit Agreement (including receipt of any consents required thereunder), the Company is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Chapter 11 Plan, or the consummation or performance of any of the Contemplated Transactions.

2.6. Legal Proceedings.  Except as set forth on Schedule 2.6, there are no Proceedings pending or, to the knowledge of the Company, threatened (a) to which the Company or any of its Subsidiaries is a party or to which any property or asset of any of them is subject, except for (i) claims of creditors or other parties in the Chapter 11 Cases, and (ii) Proceedings that if adversely determined to the Company or any of its Subsidiaries would not reasonably be expected to have a Material Adverse Effect, or (b) that challenge the validity or enforcement of this Agreement or seek to enjoin or prohibit the Contemplated Transactions.

2.7. Exemption from Registration.  Assuming the accuracy of the Investors’ representations set forth in Sections 3.5, 3.6 and 3.11, the offer, sale and issuance of the Shares by the Company in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

2.8. Title to Intellectual Property.  The Debtors own or possess adequate rights to use all patents, trademarks, service marks, trade names, trade dress, internet domain names, copyrights, and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (“IP Rights”) used in the conduct of their respective businesses (“Company IP Rights”), except where the failure to own or possess any such rights would not reasonably be expected to have a Material Adverse Effect; and the conduct of their respective businesses will not conflict in any material respect with any IP Rights of others.  The Company IP Rights comprise sufficient IP Rights to conduct the Debtors’ respective businesses.

2.9. Licenses and Permits.  The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct of their respective businesses, except where the failure to possess, make or give the same would not reasonably be expected to have a Material Adverse Effect; none of the Debtors has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

2.10. Compliance With Laws.  Except as set forth on Schedule 2.10, neither the Company nor any of its Subsidiaries (a) is in violation of its certificate of incorporation, bylaws or other organizational documents, or (b) is or has been at any time since January 1, 2010 in violation of any Legal Requirement or Order, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11. Compliance With Environmental Laws.  Except as otherwise set forth on Schedule 2.11, the Company and its Subsidiaries:  (i) are in compliance with any and all applicable Environmental Laws; (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i) and (ii) above, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12. Financial Statements.  Each of (i) the audited consolidated financial statements of the Company, for the fiscal year ended March 31, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such fiscal year (the “Audited Financial Statements”), and (ii) consolidated financial statements of the Company for the nine month period ended December 31, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such nine month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto; (b) have been prepared in accordance with GAAP, except where noted with respect to the Unaudited Financial Statements, applied on a consistent basis throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments and other adjustments required by the Company’s independent auditors (that will not be material in amount or effect), and the absence of all required footnotes thereto (that, if presented, would not differ materially from those included in the Audited Financial Statements)); and (c) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows (as applicable) of the Debtors as of the respective dates thereof and for the periods referred to therein.  True and correct copies of the Financial Statements have been made available to the Investors.

2.13. Title to Property; Leases.  Subject to entry of the Agreement Order and the Confirmation Order, on the Effective Date, the Debtors will have good, valid and marketable title to or otherwise have the right to use their respective properties and assets that are material to the conduct of their business as conducted immediately prior to the date of this Agreement.  All leases that are material to the conduct of the business of the Debtors as conducted immediately prior to the date of this Agreement will be valid and subsisting and will be in full force and effect as of the Effective Date.

2.14. Brokers or Finders.  Except as set forth on Schedule 2.14 hereto, neither the Debtors nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Chapter 11 Plan or the Contemplated Transactions.

2.15. Arm's Length.  The Company acknowledges and agrees that (a) each of the Investors is acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the Contemplated Transactions (including in connection with any matters relating to the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Investor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

2.16. Tax Matters.

(a) The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all income and other material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries.  The Tax Returns reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b) All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Effective Date have been paid in full or will be paid in full pursuant to the Chapter 11 Plan or, to the extent not yet due, accrued and fully provided for in accordance with GAAP on the financial statements of the Company.

(c) Neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any issue that could materially affect the Tax liability of the Company or any of its Subsidiaries.

(d) All material Taxes that the Company and each of its Subsidiaries is (or was) required by any Legal Requirement to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under any Legal Requirement with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).

(f) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.

(g) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five (5)- year period ending on the date hereof.

(h) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any of their respective Affiliates to make any material payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

(i) Neither the Company nor any of its Subsidiaries has (A) engaged in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (B) engaged in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) for tax years prior to 2013.

2.17. Takeover Statutes.  The Company’s board of directors has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware inapplicable to the sale and issuance of New Common Stock to the Investors in accordance with this Agreement and the Chapter 11 Plan.  Except for Section 203 of the General Corporation Law of the State of Delaware (which has been rendered inapplicable), no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation is applicable to the Company, the New Common Stock, the Shares, or the sale and issuance of New Common Stock in accordance with this Agreement or the Chapter 11 Plan.

2.18. No Off-Balance Sheet Liabilities.  Except for (i) liabilities incurred in the ordinary course of business, (ii) liabilities disclosed on Schedule 2.18, and (iii) other liabilities which would not reasonably be expected to have a Material Adverse Effect, since December 31, 2012, neither the Company nor any of its Subsidiaries has had any material off balance sheet liabilities.

2.19. Labor Relations; Employees.

(a) There is no labor or employment-related audit, inspection or Proceeding pending or threatened between the Company or any of its Subsidiaries and any of their respective employees or such employees’ labor organization, workers' committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Collective Bargaining Agreement applicable to persons employed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no union organizing efforts or Employee Representatives’ elections are underway with respect to any such employees.  There is no strike, slowdown, work stoppage, lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(c) The Company and each of its Subsidiaries has complied in all respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any applicable Collective Bargaining Agreement or Legal Requirement, except to the extent that any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.20. Employee Benefit Plans.

(a) The Company has furnished the Investors with a true and complete list of each Employee Plan in existence immediately prior to the date of this Agreement.  The Company and the other Debtors do not sponsor any Employee Plan other than bonus, commission or other compensation plans, programs or arrangements; vacation, holiday, leave and other paid time off policies; and the severance obligations and policies (collectively, the “Company Sponsored Plans”) which are identified as such on such list.

(b) Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

2.21. Company SEC Documents and Disclosure Statement.  Except as set forth on Schedule 2.21, since April 1, 2010, (a) the Company has filed all required reports, schedules, forms and statements with the Commission (the documents so filed, the “Company SEC Documents”), (b) as of their respective dates, and giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents; (c) the Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents, and (d) no Company SEC Document, after giving effect to any amendments or supplements thereto, and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Disclosure Statement conforms in all material respects to the requirements of the Bankruptcy Code and complies in all material respects with section 1125 of the Bankruptcy Code; provided, that any amendments, supplements, changes or modifications to the Disclosure Statement that are incorporated into the Disclosure Statement shall not, in and of themselves, constitute a presumption that the Disclosure Statement does not conform in all material respects to the requirements of the Bankruptcy Code or comply in all material respects with section 1125 of the Bankruptcy Code.  The Disclosure Statement, when submitted to the Bankruptcy Court, when approved thereby and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code and will comply in all material respects with section 1125 of the Bankruptcy Code.

2.22. No Unlawful Payments.  Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has:  (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.23. Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are, and since January 1, 2010 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

2.24. Compliance with Sanctions Laws.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.25. Absence of Certain Changes.  Since December 31, 2012, except for actions required to be taken by this Agreement or the Rights Offering Procedures:

(a) no event or circumstance has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has amended its certificate of incorporation, bylaws or comparable constituent documents;

(c) the Company has not made any material changes with respect to its accounting policies or procedures, except as required by Legal Requirements or changes in GAAP;

(d) neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability, (iii) filed any amended Tax Return with respect to any material Tax, (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any material Tax or (vi) made material changes to their Tax accounting methods or principles;

(e) other than in the ordinary course of business in compliance with all applicable Legal Requirements, neither the Company nor any of its Subsidiaries has entered into any transaction or engaged in layoffs or employment terminations which would trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or any similar Legal Requirement) or would be considered as a collective dismissal, mass termination or reduction in force under applicable foreign Legal Requirements;

(f) there has not been (i) any increase in the compensation payable or to become payable to any officer or employee of the Company or any of its Subsidiaries with annual base compensation in excess of one hundred fifty thousand dollars ($150,000) (except for compensation increases in the ordinary course of business and consistent with past practice), (ii) except in the ordinary course of business, any establishment, adoption, renewal, entry into or material amendment or supplement of any bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of (A) any individual officer or employee with annual base compensation in excess of one hundred fifty thousand dollars ($150,000) or (B) any director, (iii) any establishment, adoption, renewal, entry into or material amendment or supplement of any Collective Bargaining Agreement or (iv) any grant of any award or other benefit under any plan; and

(g) neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice and (iii) dispositions approved by the Bankruptcy Court or in which the aggregate consideration received did not exceed five hundred thousand dollars ($500,000).

2.26. Material Contracts.  Other than as a result of the commencement of the Chapter 11 Cases: (a) all Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission as applied to the Company on a consolidated basis) to which the Company or any of its Subsidiaries is a party or is bound (the “Material Contracts”) are valid, binding and enforceable by the Company or its relevant Subsidiary, except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries are not party to any agreement that prohibits or otherwise restricts any such entity from doing business in any territory or from carrying on any specific line of business.

2.27. Internal Control Over Financial Reporting.  The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) that (a) complies in all material respects with the requirements of the Exchange Act, (b) has been designed by the Company’s principal executive officer and principal financial officer (or under their supervision) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (c) is effected by the Company’s board of directors and the Company’s management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  As of the date hereof, the Company is not aware of any material weaknesses in its internal control over financial reporting.

2.28. Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents..

3. Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents and warrants to the Company and to each other Investor as to itself as set forth below.  Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Effective Date:

3.1. Organization of Such Investor.  Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.

3.2. Authority; No Conflict.

(a) Such Investor has the requisite corporate, partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by such Investor, and has taken all necessary corporate, partnership or limited liability company (as applicable) action required for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated by such Investor.  This Agreement has been duly executed and delivered by such Investor, and this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

(b) Except as set forth on Schedule 3.2(b), neither the execution and delivery by such Investor of this Agreement nor the performance of its obligations hereunder nor the consummation on the part of such Investor of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):  (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of such Investor, if applicable, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders, members or partners (as applicable) of such Investor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the transactions contemplated hereby pursuant to, or to exercise any remedy or obtain any relief under, any pending, outstanding or existing Legal Requirement or Order to which such Investor, or any of the assets owned or used by such Investor, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which such Investor is a party or which any of such Investor’s properties or assets are bound; except, in the case of clauses (ii) and (iii) above, where such occurrence, event or results would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement.

(c) Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, (y) where the failure to give any notice, obtain any Consent or make any filing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and (z) for compliance with the applicable requirements of the HSR Act, if required, such Investor is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Investor of this Agreement or the consummation or performance by such Investor of any of the transactions contemplated hereby.
3.3. Shares Not Registered.  Such Investor understands that the Shares have not been registered under the Securities Act.  Such Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Investor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

3.4. Legends.  Such Investor agrees with the Company that the certificates evidencing the Shares acquired by such Investor will bear any legend required pursuant to the New Stockholders Agreement.

3.5. Acquisition for Own Account.  Such Investor is acquiring the Shares for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

3.6. Accredited Investor.  Such Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (an “Accredited Investor”) and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of its investment.  Such Investor understands and is able to bear any economic risks with such investment.

3.7. Intentionally omitted.

3.8. Brokers or Finders.  Such Investor has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, for which the Company may be liable.

3.9. Legal Proceedings.  There is no pending or, to the knowledge of such Investor, threatened in writing, Proceeding against such Investor that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which Proceeding, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement.

3.10. Sufficiency of Funds; Allowed Convertible Subordinated Notes Claims.

(a) As of the date hereof, such Investor either (i) has available funds and/or irrevocable capital commitments sufficient to pay the Total Investor Commitment Amount of such Investor as of the date hereof, or (ii) has delivered to the Company an unconditional and irrevocable guarantee of all of such Investor’s obligations hereunder by an Affiliate of such Investor that has available funds and/or irrevocable capital commitments sufficient to pay the Total Investor Commitment Amount of such Investor as of the date hereof.  On the Effective Date, such Investor will have available funds sufficient to pay the aggregate Purchase Price for the Backstop Shares, if any, to be purchased by such Investor hereunder.

(b) Such Investor holds Allowed Convertible Subordinated Notes Claims sufficient to enable such Investor to exercise Rights to purchase such Investor’s Rights Offering Shares set forth on Appendix 1.

3.11. Information.  Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective financial conditions, results of operations, business properties, management and prospects and to obtain additional information that it has requested to verify the accuracy of the information contained herein.  Such Investor acknowledges that the Company’s financial projections that are included in the Disclosure Statement are forward looking and based on certain forecasts, market assumptions and many other factors and, as such, may inherently be inaccurate.

3.12. Arm’s Length.  Such Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Investor with respect to the acquisition of Shares hereunder.  Additionally, such Investor is not relying on the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the acquisition of Shares hereunder, except as set forth in this Agreement.  Such Investor shall consult with its own advisors concerning such matters referred to in the immediately preceding sentence and, subject to the right of such Investor to rely on the representations, warranties, covenants and agreements of the Company set forth in this Agreement, shall be responsible for making its own independent investigation and appraisal of the acquisition of the Shares hereunder.

4. Covenants of the Company.  The Company hereby agrees with the Investors as set forth in this Section 4.

4.1. Agreement Motion and Agreement Order.  On or prior to June 7, 2013, the Company shall file an executed copy of this Agreement, together with all of the exhibits hereto, with the Bankruptcy Court.  The Company agrees that it shall use its reasonable best efforts to (i) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, which Agreement Order shall not be revised, modified, or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (ii) fully support the Agreement Motion, and (iii) obtain approval of the Agreement Order on June 7, 2013.  The Agreement Order shall provide, among other things, that if the Company’s board of directors has made a Determination with respect to a Regulatory Action pursuant to Section 7(a)(v) of this Agreement, (A) the Debtors shall not file any plan of reorganization that does not provide for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including, but not limited to, holders of Convertible Notes, (B) if the Debtors have not consummated a plan of reorganization that provides for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including, but not limited to, holders of Convertible Notes by January 14, 2014, the Debtors’ exclusivity period shall irrevocably terminate without the requirement of any additional order of the Bankruptcy Court and (C) the Debtors shall not seek any order, or encourage any other party to seek any order, that impairs or modifies in any way either of such items.

4.2. Rights Offering.  The Company shall file with the Bankruptcy Court, as an exhibit to the Disclosure Statement, a copy of the Rights Offering Procedures.  Subject to obtaining approval of the Agreement Order, the Company shall conduct and consummate the Rights Offering as provided herein and use its reasonable best efforts to seek entry of an order of the Bankruptcy Court (either in connection with the approval of the Disclosure Statement or otherwise), prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering.

4.3. Conditions Precedent.  The Company shall use its (and shall cause its Subsidiaries and Affiliates to use their) commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 and Section 6.2 hereof (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, third parties (including Governmental Bodies) which may be necessary or required on its part in order to effect the Contemplated Transactions).

4.4. Notification.  The Company shall:  (i) on request by any of the Investors, notify all the Investors, or cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify all the Investors, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be, (ii) notify the Investors of any event, change or development that, individually or together with other events, changes or developments, causes any representation in Section 2 to be inaccurate; and (iii) following the Rights Offering Deadline, timely comply with its obligations under Section 1.1(e).

4.5. HSR Act.  The Company shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions and shall reasonably cooperate with the Investors in respect of any filings or other requests required of the Investors pursuant to the HSR Act.  Without limiting the provisions of Section 1.6, the Company shall bear all costs and expenses of the Company and the Investors in connection with the preparation or the making of any filing under the HSR Act (including any filing fees thereunder).

4.6. New Registration Rights Agreement and New Stockholders Agreement.  On the Effective Date, the Company shall execute and deliver to each of the Investors (a) the New Registration Rights Agreement in the form and substance of Exhibit G annexed hereto and (b) the New Stockholders Agreement in the form and substance of Exhibit D annexed hereto.

4.7. Conduct of the Business.  Except as otherwise (v) required by law, (w) disclosed in the Disclosure Statement, (x) required by this Agreement or the Chapter 11 Plan or (y) consented to in writing by Requisite Investors (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”) (except as otherwise expressly provided or permitted by the terms of this Agreement), the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (a) conduct their businesses in the ordinary course in all material respects as conducted at the date of this Agreement, and (b) to the extent consistent therewith, use commercially reasonable efforts to (i) keep available the services of their current executive officers, and (ii) preserve substantially intact the commercial relationships with customers, suppliers, distributors and others that are material to the Company or its Subsidiaries, consistent with past practice as conducted prior to the date of this Agreement.  Without limiting the generality of the foregoing, except (1) as otherwise expressly required or permitted by this Agreement, (2) as required by law, (3) for actions approved by the Requisite Investors in writing (which approval shall not be unreasonably withheld, conditioned or delayed), or (4) as set forth in Schedule 4.7, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions in respect of the capital stock of any wholly-owned direct or indirect Subsidiary of the Company to the Company or another wholly-owned Subsidiary not in excess of one hundred thousand dollars ($100,000) in the aggregate during the Pre-Closing Period or (ii) purchase, redeem or otherwise acquire, except in connection with the Chapter 11 Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets in excess of five hundred thousand dollars ($500,000) in any individual transaction or one million dollars ($1,000,000) in the aggregate during the Pre-Closing Period, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(d) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) borrowings and increases in letters of credit permitted under the DIP Credit Agreement and (B) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other individual or entity, except for (A) loans, advances or capital contributions (1) between the Company and its Subsidiaries and (2) between such Subsidiaries and (B) customary immaterial advances in the ordinary course of business consistent with past practice;

(e) other than in connection with the repair or replacement of asset of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, make or incur any capital expenditure involving the expenditure of no more than one hundred thousand dollars ($100,000) in any individual expenditure or two-hundred and fifty thousand dollars ($250,000) in the aggregate during the Pre-Closing Period;

(f) make, change or rescind any material election relating to Taxes, settle or compromise any material Tax liability for an amount greater than the amount reserved for such liability on the most recent Financial Statements, or amend any material Tax Return;

(g) adopt, or enter into any new, or renew, or materially amend or supplement any existing, Collective Bargaining Agreement;

(h) (1) enter into any new, or amend or terminate (other than amendments required to maintain the tax qualified status of such plans under the Code in the ordinary course of business consistent with past practices) any existing, Company Plans, arrangements or programs, severance agreement, deferred compensation arrangement or employment agreement with any officers, directors or employees, (2) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices), (3) grant any stock options or stock awards or (4) make any annual or long-term incentive awards; or

(i) agree or otherwise commit to take any of the actions set forth in the foregoing subsections (a) through (h) of this Section 4.7.

4.8. Access to Information.  Subject to applicable Legal Requirements and the terms and existence of confidentiality agreements between each of the Investors and the Company, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford the Investors and their legal advisors access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, throughout the Pre-Closing Period, to the Company’s and its Subsidiaries’ properties, offices and other facilities, books and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties available financial, operating and other data and information with respect to the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by such party.  The Investors acknowledge and agree that any contact by with officers, employees, customers or agents of the Company and its Subsidiaries hereunder shall be arranged and supervised by executive officers of the Company or any designee thereof.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any laws; provided, that the Company shall deliver to the Investors and their legal advisors a description of any information not provided pursuant to clauses (a) through (c) to the extent not prohibited from doing so.  In addition, notwithstanding anything contained in this Agreement to the contrary, no Investor or any representative thereof shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath the real property owned or leased by the Company or its Subsidiaries.

4.9. Alternate Transaction Proposals.

(a) At all times during the Pre-Closing Period, the Company shall not, the Company shall cause its Subsidiaries and its and their respective officers and directors not to, and the Company shall instruct and use its reasonable best efforts to cause its representatives not to, (i) directly or indirectly solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternate Transaction Proposal, (ii) enter into or participate in any discussions or negotiations with any Person that has made an Alternate Transaction Proposal (other than to state that the Company is not permitted to have discussions), or furnish to any Person any information with respect to an Alternate Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternate Transaction Proposal, or (iii) execute or enter into any Alternate Transaction Agreement (other than an Acceptable Confidentiality Agreement); provided, however, any action or determination permitted under Section 4.9(b) or Section 4.9(d) shall not be deemed a breach of this Section 4.9(a).  Immediately after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective officers, directors and representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Alternate Transaction Proposal (other than the Contemplated Transactions and this Agreement).

(b) Notwithstanding Section 4.9(a), if at any time following the date of this Agreement and prior to, but not after, the entry of the Confirmation Order, (i) the Company receives a bona fide written Alternate Transaction Proposal from a third party that did not result from a breach of Section 4.9(a), and (ii) the Company’s board of directors determines in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Alternate Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (1) and (2) below with respect to such Alternate Transaction Proposal would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its representatives may, subject to providing prior notice to the Investors of its decision to take any such action, in response to such Alternate Transaction Proposal, (1) subject to execution by the Person who has made such Alternate Transaction Proposal of an Acceptable Confidentiality Agreement, furnish access and non-public information with respect to the Company and any of its Subsidiaries to such Person, so long as any such access or non-public information provided under this clause (1) has previously been provided to the Investors or is provided to the Investors substantially concurrently with the time it is provided to such Person and (2) engage in and participate in discussions and negotiations regarding such Alternate Transaction Proposal; provided, however, that after the occurrence of the Cleansing Date each Investor shall have the option to inform the Company that it does not wish to receive such access or non-public information under clause (1); provided further that, to the extent any Investor elects to receive such non-public information, the Company shall have no obligation to make public such non-public information.

(c) From and after the date of this Agreement, the Company shall notify the Investors orally and in writing promptly, and in any event within twenty-four (24) hours, of the receipt by the Company or any of its Subsidiaries or any of their respective representatives, of any Alternate Transaction Proposal.  The written notice shall include the identity of the Person making such Alternate Transaction Proposal, the material terms and conditions of the Alternate Transaction Proposal and copies of any written communications and documents setting forth the material terms and conditions of such Alternate Transaction Proposal so received from the Person making such Alternate Transaction Proposal or its representatives or Affiliates, and the Company shall keep the Investors reasonably informed of the status and details of any such Alternate Transaction Proposal and any material developments with respect thereto on a prompt basis (and in any event within twenty-four (24) hours).

(d) Notwithstanding anything to the contrary in this Agreement, at any time before the entry of the Confirmation Order and so long as the Company is in compliance with this Section 4.9, if the Company receives an Alternate Transaction Proposal which the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal and such Alternate Transaction Proposal has not been withdrawn, the Company’s board of directors may terminate this Agreement in accordance with the terms of Section 7.1(d)(ii) to enter into an Alternate Transaction Agreement with respect to a Superior Proposal received after the date of this Agreement, but only if: (i) the Company shall have first provided prior written notice to the Investors that it is prepared to terminate this Agreement to enter into an Alternate Transaction Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal; (ii) the Company has negotiated in good faith with the Investors (including by making the Company’s representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement proposed by the Investors for five (5) Business Days after the Investors’ receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to the Investors and negotiations in good faith for an additional three (3) Business Days) (any such five (5) and three (3) Business Day periods collectively, the “Investor Notice Period”); (iii) the Company’s board of directors determines in good faith, after taking into account the changes to the terms of this Agreement committed to by the Investors and after consultation with its financial advisors and outside legal counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and that the failure by it to terminate this Agreement to enter into such Alternate Transaction Agreement would be inconsistent with its fiduciary duties under applicable Legal Requirements; and (iv) there shall have been no breach of this Section 4.9 by the Company with respect to any act or omission of the Company in relation to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless at or concurrently with such termination the Company pays the Alternate Transaction Damages and any outstanding Transaction Expenses in full in accordance with Section 7(e).

(e) The parties hereto agree that any violation of the restrictions set forth in this Section 4.9 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ officers, directors or representatives shall constitute a breach of this Section 4.9 by the Company.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Alternate Transaction Proposal entered into after the date of this Agreement, on terms not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement(s) entered into with the Investors in the aggregate; provided, that such confidentiality agreement shall provide that nothing therein shall prevent or prohibit the Company from complying with its obligations under this Agreement, including with respect to the Company’s disclosure obligations to the Investors under this Agreement with respect to any Alternate Transaction Proposal or Superior Proposal; provided, further, however, that the confidentiality agreement between the Company and Silver Point Finance, LLC in effect as of the date hereof shall be deemed an Acceptable Confidentiality Agreement upon the execution of an amendment thereto giving effect to the immediately preceding proviso.

(ii) “Alternate Transaction Proposal” means any indication of interest, proposal or offer (whether or not in writing, and whether or not publicly announced) from any Person relating to any transaction or series of transactions that is inconsistent with the transactions contemplated by this Agreement or the Chapter 11 Plan, including (A) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries, (B) a sale, lease, license, exchange, mortgage, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of merger, consolidation, spin-off, share exchange (including a split-off), business combination, joint venture, sale of equity interests or other economic interests in the Company or any of its Subsidiaries), of assets of the Company and/or its Subsidiaries representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) an issuance, purchase, sale or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of a tender offer, exchange offer or other similar transaction), (1) of shares of capital stock or other securities representing fifteen percent (15%) or more of the voting power of the capital stock of the Company or (2) that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than fifteen percent (15%) of the Company’s common stock then outstanding, (D) a reorganization, recapitalization, liquidation or dissolution, or any financial restructuring or plan of reorganization, of the Company or any of its Subsidiaries, or (E) any combination of the foregoing or other transaction having a similar effect to those described in clauses (A) through (D).

(iii) “Superior Proposal” means a bona fide written Alternate Transaction Proposal that the Company’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel and after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by the Investors pursuant to Section 4.9) (A) is at least as likely to be consummated (if accepted) in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the Alternate Transaction Proposal, (B) would, if consummated, result in a transaction that is more favorable to the Company and its stakeholders from a financial point of view than the transactions contemplated by this Agreement, and (C) the failure of the Company’s board of directors to identify as a Superior Proposal would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Legal Requirements.

4.10. Agreement to Support the Chapter 11 Plan.  On or prior to June 21, 2013, the Company shall file the Chapter 11 Plan (in the form attached as Exhibit E to this Agreement) and the Disclosure Statement.  Prior to filing with the Bankruptcy Court any revision, supplement, modification or amendment to the Chapter 11 Plan or the Disclosure Statement, the Company shall provide to the Investors and their counsel a copy of any such filing, revision, modification, supplement or amendment and a reasonable opportunity to review and comment on such documents prior to being filed; provided that such review and comment shall not constitute a presumption or other determination that the documents constitute (and comply with the definition of) either a Chapter 11 Plan or a Disclosure Statement, as applicable nor shall any such review and comment be considered an acceptance or approval of such Chapter 11 Plan or Disclosure Statement by any Investor.  In addition, the Company shall provide to the Investors and their counsel a copy of a draft of the Confirmation Order and a reasonable opportunity to review and comment on such draft prior to such order being filed with the Bankruptcy Court.

4.11. Public Disclosure.  No later than two (2) Business Days after the date that the Company’s board of directors makes the written Determination as set forth in Section 7(a)(v) of this Agreement, the Company shall make a filing with the SEC on Form 8-K that shall disclose all Confidential Information (as defined in the applicable non-disclosure agreement between each Investor and the Company (each, an “NDA”)) that, in the Company’s commercially reasonable judgment, constitutes material non-public information for purposes of the United States securities laws (the “Securities Laws”) or an appropriate summary thereof (any such summary shall be determined in the Company’s reasonable discretion), and the Company shall provide the Investors one (1) Business Day to review and comment upon a draft of such Form 8-K (which shall be in substantially final form) prior to the filing thereof, which such comments shall be considered by the Company in its good faith reasonable judgment.  The date upon which such Form 8-K is filed with the SEC is referred to as the “Cleansing Date.”

5. Covenants of the Investors.  Each of the Investors hereby agrees, severally and not jointly, with the Company as set forth in this Section 5.

5.1. Conditions Precedent.  During the Pre-Closing Period, each Investor shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Investor set forth in Section 6.2; provided, that no Investor shall be required to pay any third party to obtain in exchange for any Consent.

5.2. HSR Act.  During the Pre-Closing Period, each Investor shall promptly prepare and file all necessary documentation and effect all applications that are necessary to be filed by such Investor under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions.  Each Investor shall reasonably cooperate with the Company in respect of any filings or other requests required of the Company pursuant to the HSR Act.  Anything herein to the contrary notwithstanding, none of the Investors (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (i) disclose to any other party hereto any information contained in its HSR Notification and Report Form which such party, in its sole discretion, deems confidential, except as may be required by applicable Legal Requirements as a condition to the expiration or termination of the applicable waiting period under the HSR Act with respect to the purchase of the Shares hereunder, (ii) hold separate (including by trust or otherwise) or divest any of its businesses or assets or agree to any condition, restraint or limitation relating to its ability to freely own or operate all or a portion of its businesses or assets, (iii) to hold separate (including by trust or otherwise) or divest any assets of the Company or any of its Subsidiaries or (iv) respond to any request by any Governmental Body for any additional information or engage in any Proceeding in respect of this Agreement or the Contemplated Transactions.  Without limiting the provisions of Section 1.6, the Company shall bear all costs and expenses of the Company and the Investors in connection with the preparation or the making of any filing under the HSR Act (including any filing fees thereunder).

5.3. Information.  During the Pre-Closing Period, each Investor shall provide the Company with such information as the Company reasonably requests regarding such Investor that is required to be included in the Disclosure Statement (to the extent applicable).

5.4. Agreement Order.  During the Pre-Closing Period, each Investor shall use commercially reasonable efforts to facilitate the entry of the Agreement Order.

5.5. Agreement to Support the Chapter 11 Plan.

(a) Subject to the conditions contained in Section 5.5(b) below and provided that the Disclosure Statement is in form and substance reasonably acceptable to the Requisite Investors, each Investor holding claims arising under or in connection with the Convertible Notes, the Senior Notes and/or any other claims against one or more of the Debtors (collectively, the “Relevant Claims”) agrees that, during the Pre-Closing Period, such Investor:

(i) subject to the requirements of section 1125 of the Bankruptcy Code, including and only following the approval by the Bankruptcy Court of a Disclosure Statement which shall be consistent with the Chapter 11 Plan and its transmittal to creditors and other parties in interest, shall timely vote or cause to be voted all of its Relevant Claims to accept the Chapter 11 Plan (and it shall not thereafter withdraw or change such vote);

(ii) shall timely vote (or cause to be voted) all Relevant Claims against, and not consent to, any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors that could reasonably be expected to prevent, delay, or impede the restructuring of the Debtors as contemplated by the Chapter 11 Plan or that is inconsistent with this Agreement or the Chapter 11 Plan (collectively, an “Alternate Transaction”);

(iii) shall not, directly or indirectly, seek, knowingly support, solicit, assist, knowingly encourage or participate in the formulation of any Alternate Transaction;

(iv) shall not directly or indirectly (a) engage in, continue, or otherwise participate in any negotiations regarding any Alternate Transaction, (b) enter into a letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternate Transaction or (c) withhold, withdraw, qualify, or modify its approval or recommendation of this Agreement or the Chapter 11 Plan; and

(v) shall not (A) oppose or object to the approval of the Disclosure Statement, the Chapter 11 Plan, or the solicitation of the Chapter 11 Plan; (B) join in or support any objection to the Disclosure Statement, the Chapter 11 Plan, or the solicitation of the Chapter 11 Plan; or (C) take any other action to alter, delay, or impede the confirmation and consummation of the Chapter 11 Plan.

(b) Rights of Investors Unaffected.  Nothing contained herein shall (i) limit (A) the ability of an Investor to consult with other Investors, the Committee or the Debtors or (B) the rights of an Investor under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated to appear and be heard, concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is not inconsistent with the Investors’ obligations hereunder or under the terms of the Chapter 11 Plan and is not for the purpose of hindering, delaying or preventing the consummation of the Chapter 11 Plan; (ii) limit the ability of an Investor to sell or enter into any transactions in connection with the Convertible Notes or the Senior Notes or any other claims against or interests in the Debtors, subject to Section 5.6 below; or (iii) limit any rights of any Investor arising under the Convertible Notes Indenture or the Senior Notes Indenture, respectively, or constitute a waiver or amendment of any provision of such indentures.

5.6. Transfers.  Each Investor holding Convertible Notes or Senior Notes agrees that so long as this Agreement has not been terminated such Investor shall not sell, transfer, loan, hypothecate, assign or otherwise dispose of (including by participation), in whole or in part, any of the Convertible Notes or Senior Notes or any option thereon or any right or interest therein (including the deposit of any Convertible Notes or Senior Notes into a voting trust or entry into a voting agreement with respect to any such Convertible Notes or Senior Notes), other than a transfer of Convertible Notes or Senior Notes to any other Investor party to this Agreement, unless the transferee thereof, prior to or concurrently with such transfer, agrees in writing to become an Investor and to be bound by all terms and provisions of this Agreement applicable to its transferor by executing and delivering a joinder agreement in a form reasonably acceptable to the Company and the Requisite Investors, in which event the transferee shall be deemed to be an Investor for all purposes of this Agreement to the extent of such transferred rights and obligations; provided, however, that notwithstanding the foregoing, no such sale, transfer, loan, hypothecation, assignment or other disposition by an Investor will relieve such Investor of its obligations under Sections 1.1 and 1.3 hereof if the assignee, transferee or other counterparty thereto fails to perform such obligations.  Each Investor holding Convertible Notes or Senior Notes agrees that any sale, transfer or assignment of any Convertible Notes or Senior Notes that does not comply with the terms and procedures set forth herein shall be deemed void ab initio.

6. Conditions to Closing.

6.1. Conditions Precedent to Obligations of the Investors.  The obligations of each Investor to subscribe for and purchase Shares pursuant to their respective Commitments are subject only to the following conditions precedent, each of which may be waived as provided in Section 6.3:

(a) Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court in a form and substance reasonably satisfactory to the Requisite Investors, and the Agreement Order shall have become a Final Order.

(b) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or exist any changes, circumstances or events that have had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) Confirmation Order.  The Confirmation Order, in form and substance reasonably acceptable to the Requisite Investors, shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(d) Chapter 11 Plan.  The Chapter 11 Plan, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to all of the Investors (such acceptance not to be unreasonably withheld, delayed or conditioned), it being agreed that (i) the Chapter 11 Plan attached hereto as Exhibit E is acceptable to all of the Investors and (ii) it shall be reasonable for any Investor to withhold acceptance or consent if the Chapter 11 Plan differs in any substantive respect (adverse to such Investor) from the form annexed hereto as Exhibit E.

(e) Disclosure Statement.  The Disclosure Statement, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Requisite Investors.

(f) Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date set forth in the Chapter 11 Plan shall have been satisfied (or waived with the consent of the Investors) in accordance with the Chapter 11 Plan, and the Effective Date shall have occurred.

(g) Rights Offering.  The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and in accordance with this Agreement, and the Rights Offering Deadline shall have occurred.

(h) Purchase Notice.  The Investors shall have received from the Company in accordance with Section 1.1(e) a Satisfaction Notice or a Purchase Notice certifying as to the number of Unsubscribed Shares to be purchased pursuant to Section 1.1(c), in each case, dated as of the Determination Date.

(i) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by a Governmental Body seeking any of the foregoing be pending; nor shall there be any Legal Requirement or Order promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions illegal, void or rescinded.

(j) HSR Act.  If the acquisition of the Shares by the Investors pursuant to this Agreement and the Chapter 11 Plan is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(k) Notices and Consents.  All other governmental and third party notifications, filings, waivers, authorizations and Consents set forth on Schedule 6.1(k) shall have been made or received and shall be in full force and effect.

(l) Representations and Warranties and Covenants.  (i) Each of (x) the representations and warranties of the Company set forth in Section 2.2, Section 2.3, Section 2.4(c) and Section 2.24(a) shall be true and correct in all respects, (y) the other representations and warranties of the Company in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (z) the representations and warranties of the Company in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, in each case of clauses (x), (y) and (z), at and as of the date hereof and as of the Closing as if made at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) the Company shall have complied in all material respects with all covenants in this Agreement applicable to it.

(m) Officer’s Certificate.  The Investors shall have received on and as of the Closing a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Sections 6.1(b) and 6.1(l) hereof have been satisfied.

(n) Exit Facility(ies).  The Company shall have entered into and consummated one or more (as necessary) exit financing facilities reasonably acceptable to each of the Investors, it being understood and agreed that the Contemplated Exit Facility shall be deemed to be reasonably acceptable to each of the Investors for the purposes of this Section 6.1(n).

(o) Transaction Expenses.  The Company shall have paid all Transaction Expenses that have been invoiced to the Company by the Investors and the Ad Hoc Counsel and in each case, remain unpaid as of the Closing Date.

(p) Commitment Fee.  The Company shall have issued the Commitment Fee Shares to the Non-Defaulting Investors in accordance with Section 1.5.

(q) Operative Documents.  The New Stockholders Agreement in the form and substance annexed hereto as Exhibit D and the New Registration Rights Agreement in the form and substance annexed hereto as Exhibit G shall have been executed and delivered to the Investors by the Company.  The Company shall have adopted pursuant to the Chapter 11 Plan the New Charter and New Bylaws in the form and substance of the documents annexed hereto as Exhibits B and C, respectively.

(r) Alternate Transaction; Change of Recommendation.  Neither the Company nor any of its Subsidiaries shall have entered into any contract, binding letter of intent, binding term sheet, or any other written agreement in principle providing for the consummation of any Alternate Transaction (an “Alternate Transaction Agreement”) (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated) and there shall not have been a Change of Recommendation.  For the purpose of this Agreement, “Change of Recommendation” shall mean: (i) the Company or its board of directors or any committee thereof shall have withdrawn, qualified or modified, in a manner materially adverse to the Investors, its approval or recommendation of this Agreement or the Chapter 11 Plan or any of the Contemplated Transactions or (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of) any Alternate Transaction or Alternate Transaction Agreement.

(s) Makena®.   The United States Food and Drug Administration shall not have approved an Abbreviated New Drug Application (ANDA) with respect to a generic formulation of hydroxyprogesterone caproate injection that would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(t) Other Investors.  The total proceeds paid to the Company at the Closing from the Rights Offering pursuant to Section 1.1 (including the participation in the Rights Offering of the Investors in accordance with Section 1.1) and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.2 and Section 1.3 shall equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts; provided, that any DIP Claims deemed surrendered pursuant to a Defaulting DIP Lender Exchange under Section 1.3(a) shall be deemed proceeds paid to the Company.

6.2. Conditions Precedent to Obligations of the Company.  The obligations of the Company to issue and sell the Shares to each of the Investors pursuant to this Agreement are subject only to the following conditions precedent, each of which may be waived in writing by the Company:

(a) Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order.

(b) Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(c) Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date set forth in the Chapter 11 Plan shall have been satisfied (or waived with the consent of the Requisite Investors) in accordance with the Chapter 11 Plan, and the Effective Date shall have occurred.

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by a Governmental Body seeking any of the foregoing be pending; nor shall there be any Legal Requirement or Order promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions illegal, void or rescinded.

(e) HSR Act.  If the acquisition of the Shares by the Investors pursuant to this Agreement and the Chapter 11 Plan is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(f) Representations and Warranties and Covenants.  (i) Each of (x) the representations and warranties of each Investor in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects and (y) the representations and warranties of each Investor that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, in each case of clauses (x) and (y), at and as of the date hereof and as of the Closing as if made at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Investor shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in each case, to the extent that Non-Defaulting Investors purchase any Defaulting Shares as a result of any breach of representations, warranties or covenants by a Defaulting Investor pursuant to Section 1.3(b) hereof.

6.3. Waiver of Conditions.  The conditions set forth in Sections 6.1(b) and 6.1(s) may be waived only with the written approval of Investors whose Total Commitments exceed 33-1/3% of the Total Commitments of all Investors.  The conditions set forth in Sections 6.1(a), 6.1(c), 6.1(e), 6.1(g), 6.1(h) and 6.1(l) (to the extent it relates to the following Sections: 2.6; 2.8; 2.9; 2.10; 2.11; 2.13-2.16; 2.18-2.21; and 2.25-2.28) may be waived only with the written approval of the Requisite Investors.  The conditions set forth in Sections 6.1(d), 6.1(f), 6.1(i), 6.1(j), 6.1(k), 6.1(l) (to the extent it relates to the Sections other than those listed in the preceding sentence), 6.1(m), 6.1(n), 6.1(o), 6.1(p), 6.1(q) and 6.1(r) may be waived only with the written approval of all of the Investors.  The conditions set forth in Section 6.1(t) may be waived only with the written approval of all Investors other than the breaching Investors.

7. Termination.

(a) Except as set forth in Section 7(b), this Agreement (including the Commitments) may be terminated and the transactions contemplated hereby may be abandoned at any time by any Investor upon the occurrence of any of the following:

(i) if the Company does not file an executed copy of this Agreement, together with all of the exhibits hereto, with the Bankruptcy Court on or prior to June 7, 2013;

(ii) if the Bankruptcy Court does not enter the Agreement Order on or prior to June 7, 2013;

(iii) at any time after June 21, 2013 if the Debtors have not filed with the Bankruptcy Court a motion to confirm the Chapter 11 Plan and a related motion to approve the Disclosure Statement on or prior to such date;

(iv) at any time after July 31, 2013, if the Bankruptcy Court has not entered an order approving such Disclosure Statement on or prior to such date;

(v) at any time after September 12, 2013 (the “Confirmation Order Date”), if the Bankruptcy Court has not entered the Confirmation Order with respect to the Chapter 11 Plan on or prior to such date; provided, that the Confirmation Order Date may be extended by the Company on one occasion until the date that is no later than October 12, 2013 (subject to the proviso in the last sentence below) solely in the following circumstances:  (1) following the date the Bankruptcy Court has entered the Agreement Order and prior to September 12, 2013, a Regulatory Action has occurred; and (2) the Company’s board of directors determines in good faith (A) (after consultation with its financial advisors and outside legal counsel) that such Regulatory Action has materially increased the prospects and enterprise value of the Company and its subsidiaries taken as a whole in a manner that would reasonably be expected to lead to a Superior Proposal that provides for the payment in full, in cash, of holders of allowed general unsecured claims against the Company, including but not limited to holders of Convertible Notes and (B) (after consultation with outside legal counsel) that the failure to extend the Confirmation Order Date as permitted by this Section 7(a)(v) would be inconsistent with its fiduciary duties under applicable Legal Requirements; for purposes of this Section 7(a)(v) the term “Regulatory Action” means any governmental, litigation, legislative or regulatory event or events that has materially limited or reduced, or is reasonably likely to materially limit or reduce, the availability of compounded 17P in the market; provided, that a bill or rule promulgated by a committee or subcommittee of a house of Congress alone will not constitute a “Regulatory Action”.  Upon a determination by the Company’s board of directors of the occurrence of (1) and (2) (a “Determination”), the Company shall provide written notice of such Determination to the Investors within twenty-four (24) hours of such Determination; provided, that, notwithstanding anything to the contrary contained herein, during the period beginning on the Cleansing Date and ending on the date that is thirty (30) days after the Cleansing Date (exclusive of the Investor Notice Period, which shall be in addition to such thirty-day period) (the “Go Shop End Date”) the prohibitions contained in Section 4.9(a)(i) and Section 4.9(a)(ii) shall not apply, but all other provisions of Section 4.9 (other than Section 4.9(b), except (X) the requirement that the Company enter into an Acceptable Confidentiality Agreement prior to furnishing access and non-public information to any Person and (Y) the requirement that the Company have previously provided or concurrently provides such access or non-public information to the Investors (other than Investors that have informed the Company that they do not want such access or non-public information), provided that, to the extent any Investor elects to receive such non-public information, the Company shall have no obligation to make public such non-public information) shall continue to be applicable, except that, if the Company elects to extend the confirmation order date in accordance with this Section 7(a)(v), then the definition of "Superior Proposal" contained in Section 4.9 shall be automatically amended to add, as an additional requirement, that, to qualify as a superior proposal, an Alternative Transaction Proposal must provide for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including but not limited to, holders of Convertible Notes;

(vi) at any time after the date that is thirty (30) calendar days after entry of the Confirmation Order, if the Effective Date with respect to the Chapter 11 Plan has not occurred on or prior to such date;

(vii) if the Bankruptcy Court shall have entered an order denying confirmation of the Chapter 11 Plan, the Chapter 11 Plan is terminated in accordance with its terms or the Confirmation Order is vacated or reversed;

(viii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company in this Agreement shall have become untrue, in either case which breach, failure to perform or occurrence (x) would result in a failure of a condition set forth in Section 6.1 and (y) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (A) the End Date and (B) ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Investors by the Company;

(ix) upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the filing by the Debtors of a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Chapter 11 Cases;

(x) if the Bankruptcy Court grants relief that is materially inconsistent with the Chapter 11 Plan;

(xi) there shall have been a Change of Recommendation, or the Company shall have entered into an Alternate Transaction Agreement;

(xii) if termination of this Agreement results from the operation of Sections 1.3(a) and/or Section 1.3(b); or

(xiii) if the Closing shall not have occurred on or prior to October 12, 2013 (the “End Date”), provided, that if the Confirmation Order Date has been extended pursuant to Section 7(a)(v) of this Agreement to a date that is after September 12, 2013, then the “End Date” shall be thirty (30) days after the Go Shop End Date.

(b) Any Investor may terminate this Agreement in the circumstances set forth in Section 7(a), by written notice to each other Investor and the Company; provided, that (i) in order to terminate this Agreement pursuant to Section 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v) or 7(a)(vi) within the first thirty (30) days after such termination right arises, such written notice must be executed by the Requisite Investors and (ii) any termination of this Agreement pursuant to Section 7(a)(viii) will be of no force and effect if Investors who have the right hereunder to waive the condition giving rise to such termination notify all of the Investors in writing that they object to such termination; and provided, further, that such termination will be of full force and effect upon any rescission by such Investors of such objection.

(c) This Agreement may be terminated at any time by written consent of the Company and the Requisite Investors.

(d) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the Company (i) if the Closing shall not have occurred on or prior to the End Date, (ii) in order to concurrently enter into an Alternate Transaction Agreement with respect to a Superior Proposal; provided, that (A) the Company has complied with the terms of Section 4.9 and (B) the Company pays in full the Alternate Transaction Damages and Transactions Expenses payable pursuant to Section 7(e) concurrently with such termination, or (iii) if any Investor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of any Investor in this Agreement shall have become untrue, in either case which breach, failure to perform or occurrence (x) would result in a failure of a condition set forth in Section 6.2 and (y) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (A) the End Date and (B) ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Investors by the Company.

(e) In the event of termination of this Agreement in accordance with this Section 7, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 1.6, 1.7, 7, 8, 10, 11, 12 and 13 hereof, and other than in respect of any liability of any party for any material breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).  Notwithstanding the foregoing, (A) in the event that this Agreement is terminated pursuant to Section 7(a)(xi) or Section 7(d)(ii), then the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination if it has not already been obtained), shall pay liquidated damages in an amount equal to seven million five hundred thousand dollars ($7,500,000) (the “Alternate Transaction Damages”) to the Investors in such proportions as each Investor’s Total Investor Commitment Amount bears to the Total Investor Commitment Amounts of all of the Investors, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that have not yet been paid and (B) if (i) this Agreement is terminated by the Investors pursuant to Section 7(a)(viii) or Section 7(a)(xiii) or by the Company pursuant to Section 7(d)(i) and (ii) the Company or any of its Subsidiaries subsequently consummates any Alternate Transaction or enters into any Alternate Transaction Agreement within twelve (12) months of such termination, then the Company shall pay the Alternate Transactions Damages (as liquidated damages) to the Investors in such proportions as each Investor’s Total Investor Commitment Amount bears to the Total Investor Commitment Amounts of all of the Investors, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that have not yet been paid.  Payment of the Alternate Transaction Damages and Transactions Expenses due under this paragraph will be made (x) in the case of a termination pursuant to Section 7(a)(xi), no later than the close of business on the next Business Day following the later of such termination or approval by the Bankruptcy Court of such payment, which approval shall be sought at the earliest date following such termination if it has not already been obtained, (y) in the case of a termination pursuant to Section 7(d)(ii), concurrently with, and as a condition to the effectiveness of, such termination, and (z) in the case of a termination pursuant to Section 7(a)(viii), Section 7(a)(xiii) or Section 7(d)(i), on the earlier of the date of such Alternate Transaction is consummated or such Alternate Transaction Agreement is entered into.  The provision for the payment of the Alternate Transaction Damages is an integral part of the transactions contemplated by this Agreement and without such provision the Investors would not have entered into this Agreement.  The Alternate Transaction Damages shall, subject to Bankruptcy Court approval, and to the extent payable in accordance herewith, constitute an allowed administrative expense of the Company.

(f) In the event that circumstances arise such that any Investor (each, a “Terminating Investor”) has the right unilaterally to terminate this Agreement in accordance with Section 7(b) and notifies the Company and the Investors that it desires to do so, but Requisite Investors have not elected to terminate this Agreement, then this Agreement shall terminate automatically and immediately as to such Terminating Investor and, as to all other Investors and the Company, shall terminate at the close of business on the seventh (7th) Business Day after such written notice is received by the remaining Investors and the Company (or on such earlier date as all such other remaining Investors shall agree), unless, prior to 5:00 p.m., New York time, on such seventh (7th) Business Day (or prior to such earlier date agreed upon by all such other remaining Investors), one or more of the remaining Investors, in their sole discretion, commits in writing to assume the Direct Commitment and Backstop Commitment of each Terminating Investor (on a pro rata basis in proportion to their respective Backstop Commitments or on such other basis as such remaining Investors may agree), whereupon the Terminating Investor shall cease to be an Investor hereunder as of the date of such Terminating Investor’s termination notice and shall no longer have any rights (including any right to receive or retain the Commitment Fee) or obligations under this Agreement, but this Agreement shall continue in effect with respect to the remaining Investors and the Company.  Notwithstanding any provision herein to the contrary, under the circumstances described by this Section 7(f), such remaining Investors’ obligations under Section 1 of this Agreement shall be suspended unless and until one or more of the remaining Investors commits in writing to assume the Direct Commitment and Backstop Commitment of each Terminating Investor in accordance with this Section 7(f).

8. Indemnification.  The Indemnification Provisions are incorporated into this Agreement by reference and shall be effective upon the date of the Agreement Order.

9. Survival of Representations and Warranties.  Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement shall survive the execution, delivery and performance of, and the Closing under, this Agreement.

10. Amendments and Waivers.

(a) Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Investors by the Required Investor Vote (as defined below) and the Company, or in the case of a waiver, by the party waiving compliance (which shall be the Investors by the Required Investor Vote in the case of a waiver by the Investors); provided, however, that Appendix 1 hereto may be updated in accordance with the terms of Section 12.1 hereof.

(b) The term “Required Investor Vote” shall mean a written instrument signed by the Requisite Investors; provided, however, that (i) in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-laws, the New Stockholders Agreement or the New Registration Rights Agreement that would have the effect of increasing the amount of an Investor’s Direct Commitment or Backstop Commitment as set forth in Appendix 1, the term “Required Investor Vote” shall mean the prior written consent of such Investor (as well as the consent of the Requisite Investors), (ii) in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-laws, the New Stockholders Agreement or the New Registration Rights Agreement that (A) increases the aggregate number of Rights Offering Shares, (B) increases the Purchase Price, (C) modifies the indemnification obligations of the Company as set forth on Exhibit G, (D) decreases the Commitment Fee or (E) alters, amends or modifies Section 1.5 or Section 1.6, then the term “Required Investor Vote” shall, in each such case, mean the prior written consent of all the Investors, (iii) in connection with any modification, amendment or extension of any provision of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-Laws, the New Stockholders Agreement or the New Registration Rights Agreement which provides any right to any individual Investor, acting alone, then the term “Required Investor Vote” shall, in each such case, mean the prior written consent of each Investor and (iv) subject to Section 10(c), in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-Laws, the New Stockholders Agreement or the New Registration Rights Agreement that would have the effect of modifying Section 6, Section 7, this Section 10 or Section 12.9, the term “Required Investor Vote” shall mean the prior written consent of all the Investors.

(c) If, at the close of business on the third (3rd) business day following the receipt by any Investor (a “Non-Consenting Investor”) of written notice of a proposed material modification of, or amendment or supplement to, this Agreement or the Chapter 11 Plan that requires the consent of each Investor under Section 10(b) and that has been approved by the Requisite Investors, and such Non-Consenting Investor has objected in writing (or failed to consent) to such modification, amendment or supplement, then one or more of the remaining Investors shall have the right, in their sole discretion, to commit in writing to assume the obligations of such Non-Consenting Investor (on a pro rata basis in proportion to their respective Total Investor Commitment Amounts or on such other basis as such remaining Investors may agree), in which event such modification, amendment or supplement shall be deemed to have become effective, the Non-Consenting Investor shall cease to be an Investor hereunder and shall no longer have any rights or obligations under this Agreement (other than the right to receive or retain the Commitment Fee), and this Agreement shall continue in effect with respect to the remaining Investors.

(d) No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

(e) Notwithstanding anything to the contrary contained in this Agreement and provided that the Creditors Committee supports the Chapter 11 Plan, in no event shall the distribution to each holder of an Allowed General Unsecured Claim (as defined in the Chapter 11 Plan) of the lesser of (i) such holder’s Pro Rata Share (as defined in the Chapter 11 Plan) of $10.25 million and (ii) 100% of such Allowed General Unsecured Claim be amended or modified downward without the consent of the Creditors Committee, which consent shall not be unreasonably withheld.  For the avoidance of doubt, the foregoing consent relates solely to the specific amounts of $10.25 million (or 100% as set forth above).  The Creditors Committee shall be a third-party beneficiary to this Agreement solely with respect to the immediately preceding two sentences.

11. Notices, etc.  Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

(a) if to an Investor, to each of the counsel of the undersigned Investors at the address listed below:

If to Capital Ventures International,

c/o Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Fax: (212) 262-7402
Attn: Gerald C. Bender, Esq.

If to Greywolf Capital Overseas Master Fund, Greywolf Capital Partners II LP or Greywolf Opportunities Fund LLC,

c/o Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Fax: (212) 698-3599
Attn: Michael J. Sage, Esq.

If to Kingdon Associates, Kingdon Credit Master Fund L.P., Kingdon Family Partnership, L.P., or M. Kingdon Offshore Master Fund L.P.,

c/o Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Fax:  (212) 839-5599
Attention: Lee S. Attanasio, Esq.

If to Deutsche Bank Securities Inc.,

c/o White & Case LLP
Southeast Financial Center
Suite 4900
200 South Biscayane Boulevard
Miami, Florida 33131
Fax: (305) 358-5744
Attn: Thomas E Lauria, Esq.

                    (b) If to the Company at:

K-V Pharmaceutical Company
16640 Chesterfield Grove, Suite 200
Chesterfield, MO 63005
Attn: Thomas S. McHugh
Fax:  (314) 646-3705

With a copy to

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Paul V. Shalhoub, Esq. and Robin Spigel, Esq.
Fax: (212) 728-8111

Any such notice, demand or other communication shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, three (3) days after being mailed as described above, and (iv) if sent by written telecommunication, when dispatched.

12. Miscellaneous.

12.1. Assignment; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties.  Notwithstanding the previous sentence, any Investor’s rights, obligations or interests hereunder, may be assigned, delegated or transferred, in whole or in part, by such Investor to (i) any other Investor or (ii) any Affiliate of an Investor over which such Investor or any of its Affiliates exercises investment authority (including any Related Fund of such Investor), including, without limitation, with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Investor.  Following any assignment described in the immediately preceding sentence, Appendix 1 hereto shall be updated by the Company (in consultation with the assigning Investor and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Backstop Commitment Percentage and the Total Investor Commitment Amount that shall apply to such assignee or assignees, and any changes to the Backstop Commitment Percentage and the Total Investor Commitment Amount applicable to the assigning Investor.  Any update to Appendix 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement.  Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if any such assignee fails to perform such obligations.

12.2. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.3. Entire Agreement.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter, other than the Chapter 11 Plan, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

12.4. Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (PDF) signatures), each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, the parties hereto.

12.5. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof except Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

12.6. Submission to Jurisdiction.  Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought, (i) if prior to the closing of the Chapter 11 Cases, in the Bankruptcy Court and (ii) if on or after the closing of the Chapter 11 Cases, in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 11.  Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing in this Section 12.6 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

12.7. Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

12.8. Further Assurances.  From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.9. No Specific Performance.  Each party hereby agrees that:  (a) the sole and exclusive remedy available to any party against any other party for breach of this Agreement shall be to recover money damages for Losses; (b) in the event any provision of this Agreement is not performed by any party in accordance with its specific terms or is otherwise breached, (A) money damages for Losses will provide such party with an adequate remedy and (B) no person or entity or any of its affiliates shall have any right to enforce specifically with respect to any party the terms and provisions of this Agreement and shall not be entitled to an injunction, injunctions or any form of equitable relief to prevent breaches by any party of this Agreement.  Additionally, the aggregate liability of each Investor under this Agreement for any reason (under any legal theory), including for any willful breach, shall not exceed 120% of such Investor’s Total Investor Commitment Amount calculated as of the date hereof.  “Loss” or “Losses” shall mean any and all liabilities, losses, costs or damages, including reasonable attorneys’ fees and expenses, but excluding lost profits, lost revenues, lost opportunities, punitive damages and other special damages regardless of the legal theory.  In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value the equity of the Company or any other person or entity.

12.10. Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11. Interpretation; Rules of Construction.  When a reference is made in this Agreement to Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (v) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12. Non-Recourse.  No past, present or future director, manager, officer, employee, incorporator, authorized representative, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of such party under this Agreement or in connection with any of the Contemplated Transactions, or for any claim based on, or in respect of, or by reason of, the transactions contemplated hereby or any of the other Contemplated Transactions.

12.13. Several, Not Joint, Obligations.  The agreements, representations and obligations of the Investors under this Agreement are, in all respects, several and not joint.

12.14. Disclosure.  Subject to the terms of Section 4.1 hereof, neither the Company nor any of the Investors shall, and the Company and each of the Investors shall cause their respective Affiliates not to, disclose or divulge to any Person any of the information set forth on Appendix 1 hereto, except for (i) disclosures required by applicable Legal Requirements, (ii) with respect to disclosures made by an Investor or any of its Affiliates, disclosures of information on Appendix 1 hereto that relate to such Investor, or (iii) disclosures to parties to this Agreement.

12.15. Equity Commitment Agreement.  The Company and the Investors acknowledge and agree that the Equity Commitment Agreement, dated as of April 17, 2013, by and among each of the Investors, was terminated as of the date of the Original Agreement and is of no further force or effect.

12.16. Effectiveness.  This Agreement shall be binding and enforceable on the Investors upon execution hereof by the Investors and shall be binding and enforceable on the Company upon Bankruptcy Court approval; provided, that Section 4.1 shall be binding and enforceable upon the Company upon execution and delivery of this Agreement by each of the Investors and the Company.

13. Definitions.

13.1. Certain Defined Terms.  As used in this Agreement the following terms have the following respective meanings:

Action:  has the meaning given to such term in Exhibit F hereto.

Acceptable Confidentiality Agreement: has the meaning given to such term in Section 4.9(f)(i) hereof.

Accredited Investor:  has the meaning given to such term in Section 3.6 hereof.

Ad Hoc Counsel:  means Brown Rudnick LLP, acting in its capacity as counsel to certain holders of the Convertible Notes collectively referred to as the “Ad Hoc Consortium of Independent Convertible Noteholders”.

Adjusted Commitment Percentage:  means, with respect to any Non-Defaulting Investor a percentage expressed as a fraction, the numerator of which is the Total Investor Commitment Amount of such Non-Defaulting Investor and the denominator of which is the Total Investor Commitment Amount of all Non-Defaulting Investors.

Affiliate:  means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Agreement:  has the meaning given to such term in the preamble hereof.

Agreement Motion:  has the meaning given to such term in the recitals hereof.

Agreement Order:  has the meaning given to such term in the recitals hereof.

Allowed Convertible Subordinated Notes Claims:  has the meaning given to such term in the Chapter 11 Plan.

Alternate Transaction:  has the meaning given to such term in Section 5.5(a) hereof.

Alternate Transaction Agreement:  has the meaning given to such term in Section 6.1(r) hereof.

Alternate Transaction Damages:  has the meaning given to such term in Section 7(e) hereof.

Alternate Transaction Proposal: has the meaning given to such term in Section 4.9(f)(ii) hereof.

Amended Agreement:  has the meaning given to such term in the recitals hereof.

Amended Certificate of Incorporation:  has the meaning given to such term in the Chapter 11 Plan.

Audited Financial Statements:  has the meaning given to such term in Section 2.12 hereof.

Backstop Commitment:  means, with respect to any Investor other than Kingdon, the commitment of such Investor, subject to the terms and conditions set forth in this Agreement, to purchase Backstop Shares pursuant to, and on the terms set forth in, Sections 1.1(c) and 1.3(a) hereof.

Backstop Commitment Percentage:  means, with respect to any Investor, the percentage set forth opposite the name of such Investor under the heading “Backstop Commitment Percentage” on Appendix 1 hereto.

Backstop Investor: means each Investor other than Kingdon.

Backstop Shares:  has the meaning given to such term in Section 1.3(a) hereof.

Bankruptcy Code:  has the meaning given to such term in the recitals hereof.

Bankruptcy Court:  has the meaning given to such term in the recitals of this Agreement.

Bankruptcy Rules:  means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Business Day:  means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

Change of Recommendation:  has the meaning given to such term in Section 6.1(r) hereof.

Chapter 11 Cases:  has the meaning given to such term in the recitals hereof.

Chapter 11 Plan:  means the chapter 11 plan of reorganization, including all exhibits, schedules and annexes, attached as Exhibit E hereto, with only such amendments, supplements (including any Chapter 11 Plan Supplement), changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors; and (ii) if adverse to any Investor, are reasonably acceptable to such Investor and to Requisite Investors (including the Investor as to which such amendment, supplement, change or modification is adverse); provided, that without limiting the rights and obligations of the Parties hereunder, it is acknowledged that nothing in this parenthetical shall derogate the Company's fiduciary obligations);

Chapter 11 Plan Supplement: has the meaning ascribed to the term “Plan Supplement” as such term is defined in the Chapter 11 Plan, and shall be reasonably acceptable to Requisite Investors.  For the purposes of this Agreement, the term Chapter 11 Plan Supplement does not include any document attached as an Exhibit to this Agreement.

Cleansing Date:  has the meaning given to such term in Section 4.11 hereof.

Closing:  has the meaning given to such term in Section 1.4(a) hereof.

Code:  means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

Collective Bargaining Agreements:  means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between or that involve or apply to any employer and any Employee Representative.

Commission:  means the United States Securities and Exchange Commission.

Commitment:  means, with respect to any Investor, collectively, the Direct Commitment and the Backstop Commitment, if any, of such Investor.

Commitment Fee:  has the meaning given to such term in Section 1.5 hereof.

Commitment Fee Shares:  has the meaning given to such term in Section 1.5 hereof.

Company:  has the meaning given to such term in the preamble hereof.

Company IP Rights:  has the meaning given to such term in Section 2.8 hereof.

Company SEC Documents:  has the meaning given to such term in Section 2.21 hereof.

Confirmation Order:  means the order of the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code, in form and substance reasonably acceptable to the Requisite Investors.

Consent:  means any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Body).

Contemplated Exit Facility:  means the exit facility contemplated by that certain Commitment Letter, dated April 22, 2013, provided by certain of the Investors to the Company.

Contemplated Transactions:  means all transactions contemplated by this Agreement and the Chapter 11 Plan, including without limitation, the Rights Offering and the issuance of the Direct Subscription Shares, the Rights Offering Shares, the Backstop Shares and the Commitment Fee Shares.

Contract:  means any agreement, contract, obligation, promise or undertaking, whether written or oral.

Convertible Notes:  means the 2.5% Contingent Convertible Subordinated Notes due 2033 of the Company issued pursuant to certain Indenture (as amended, modified or supplemented), dated as of May 16, 2003, among the Company and Deutsche Bank Trust Company Americas, as indenture trustee,

Creditors’ Committee:  means the statutory committee of unsecured creditors appointed, in the Chapter 11 Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

Debtors:  has the meaning given to such term in the recitals hereof.

Defaulting Investor:  has the meaning given to such term in Section 1.3(a) hereof.

Defaulting DIP Lender Exchange:  has the meaning given to such term in Section 1.3(a) hereof.

Defaulting Shares:  has the meaning given to such term in Section 1.3(a) hereof.

Determination: has the meaning given to such term in Section 7(a)(v) hereof.

Determination Date:  has the meaning given to such term in Section 1.1(e) hereof.

DIP Claims:  has the meaning given to such term in the Chapter 11 Plan.

DIP Credit Agreement: has the meaning given to such term in the Chapter 11 Plan.

Direct Commitment: means, with respect to any Investor, the commitment of such Investor, subject to the terms and conditions set forth in this Agreement, to purchase the Direct Subscription Shares as described herein.

Direct Subscription Shares:  has the meaning given to such term in the recitals hereof.

Disclosure Statement:  means the disclosure statement, in form and substance reasonably acceptable to the Requisite Investors, that relates to the Chapter 11 Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

Disclosure Statement Hearing:  means the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

Effective Date:  means the Business Day on which all conditions to the “Effective Date” set forth in Section 11.2 of the Chapter 11 Plan have been satisfied or waived, and no stay of the Confirmation Order is in effect and the Chapter 11 Plan is substantially consummated.

Eligible Holders:  has the meaning given to such term in the recitals hereof.

Employee Plan:  means all written plans, practices and arrangements, formal or informal, whether applicable to a group of individuals or a single individual, and whether active, frozen or terminated, currently providing compensation (other than salary or wages) or other benefits of any type or nature with respect to the employees of the Company or any of its Subsidiaries, including but not limited to, all plans providing benefits for such employees that are employee benefit plans as defined in Section 3(3) of ERISA.

Employee Representatives:  has the meaning given to such term in Section 2.19(a) hereof.

Encumbrance:  means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, subscription or similar right, pre-emptive right, Tax assessment or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

End Date:  has the meaning given to such term in Section 7(a) hereof.

Environmental Laws:  means all applicable Legal Requirements and Orders applicable to the Company or any of its Subsidiaries relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state, municipal and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J.S.A. §2013:1K-6 et seq.).

Equity Investor Shares:  has the meaning given to such term in Section 1.1(c) hereof.

Exchange Act:   means the Securities Exchange Act of 1934

Final Order:  means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that:  (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

Financial Statements:  has the meaning given to such term in Section 2.12 hereof.

GAAP:  means United States generally accepted accounting principles.

Go Shop End Date:  has the meaning given to such term in Section 7(a)(v) hereof.

Governmental Body:  means any federal, state, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality thereof, or any federal, state, local or foreign court or arbitrator.

HSR Act:  has the meaning given to such term in Section 1.6 hereof.

Indemnifying Party:  has the meaning given to such term in Exhibit F hereto.

Indemnified Person:  has the meaning given to such term in Exhibit F hereto.

Indemnification Provisions: the indemnification provisions set forth in Exhibit F annexed hereto.

Interest Commencement Date:  has the meaning given to such term in Section 1.7 hereof.

Investor(s):  has the meaning given to such term in the preamble of this Agreement.

Investor Notice Period:  has the meaning given to such term in Section 4.9(d) hereof.

IP Rights:  has the meaning given to such term in Section 2.8 hereof.

Kingdon:  has the meaning given to such term in the recitals hereof.

Knowledge of the Company: means the actual knowledge of the chief executive officer, chief financial officer and general counsel of the Company.

Legal Requirement:  means any federal, state, local, municipal, foreign, international, multinational or other statute, law (including common law), ordinance, rule, treaty, constitution, code or regulation.

Loss or Losses: has the meaning given to such term in Section 12.9 hereof.

Material Adverse Effect:  means any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, or any state of facts, condition, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or would reasonably be expected to occur, a “Material Adverse Effect”:  (a) conditions or effects that generally affect the industries and markets in which the Company operates, (b) changes in general market or economic conditions in the industries in which the Company operates generally, (c) effects resulting from changes generally affecting financial, banking, credit, securities, or commodities markets, the economy in general, prevailing interest rates or general capital market conditions in the United States or those countries in which the Company operates, (d) any failure by the Company or any Subsidiary thereof to achieve any projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying causes for such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (e) changes in the Company’s stock price or trading volume, or changes in the price of the Convertible Notes or Senior Notes (provided that the underlying causes of factors affecting the Company’s stock price, trading volume or price of the Convertible Notes or the Senior Notes may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (f) a change in United States generally accepted accounting principles or regulatory accounting principles or interpretations thereof after the date hereof, (g) any state of facts, condition, change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than the Company), including the entry into the market of products (including generic versions of products) competitive with any of the Company’s products or product candidates, (h) the filing of the Chapter 11 Cases, actions taken in connection with the Chapter 11 Cases approved by the Bankruptcy Court (and in compliance with the requirements of the Bankruptcy Code), the announcement of the Contemplated Transactions, the pendency of the Contemplated Transactions, any actions or omissions taken with the consent of the Investors or compliance by any party with the covenants and agreements herein or in the Chapter 11 Plan, or (i) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; provided further, however, that any of the changes, events or effects referred to in clauses (a), (b) or (i) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such change, event or effect affects the Company or its Subsidiaries, taken as a whole, in a disproportionate manner when compared to the effect of such changes, events or effects on other Persons engaged in the industry in which the Company and/or its Subsidiaries operate.

Material Contracts:  has the meaning given to such term in Section 2.26 hereof.

NDA:  has the meaning given to such term in Section 4.11 hereof.

New By-Laws:  means the Amended and Restated By-laws in the form and substance of Exhibit C annexed hereto.

New Charter: means the Amended and Restated Certificate of Incorporation in the form and substance of Exhibit B annexed hereto.

New Common Stock: has the meaning given to such term in the recitals hereof.

New Registration Rights Agreement: means a registration rights agreement in the form and substance of Exhibit G annexed hereto.

New Stockholders Agreement:  means a stockholders agreement in the form and substance of Exhibit D annexed hereto.

Non-Consenting Investor:  has the meaning given to such term in Section 10(c) hereof.

Non-Defaulting Investor:  has the meaning given to such term in Section 1.3(a) hereof.

Order:  means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body.

Organizational Documents:  means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

Original Agreement:  has the meaning given to such term in the recitals hereof.

Original Papers: has the meaning given to such term in the recitals hereof.

Person:  means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

Pre-Closing Period:  has the meaning given to such term in Section 4.7 hereof.

Pro Rata Share:  has the meaning given to such term in the Chapter 11 Plan.

Proceeding:  means any action, arbitration, audit, hearing, investigation, inquiry, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Purchase Notice:  has the meaning given to such term in Section 1.1(e) hereof.

Purchase Price:  has the meaning given to such term in the recitals hereof.

Regulatory Action: has the meaning given to such term in Section 7(a)(v) hereof.

Related Fund:  means, with respect to any Investor, any fund, account or investment vehicle that is controlled or managed by (i) such Investor, (ii) an Affiliate of such Investor, or (iii) the same investment manager or advisor as such Investor or an Affiliate of such investment manager or advisor.

Relevant Claims:  has the meaning given to such term in Section 5.5(a) hereof.

Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares: has the meaning given to such term in Section 1.3(b) hereof.

Required Investor Vote:  has the meaning given to such term in Section 10(b) hereof.

Requisite Investors means Investors whose Total Investor Commitment Amounts are equal to or greater than 66-2/3% of the Total Investor Commitment Amounts of all Investors; provided that any election, decision, determination, approval, consent, waiver or other action that this Agreement expressly requires to be taken or made by Requisite Investors that has, or would, if implemented, have an effect that is adverse to any Investor that is different from (other than in proportion to their respective economic interests under this Agreement) the manner in which it is adverse to any other Investor shall also require the approval of any such Investor so adversely affected in order to be approved by the “Requisite Investors”.

Rights:  has the meaning given to such term in the recitals hereof.

Rights Offering:  has the meaning given to such term in the recitals hereof.

Rights Offering Deadline:  has the meaning given to such term on the Rights Offering Procedures.

Rights Offering Procedures:  means the rights offering procedures included as an exhibit to the Disclosure Statement.

Rights Offering Shares:  has the meaning given to such term in the recitals hereof.

Satisfaction Notice:  has the meaning given to such term in Section 1.1(e) hereof.

Securities Act:  means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

Securities Laws:  has the meaning given to such term in Section 4.11 hereof.

Senior Notes:  means the Company’s 12% Senior Secured Notes due 2015 issued pursuant to that certain Indenture (as amended, modified or supplemented), dated as of March 17, 2011, among the Company, the guarantors named therein, and Wilmington Trust FSB, as indenture trustee.

Shares:  means, collectively, the Rights Offering Shares, the Direct Subscription Shares, the Backstop Shares and the Commitment Fee Shares.

Subsidiary:  means, with respect to any Person (the “Parent”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Parent or one or more of its Subsidiaries.  Unless otherwise qualified, all references to a “Subsidiary” in this Agreement shall refer to the Subsidiary of the Company.

Subscription Agent:  has the meaning given to such term in Section 4.4 hereof.

Superior Proposal: has the meaning given to such term in Section 4.9(f)(iii) hereof.

Tax Returns:  has the meaning given to such term in Section 2.16(a) hereof.

Taxes:  means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

Terminating Investor:  has the meaning given to such term in Section 7(f) hereof.

Third Party Investor: has the meaning given to such term in Section 1.3(b) hereof.

Total Investor Commitment Amount:  means, with respect to any Investor, the dollar amount set forth opposite the name of such Investor under the heading “Total Investor Commitment Amount” on Appendix 1 hereto, as such amount may be modified from time to time in accordance with the terms of this Agreement.

Transaction Expenses:  has the meaning given to such term in Section 1.6 hereof.

Unaudited Financial Statements:  has the meaning given to such term in Section 2.12 hereof.

Unsubscribed Shares:  has the meaning given to such term in the recitals hereof.

Voting Record Date:  has the meaning given to such term in the Disclosure Statement.

Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

--

K-V PHARMACUETICAL COMPANY

By:

Name:

Title:

CAPITAL VENTURES INTERNATIONAL

By:  Susquehanna Advisors Group, Inc., its authorized agent

By:
Name:
Title:

GREYWOLF CAPITAL OVERSEAS MASTER FUND
By:  Greywolf Capital Management LP, its Investment Manager

By:
Name:
Title:

GREYWOLF CAPITAL PARTNERS II LP
By:  Greywolf Advisors LLC, its General Partner

By:
Name:
Title:

GREYWOLF OPPORTUNITIES FUND LLC
By:  Greywolf Capital Management LP, its Managing Member

By:
Name:
Title:

KINGDON ASSOCIATES
KINGDON CREDIT MASTER FUND L.P.
KINGDON FAMILY PARTNERSHIP, L.P.
M. KINGDON OFFSHORE MASTER FUND L.P.

By:  Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.
(solely with respect to the Distressed Products Group)

By:
Name:
Title:

By:
Name:
Title:

Appendix 1

Investors

Investor	Rights Offering Shares	Direct Subscription Shares	Backstop Commitment Percentage	Number of Shares to be Received as a Commitment Fee	Total Investor Commitment Amount
Capital Ventures International	2,945,250	491,620	24.846%	254,262	$89.50 million
Greywolf Capital Overseas Master Fund	1,267,350	166,157	9.346%	103,636	$36.48 million
Greywolf Capital Partners II LP	815,150	107,917	6.053%	66,818	$23.52 million
Greywolf Opportunities Fund LLC	1,027,922	570,417	39.529%	184,659	$65.00 million
Deutsche Bank Securities Inc. (Solely with respect to the Distressed Products Group)	476,000	342,593	20.137%	94,318	$33.20 million
Kingdon	1,190,000	171,296	0.089%	77,557	$27.30 million
.

Exhibit B

New Charter

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

K-V PHARMACEUTICAL COMPANY

THE UNDERSIGNED, being the duly appointed and acting [●] of K-V Pharmaceutical Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”), hereby certifies on behalf of the Company and not in his individual capacity, as follows:

A.           The name of the Company is K-V Pharmaceutical Company.

B.           The Certificate of Incorporation was originally filed with the Secretary of State on June 1, 1971.  Such Certificate of Incorporation was amended as of June 18, 1971, July 15, 1971, March 28, 1974, July 30, 1974, December 19, 1980, June 16, 1981, March 7, 1983 (effective March 25, 1983), July 17, 1986 (effective July 21, 1986), June 9, 1987, June 19, 1987, September 24, 1987, December 23, 1991, September 3, 1998, and September 5, 2008 (as so amended, the “Existing Certificate of Incorporation”).

C.           This Amended and Restated Certificate of Incorporation, which restates and integrates and also amends the Existing Certificate of Incorporation, was duly adopted by the Company in accordance with Section 303 of the DGCL.  This Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL.

D.           The text of the Existing Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE

The name of the corporation is K-V Pharmaceutical Company

ARTICLE TWO

The address of the Company’s registered office in the State of Delaware is [2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle]. The name of its registered agent at such address is [Corporation Service Company].

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE FOUR

A. Authorized Capital. The total number of shares of all classes of capital stock which the Company shall have authority to issue is 25,000,000 shares divided into two classes: (i) 24,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B. Common Stock.

1. Dividends. Holders of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Company which are by law available therefore, payable in cash, in securities or other property of the Company.  If and when dividends on Common Stock are declared payable from time to time by the Board of Directors, holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

2. Subdivision or Combination. If the Company shall in any manner subdivide or combine the outstanding shares of Common Stock, such outstanding shares of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis.

3. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

C. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the DGCL. The Board of Directors may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

D. Non-Voting Equity Securities.  The Company shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section D of this Article Four (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIVE

A. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Company and do all such lawful acts and things as are not by law or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

B. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that the number of directors shall not be less than one (1) nor more than eleven (11).

C. Elections of directors need not be by written ballot unless the Bylaws of the Company shall provide otherwise. Except as may otherwise be provided in that certain stockholders’ agreement dated as of [●], 2013 (as amended, modified, supplemented, or restated from time to time in accordance with its terms, the “Stockholders’ Agreement”), among the Company and the stockholders of the Company, the Bylaws of the Company or any Preferred Stock Designation, if any, directors shall be elected by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

D. Subject to the provisions of Article Six of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to make, amend and repeal the Bylaws of the Company.

E. The Board of Directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

F. Except as set forth in the Stockholders Agreement or as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.  Subject to the provisions of this Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Any director may be removed with cause upon the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

ARTICLE SIX

The directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL.  Without limiting the generality of the foregoing, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article Six by the stockholders of the Company or otherwise shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE SEVEN

A. The Company shall indemnify, advance expenses and hold harmless to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any of its directors and officers (and such right to indemnification shall continue as to a person, who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and legal representatives) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such director or officer in connection therewith or as a result thereof.  Notwithstanding the preceding sentence, except for claims to enforce rights to indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or legal representatives) in connection with a Proceeding (or part thereof) initiated by such person unless such Proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article Seven shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition to the fullest extent authorized or permitted by the DGCL.

B. The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and its subsidiaries similar to those conferred in this Article Seven to directors and officers of the Company.

C. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article Seven; provided that such insurance is available on acceptable terms, which determination shall be made by the Board of Directors.

D. The right to indemnification and to the advancement of expenses conferred in this Article Seven shall be in addition to any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Company, any statute, agreement, vote of shareholders or disinterested directors, at common law or otherwise.  Certain persons that are entitled to indemnification under this Article Seven have certain rights to indemnification, advancement of expenses and/or insurance provided by stockholders of the Company and/or their affiliates (“Third Party Indemnitors”) or otherwise.  The Company and its subsidiaries, jointly and severally, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that the obligations of the Company hereunder to any person entitled to indemnification and to the advancement of expenses under this Article Seven (collectively with such each such person’s heirs, executors or legal representatives, the “Covered Persons”) are primary and any obligation of any Third Party Indemnitor to advance expenses or to provide indemnification (including, without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Covered Persons are secondary).  The Company and its subsidiaries, jointly and severally, shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Amended and Restated Certificate of Incorporation (or any other agreement between the Company or any of its subsidiaries, on the one hand, and such Covered Persons, on the other hand), without regard to any rights such Covered Persons may have against any Third Party Indemnitor.  Each of the Company and its subsidiaries irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of the Company and its subsidiaries further agrees that no advancement or other payment by the Third Party Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification or advancement from the Company or any of its subsidiaries shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or other payment to all of the rights of recovery of such Covered Person against such party.  Each of the Company and its subsidiaries and the Covered Persons agree that the Third Party Indemnitors are express third party beneficiaries of this paragraph D of Article Seven.  Any person purchasing or otherwise acquiring any direct or indirect interest in any shares of Common Stock shall be deemed to have notice of and consented to the provisions of this Article Seven.

E. Any repeal or modification of this Article Seven by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company or any subsidiary existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE EIGHT

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.  For the avoidance of doubt, this Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote; provided, that notwithstanding the foregoing, any amendment, modification, change or repeal of any provision of this Amended and Restated Certificate of Incorporation that would adversely affect any individual Investor (as such term is defined in the Stockholders’ Agreement) disproportionately as compared to any other Investor, shall require the approval of such adversely affected Investor.

ARTICLE NINE

All holders of Common Stock and Preferred Stock shall, without any action on behalf of such holder, automatically be subject to and bound by the terms of the Stockholders’ Agreement, as it may be amended from time to time in accordance with the terms thereof.

IN WITNESS WHEREOF, K-V Pharmaceutical Company has caused this Amended and Restated Certificate of Incorporation to be signed by [●], its [●], this [●] day of [●], 2013.

K-V PHARMACEUTICAL COMPANY

By:

Name: [ ]

Title:   [ ]

Exhibit C

New Bylaws

Adopted and Effective as of: [ ], 2013

K-V PHARMACEUTICAL COMPANY

AMENDED AND RESTATED BY-LAWS

ARTICLE I

OFFICES

Section 1. The registered office of the Corporation in the State of Delaware shall be located at [2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808].  The name of the Corporation’s registered agent at such address shall be [Corporation Service Company].  The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.
Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors or officers of the Corporation may from time to time determine or the business of the Corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders for the election of directors or for any other purpose shall be held at such place, either within or outside the State of Delaware, as may from time to time be designated by resolution of the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
Section 2. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.  At such annual meeting, subject to the Certificate of Incorporation and that certain stockholders’ agreement, dated as of [____], 2013, (as amended, modified, supplemented or restated from time to time in accordance with its terms, the “Stockholders’ Agreement”), the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote thereon shall be required to elect directors and to approve or ratify such other matters as may properly be brought before the meeting.
Section 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called [by the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary] at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the common stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.
Section 4. Except as otherwise expressly required by statute, written notice of each annual and special meeting stating the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than fifty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.  Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to each such stockholder at such stockholder’s address as it appears on the records of the Corporation.  Notice by mail shall be deemed given at the time when the same shall be deposited in the U.S. mail, postage prepaid.  Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy.  Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.
Section 5. The officer who has charge of the stock ledger of the Corporation or his designee shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6. The holders of a majority of the issued and outstanding shares of capital stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 7. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or, in the absence of such chairman or if one shall not have been elected, [the Chief Executive Officer,] shall act as chairman of the meeting.  The Secretary or, in the absence of the Secretary or any inability to act, the person whom the chairman of the meeting shall appoint as secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.
Section 8. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.
Section 9. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation standing in the name of such stockholder on the record of stockholders of the Corporation:
(a)	on the date fixed pursuant to the provisions of Article VI, Section 5 as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(b)
if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder’s attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy expressly provides for a longer period.  Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies.  When a quorum is present at any meeting, the vote of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation or the Stockholders’ Agreement, a different vote is required in which case such express provision shall govern and control the decision of such question.  Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot.  On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy, and shall state the number of shares voted and the number of votes to which each share is entitled.
Section 10. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Section 11. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE III

DIRECTORS

Section 1. Subject to the Certificate of Incorporation and the requirements of the Stockholders’ Agreement, the Board of Directors shall consist of one or more directors (not to exceed eleven), and the number of directors constituting the Board of Directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors or as otherwise permitted by applicable law.  Directors need not be stockholders.  Each director shall hold office until his or her successor shall have been elected and qualified, or until such director’s death, or until such director shall have resigned or shall have been removed, as hereinafter provided in these By-laws, the Certificate of Incorporation or the Stockholders’ Agreement.
Section 2. The business of the Corporation shall be managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation or these By-laws directed or required to be exercised or done by the stockholders.
Section 3. The Chairman of the Board of Directors, if one shall have been elected, shall be a member of the Board of Directors and, if present and able to act, shall preside at each meeting of the Board of Directors or the stockholders.  [The Chairman shall advise and consult with the Chief Executive Officer, and in any absence thereof with other executives of the Corporation, and shall perform such other duties as from time to time may be assigned by the Board of Directors.]
MEETINGS OF THE BOARD DIRECTORS

Section 4. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, as the Board of Directors from time to time may determine or as shall be specified in the notice of any such meeting.
Section 5. The first annual meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.  In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
Section 6. Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors.
Section 7. Notice of regular and annual meetings of the Board of Directors need not be given except as otherwise required by applicable law or these By-laws.  Notice of each special meeting of the Board of Directors (and of each regular and annual meeting of the Board of Directors for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 7 of Article III, in which notice shall be stated the time and place of the meeting.  Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director either (a) at least 24 hours before the meeting if by telephone or by being personally delivered or sent by electronic mail, telex, telecopy, or similar means or (b) at least two calendar days before the meeting if delivered by mail to the director’s residence or usual place of business.  Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, or similar means.  Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records.  The attendance at or participation of a director at a meeting shall constitute waiver of notice of such meeting by such director, unless the director at the beginning of the meeting or promptly upon such director’s arrival objects to holding the meeting or transacting business at the meeting.  Except as otherwise required by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
Section 8. Special meetings of the Board of Directors may be called by [the Chief Executive Officer or] the Chairman on twenty-four hours’ notice to each director, either personally or by mail or by telegram; special meetings shall be called by [the Chief Executive Officer or] the Chairman in like manner and on like notice on the written request of any two directors.
Section 9. At all meetings of the Board of Directors a majority of the directors serving and qualified shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or the Certificate of Incorporation.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting to another time and place.  Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat.  At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
Section 10. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
Section 11. At each meeting of the Board of Directors, the Chairman, if one shall have been elected, or, in the absence of the Chairman or if one shall not have been elected, [the Chief Executive Officer] (or, in the absence of [the Chief Executive Officer], another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat.  The Secretary or, in the absence of the Secretary, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof.
Section 12. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Participation by such means shall constitute presence in person at a meeting.

RESIGNATION, REMOVAL AND VACANCIES

Section 13. Any director of the Corporation may resign at any time by giving written notice thereof to the Corporation.  Any such resignation shall take effect at the time, or upon the occurrence of some other event, specified therein or, if the time or event when it shall become effective shall not be specified therein, immediately upon its receipt.  The acceptance of such resignation by the Board of Directors shall not be necessary to make it effective.
Section 14. Except as otherwise provided in the Certificate of Incorporation or the Stockholders’ Agreement, any director may be removed, either with or without cause, at any time, by the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.
Section 15. Except as otherwise provided in the Certificate of Incorporation or the Stockholders’ Agreement, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
COMMITTEES OF DIRECTORS

Section 16. The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, and the Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers that require it.  Each such committee shall serve at the pleasure of the Board of Directors and shall have such name as may be determined from time to time by resolution adopted by the Board of Directors.  The Board of Directors may dissolve any committee or remove any member of a committee at any time.
Section 17. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

Section 18. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and [the directors other than the Chief Executive Officer] may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

NOTICES

Section 1. Whenever, under the provisions of the statute or of the Certificate of Incorporation or of these By-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Notice to directors may also be given by telegram, fax or electronic mail at such director’s address as it appears on the records of the Corporation.
Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
Section 3. Any stockholder who attends a meeting of stockholders in person or is represented at that meeting by proxy without protesting, at the commencement of the meeting, the lack of notice of such meeting to him, or any director who attends a meeting of the Board of Directors without protesting, at the commencement of the meeting, the lack of notice of such meeting to him, in each case, shall be conclusively deemed to have been waived.

ARTICLE V

OFFICERS

Section 1. The officers of the Corporation shall be elected by the Board of Directors and [shall][may] include Chief Executive Officer, [President,] Vice President, Secretary and Treasurer.  The Board of Directors may also choose additional Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-laws otherwise provide.
Section 2. The Board of Directors at its annual meeting may choose a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer and may choose such other officers as it deems appropriate.
Section 3. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.  An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation.
Section 4. The officers of the Corporation shall hold office until their successors are chosen and qualify.  Any officer elected or appointed by the Board of Directors may be removed, either with or without cause, at any time by the affirmative vote of a majority of the Board of Directors at any meeting thereof.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
Section 5. Any officer of the Corporation may resign at any time by giving written notice thereof to the Corporation.  Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt.  Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.
Section 6. Each officer shall perform such duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.  In the absence of such delegation, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Except as otherwise provided in the Certificate of Incorporation, the Board of Directors may issue stock certificates or may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock.  Notwithstanding the adoption of any such resolution by the Board of Directors, every holder of stock represented by a certificate and, upon request, every holder of uncertificated shares shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board of Directors or the President or Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. A certificate representing shares issued by the Corporation, if the Corporation is authorized to issue more than one class or series of stock, shall set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 2. Any or all of the signatures on a certificate may be a facsimile.  If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, then such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

Section 3. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct sufficient as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

TRANSFERS OF STOCK

Section 4. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.  Upon receipt of proper transfer instruments from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

FIXED RECORD DATE

Section 5. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. The manner of fixing a record date for the determination of stockholders entitled to express consent to corporate action in writing without a meeting shall be as provided for in Article II, Section 11.

REGISTERED STOCKHOLDERS

Section 6. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

TRANSFER AGENTS AND REGISTRARS

Section 7. The Board of Directors may appoint, or may authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

REGULATIONS

Section 8. The Board of Directors may make such additional rules and regulations, not inconsistent with the Certificate of Incorporation, the Stockholders’ Agreement and these By-laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of statute and the Certificate of Incorporation, may be declared by the Board of Directors from time to time.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of statute or the Certificate of Incorporation.
Section 2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS, NOTES, DRAFTS, ETC.

Section 3. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

FISCAL YEAR

Section 4. The fiscal year of the Corporation shall begin on the [first day of April] and shall end on the [thirty-first day of March] in each year and may be changed from time to time by resolution of the Board of Directors.

SEAL

Section 5. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors, which form may be changed from time to time by resolution of the Board of Directors.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

EXECUTION OF CONTRACTS, DEEDS, ETC.

Section 6. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, promissory notes, mortgages, contracts, agreements and other obligations or instruments, and such authority may be general or confined to specific instances.

DEFINITION OF CERTIFICATE OF INCORPORATION

Section 7. References in these By-laws to the “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation as adopted in accordance with applicable law and as may be amended, modified, restated, integrated, and supplemented from time to time in accordance with applicable law.

ARTICLE VIII

AMENDMENTS

Section 1. Subject to the Stockholders’ Agreement, these By-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.  These By-laws may also be altered, amended or repealed or new by-laws may be adopted by written consent as provided in Article II, Section 10 with respect to the stockholders and Article III, Section 10 with respect to the Board of Directors. If the power to adopt, alter, amend or repeal by-laws of the Corporation is conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors shall not divest or limit the power of the stockholders to adopt, alter, amend or repeal by-laws of the Corporation.  Notwithstanding anything to the contrary contained in these By-laws, any amendment, modification, change or repeal of any provision of these By-laws that would adversely affect any individual Investor (as such term is defined in the Stockholders’ Agreement) disproportionately as compared to any other Investor shall require the approval of such adversely affected Investor.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in (or not in conflict with) the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that, except for proceedings to enforce rights to indemnification (following the final disposition of such action, suit or proceeding), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in (or not in conflict with) the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.
Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in (or not in conflict with) the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was prosecuted shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.
Section 3. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article IX, or in defense of any claim, issue or matter therein, then such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization by the Board of Directors or the stockholders in the specific case.
Section 4. Any indemnification under Sections 1 and 2 of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has satisfied the applicable standard of conduct set forth in such Sections 1 and 2.  Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by, independent legal counsel in a written opinion, or (c) by the stockholders by a majority vote.
Section 5. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.
Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall be in addition to any other right which any person may have or hereafter acquire under these By-laws, the Certificate of Incorporation, any statute, agreement, vote of stockholders or disinterested directors, at common law or otherwise.  Certain persons that are entitled to indemnification under this Article IX have certain rights to indemnification, advancement of expenses and/or insurance provided by stockholders of the Corporation and/or their affiliates (“Third Party Indemnitors”) or otherwise.  The Corporation and its subsidiaries, jointly and severally, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that the obligations of the Corporation hereunder to any person entitled to indemnification and to the advancement of expenses under this Article IX (collectively with such each such person’s heirs, executors or administrators, the “Covered Persons”) are primary and any obligation of any Third Party Indemnitor to advance expenses or to provide indemnification (including, without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Covered Persons are secondary).  The Corporation and its subsidiaries, jointly and severally, shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by these By-laws (or any other agreement between the Corporation or any of its subsidiaries, on the one hand, and such Covered Persons, on the other hand), without regard to any rights such Covered Persons may have against any Third Party Indemnitor.  Each of the Corporation and its subsidiaries irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of the Corporation and its subsidiaries further agrees that no advancement or other payment by the Third Party Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification or advancement from the Corporation or any of its subsidiaries shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or other payment to all of the rights of recovery of such Covered Person against such party.  Each of the Corporation and its subsidiaries and the Covered Persons agree that the Third Party Indemnitors are express third party beneficiaries of this Section 6 of Article IX.  Any person purchasing or otherwise acquiring any direct or indirect interest in any shares of capital stock shall be deemed to have notice of and consented to the provisions of this Article IX.  Notwithstanding the foregoing, to the extent of any conflict between the terms of this Article IX and the provisions of the Certificate of Incorporation, the provisions of the Certificate of Incorporation shall control.
Section 7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX.
Section 8. For the purposes of this Article IX, references to the “Corporation” include all constituent corporations or other enterprises absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or other enterprise or is or was serving at the request of such constituent corporation or enterprise as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation or enterprise as such person would have been in if such person had served the resulting or surviving corporation or enterprise in the same capacity.
Section 9. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 10. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and its subsidiaries similar to those conferred in this Article IX to directors and officers of the Corporation.
Section 11. Any repeal, alteration or amendment of this Article IX or adoption of any provision inconsistent herewith shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation or any other person entitled to the granted indemnification under this Article IX existing at the time of such repeal, alteration, adoption or modification with respect to any acts or omissions occurring immediately prior to such repeal, alteration, modification, amendment, adoption or modification.

ARTICLE X

STOCKHOLDERS’ AGREEMENT

Section 1. All holders of the Corporation’s common stock and preferred stock shall, without any action on behalf of such holder, automatically be subject to and bound by the terms of the Stockholders’ Agreement, as it may be amended from time to time in accordance with the terms thereof.
Section 2. In the event of any inconsistency between these By-laws and the Stockholders’ Agreement, the Stockholders’ Agreement will control.

Exhibit D

New Stockholders Agreement

STOCKHOLDERS’ AGREEMENT OF
K-V Pharmaceutical company

THIS STOCKHOLDERS’ AGREEMENT, dated as of [ ], 2013 (this “Agreement”), by and among K-V Pharmaceutical Company, a Delaware corporation (the “Company”), each Investor, each Person who beneficially owns any shares of Common Stock as of the date hereof, each Person receiving any shares of Common Stock on the date hereof and each other Person who from time to time beneficially owns any shares of Common Stock and is deemed a party to this Agreement in accordance with the provisions herein and in the Certificate of Incorporation (collectively, the Investors and each such other Person, the “Holders,” and, individually, a “Holder”).

WHEREAS, on August 4, 2012, the Company and certain of its Affiliates (collectively with the Company, the “Debtors”) filed a voluntary petition under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on [ ], 2013, the Debtors filed with the Bankruptcy Court the Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Plan”);

WHEREAS, on [ ], 2013, the Company’s creditors approved, and on [ ], 2013, the Bankruptcy Court confirmed, the Plan;

WHEREAS, pursuant to the Plan, the common stock and the preferred stock of the Company issued and outstanding immediately prior to the date hereof has been cancelled; and

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.  As used in this Agreement:

“5% Holder” means each Holder who together with his, her or its Affiliates beneficially owns no less than five percent (5%) of the outstanding Common Stock.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control or shares a common investment adviser with, such first Person.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“beneficially own”, “beneficial ownership” and similar phrases shall have the meaning ascribed to such terms in Section 13(d) of the Exchange Act.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Board” means the Board of Directors of the Company.

“Business Day” means a day that is not a Legal Holiday.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Chief Executive Officer” has the meaning ascribed to such term in Section 2(a)(ii)(1).

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“CVI” means Capital Ventures International.

“Debtors” has the meaning set forth in the recitals.

“Director” means a member of the Board.

“Drag-Along Holder” has the meaning ascribed to such term in Section 3(b)(i).

“Drag-Along Notice” has the meaning ascribed to such term in Section 3(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exit Transfer” has the meaning ascribed to such term in Section 3(b)(i).

“Exit Transferees” has the meaning ascribed to such term in Section 3(b)(i).

“Exiting Holders” has the meaning ascribed to such term in Section 3(b)(i).

“Fully Exercising Rights Holder” has the meaning ascribed to such term in Section 4(b).

“Greywolf” collectively means Greywolf Capital Overseas Master Fund, Greywolf Capital Partners II LP, and Greywolf Opportunities Fund LLC.

“Holder” and “Holders” has the meaning ascribed to such term in the introductory paragraph hereof.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Director” has the meaning ascribed to such term in Section 2(a)(ii)(2).

“Initial Public Offering” means an initial underwritten public offering of Common Stock with a value in excess of $75 million in gross proceeds by the Company pursuant to an effective registration statement filed by the Company with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

“Investor” means CVI, Deutsche Bank Securities, Inc., Greywolf, and Affiliates of Kingdon Capital Management, LLC.

“Investor Director” has the meaning ascribed to such term in Section 2(a)(ii)(3).

       “Kingdon” means any and all Affiliates of Kingdon Capital Management, LLC, taken in the aggregate.

        “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Management Incentive Plan” means the management incentive plan, when adopted in accordance with the terms of the Plan.

“Merger” has the meaning ascribed to such term in Section 3(b)(i).

“New Issuance Shortfall” has the meaning ascribed to such term in Section 4(b).

“New Securities” means any shares of the capital stock of the Company or any of its subsidiaries, whether now authorized or not, and rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into, exercisable for or exchangeable into such capital stock; provided, however, that the term “New Securities” does not include securities issued or issuable (a) pursuant to any management or equity incentive plan or award or other similar compensation plan or award, including the Management Incentive Plan, (b) pursuant to the Plan or upon the exercise of any security issued pursuant to the Plan, (c) by the Company or any of its subsidiaries in connection with any pro rata stock dividend or subdivision of securities (including any subdivision or stock split) or any pro rata combination of securities (including any reverse stock split), or (d) as consideration for any acquisition by the Company of the stock, assets, properties or business of any Person (including through a merger, consolidation or other business combination involving the Company).

“New Securities Notice” has the meaning ascribed to such term in Section 4(b).

“Non-Purchasing Holder” has the meaning ascribed to such term in Section 4(b).

“Non-Selling Investors” has the meaning ascribed to such term in Section 3(c).

“Notice of Intent” has the meaning ascribed to such term in Section 3(c)(i).

“Oversubscription Pro Rata Share” has the meaning ascribed to such term in Section 4(b).

“Partial Exit Transfer” has the meaning ascribed to such term in Section 3(c).

“Permitted Investor” shall mean any Person which was an Investor on the date hereof and any Affiliate of such Investor.

“Permitted Transfer” means:

(a) in the case of any Holder who is an individual, a Transfer of Common Stock to a trust or estate planning-related entity for the sole benefit of such Holder or such Holder’s family members;

(b) in the case of any Holder that is a partnership (i) a Transfer of Common Stock to its limited, special or general partners or their equivalents as a distribution by such partnership to its partners or equivalents or (ii) a Transfer of Common Stock made to any Affiliate of such Holder; or

(c) in the case of any Holder that is a corporation, company or limited liability company, (i) a Transfer of Common Stock to its stockholders or members, as the case may be, as a distribution by such Person to its stockholders or members, as the case may be or (ii) a Transfer of Common Stock made to any Affiliate of such Holder.

“Permitted Transferee” shall mean any Transferee of a Holder that received shares of Common Stock by means of a Permitted Transfer in accordance with the terms of this Agreement.

“Person” shall be construed broadly and include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” has the meaning set forth in the recitals.

“Preemptive Rights Holders” has the meaning ascribed to such term in Section 4(a).

“Pro Rata Share” has the meaning ascribed to such term in Section 4(a).

“Relative” means with respect to each Holder, such Holder’s spouse, former spouse, child, stepchild, parent, parent of spouse, sibling or grandchild or a trust, family limited partnership or other similar legal entity for the benefit of such Holder or any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“subsidiary” means with respect to any Person, (a) any corporation, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity are at the time owned or controlled, directly or indirectly, by such Person, or (b) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

“Tag-Along Acceptance Period” has the meaning ascribed to such term in Section 3(c)(iv).

“Tag-Along Holder” has the meaning ascribed to such term in Section 3(c)(iv).

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, any Common Stock (or any beneficial interest therein), and for purposes of Section 3(b), includes any Merger.

“Transferee” means any Person to whom a Holder has Transferred Common Stock pursuant to a Transfer.

“Unpurchased New Securities” has the meaning ascribed to such term in Section 4(b).

“Unpurchased New Securities Share” has the meaning ascribed to such term in Section 4(b).

Section 2. Board of Directors.

(a) Board Composition and Voting.  Each Investor shall vote all shares of Common Stock owned by such Investor or over which such Investor has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder (including attending all stockholder meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), Director, member of a Board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to ensure that:

(i) Subject to Section 2(a)(ii)(4), the number of Directors constituting the Board is initially fixed at seven (7) Directors; provided that if the number of Directors needed to satisfy the requirements of each subclause of Section 2(a)(ii) is greater than seven (7), the Board shall be increased to such size as shall accommodate the number of Directors so required; and provided further, that if the number of Directors on the Board has been increased to a number larger than seven (7), then at such time as the requirements of Section 2(a)(ii) no longer require more than seven (7) Directors, the Board shall be decreased to seven (7) Directors;

(ii) the following individuals are elected and continue to serve as Directors of the Board until their successors have been duly elected and qualified:

(1) the individual who is the then duly elected and acting Chief Executive Officer of the Company only for so long as such individual serves as such (the “Chief Executive Officer”);

(2) two (2) individuals who are not Affiliates or Associates of the Company or any of its subsidiaries or any Holder (each an, “Independent Director”), who shall be selected by the vote of a majority of the issued and outstanding shares of Common Stock owned by the Investors and who shall serve until such time as their respective successors shall have been selected in accordance with this Section 2(a)(ii)(2);

(3) for each integral multiple of 15% (10%, in the case of Kingdon, but only so long as Kingdon owns less than 15% of the outstanding shares of Common Stock) of the outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction), that is owned by an Investor (other than Deutsche Bank Securities, Inc. or its Affiliates) together with its Affiliates and Permitted Transferees, one (1) individual designated by such Investor (each an “Investor Director”), each of whom for the initial Board shall be designated by such Investor or Investors prior to the Effective Time; provided, however, that at such time as any Investor together with its Affiliates and Permitted Transferees, owns less than 15% (10%, in the case of Kingdon, but only so long as Kingdon owns less than 15% of the outstanding shares of Common Stock), or less than such integral multiple, greater than one, of 15%, as the case may be, of the outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction), such Investor shall cease to have the right to designate an Investor Director pursuant to this Section 2(a)(ii)(3), or such Investor shall have its right to designate Investor Directors reduced by one or more designees, as the case may be; and

(4) the number of remaining Directors, if any, shall initially be selected by the vote of a majority of the issued and outstanding shares of Common Stock owned by the Investors and thereafter, subject to Section 2(c)(iii), at each annual meeting by the vote of a majority of the issued and outstanding shares of Common Stock owned by the Holders or otherwise provided in the by-laws of the Company;

(iii) If the number of Directors that an Investor has the right to designate to the Board is decreased pursuant to Section 2(a)(ii)(3), then the Board may remove such Director or Directors, as the case may be, from the Board.  Any vacancy created by such removal shall be filled in the manner prescribed by this Section 2(a); and

(iv) Any Investor may, in lieu of designating one or more Directors as set forth in Section 2(a)(ii)(3) above, designate an equal number of observers to the Board in which case the number of Directors constituting the Board shall be decreased automatically by the aggregate number of such observers, provided, however, that in no event shall the number of Directors constituting the Board be less than seven (7).  Deutsche Bank Securities, Inc., for as long as it remains an Investor, shall have the right to designate one (1) observer to the Board.  The Company shall give each observer prior written notice of every meeting of the Board at the same time and in the same manner as notice is given to the Directors and all such observers shall have the rights to attend meetings of the Board.  The Company shall provide each observer with copies of all written materials and other information given to the Directors in connection with such meetings or otherwise (including, without limitation, all resolutions proposed to be adopted by written consent in lieu of a meeting of the Board and all information provided to the Directors in connection therewith) at the same time such materials or information is given to the Directors.  In the case of telephonic meetings, the observers shall be given the opportunity to participate in such telephonic meetings.  Notwithstanding the foregoing, the Company may exclude observers from having access to any notices, materials or information, and the portions of any meetings, in each case to the extent that such exclusion is reasonably necessary to preserve the Company’s attorney-client privilege.  For the avoidance of doubt, no observer shall be entitled to vote on any matter before the Board, and no observer shall be considered a Director for any purpose of this Agreement or of the Certificate of Incorporation or the by-laws of the Company.  The Company shall not pay the observers any fee, but shall reimburse the observers for reasonable travel and other out of pocket expenses incurred by the observers, related to him or her serving in such capacity as an observer or in performing his or her duties in connection herewith.

(b) Company Action.  The Company shall take all necessary and desirable actions within its control (including calling special Board and stockholder meetings) to effectuate the provisions of this Section 2.

(c) Removal; Vacancies.

(i) Except as provided in Section 2(a)(iii), an Investor Director may be removed at any time as a Director (A) with or without cause upon the written request of the Investor that appointed such Investor Director or (B) with cause upon the affirmative vote of a majority of (1) the Board or (2) the issued and outstanding shares of Common Stock owned by the Holders.  In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of an Investor Director, then, subject to Section 2(a)(ii)(3), the Investor that designated such Investor Director shall have the right to designate an individual to fill such vacancy.  Each Investor shall vote all its shares entitled to vote for Directors, and shall take all other necessary or desirable actions within its control in furtherance of the provisions of this Section 2(c)(i) (including attending all stockholder meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such Investor Director upon, and only upon, such written request or affirmative vote, as applicable.  Except as provided in this Section 2(c)(i), unless the applicable Investor shall otherwise consent in writing, no other Investor shall take any action to cause the removal of an Investor Director.

(ii) The Chief Executive Officer may be removed as a Director by a vote of the majority of the Board immediately upon, and only upon, such person's removal (with or without cause) as the Chief Executive Officer of the Company in accordance with the Company's by-laws or other applicable organizational documents and the Company’s successor Chief Executive Officer appointed pursuant to the Company's by-laws or other applicable organizational documents shall automatically become a Director pursuant to Section 2(a).

(iii) Each Investor shall vote all shares of Common Stock owned by such Investor or over which such Investor has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder (including attending all stockholder meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), Director, member of a Board committee, officer of the Company or otherwise) so that each Director other than an Investor Director or the Chief Executive Officer shall hold his office until his death or until his successor shall have been duly elected and qualified.  In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Director other than an Investor Director or the Chief Executive Officer, then such vacancy shall be filled in accordance with the provisions of Section 2(a)(ii)(2), in the case of an Independent Director, or by a majority of the shares of Common Stock owned by the Investors subject to Section 2(a)(ii)(4), in the case of any other Director.

(d) Resignation.  A Director may resign at any time from the Board by delivering his or her written resignation to the Board.  Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event.  The Board's acceptance of a resignation shall not be necessary to make it effective.  Any vacancy created by such resignation shall be filled in the manner prescribed by Section 2(a).

(e) Subsidiary Boards of Directors.  The Company (in its capacity as the direct or indirect equityholder of each other subsidiary of the Company) shall cause the Persons constituting the Board to be appointed as the sole members of the board of directors (or similar governing body) of each of the subsidiaries of the Company.

Section 3. Limitations on Transfers; Drag-Along Right; Tag-Along Rights.

(a) Limitations on Transfers.  No Holder shall permit any Transfers of its Common Stock except for Transfers made in accordance with the Securities Act, applicable blue sky laws and this Agreement.

(i) Securities Restrictions; Legends.

(1) Each certificate representing Common Stock subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN ACCORDANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN ACCORDANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE CONSTITUENT DOCUMENTS OF THE COMPANY;

(2) IN CONNECTION WITH ANY RESALE OR TRANSFER PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT, SHALL, PRIOR TO SUCH TRANSFER OR SALE, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS IT MAY REASONABLY REQUIRE; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF [●], 2013 (AS AMENDED FROM TIME TO TIME).  ANY PURCHASER OR TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE WILL AUTOMATICALLY BE DEEMED A PARTY TO SUCH AGREEMENT.  A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(2) Each Holder agrees, prior to any Transfer of any shares of Common Stock, to give one (1) Business Day written notice to the Company of such Holder’s intention to effect such Transfer and to comply in all other respects with the provisions of Section 3.  Each such notice shall describe the manner and circumstances of the proposed Transfer.  Each Holder agrees that it will, prior to any such Transfer, deliver to the Company a letter from such Holder’s proposed Transferee informing the Company whether or not such Transferee is an “accredited investor” (as such term is defined in Rule 501 of the Securities Act).  Upon request by the Company, the Holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for the Holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act provided, that the Company shall not have the right to request any such opinion and shall not be entitled to object to such Transfer if the Holder has held the Common Stock proposed to be Transferred for at least one (1) year and the Holder is not an “affiliate” of the Company as such term is defined under Rule 405 of the Securities Act, it being understood and agreed that any Holder who is not entitled to nominate or has not nominated an Investor Director and otherwise owns less than fifteen percent (15%) of the outstanding shares of Common Stock shall not be an “affiliate” for this purpose; provided, further, however, that if such Holder is the largest stockholder of the Company at the time of such proposed Transfer, the Company shall have the right to request such opinion.  It is understood and agreed that the right to nominate or the nomination of an Investor Director or ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock shall not presumptively establish that a Holder is an “affiliate” for purposes of the previous sentence.  Such Holder of such shares shall be entitled to effect a Transfer of such shares in accordance with the terms of the notice delivered to the Company, if the Company does not reasonably object to such Transfer and request such opinion within two (2) Business Days after delivery of such notice, or, if it reasonably requests such opinion, does not reasonably object to such Transfer within two (2) Business Days after delivery of such opinion.  The Company may only object to such Transfer if in its reasonable opinion the proposed Transfer involves a transaction requiring registration or qualification of such shares under the Securities Act.  Each certificate or other instrument evidencing any such transferred Common Stock shall bear the legend set forth in Section 3(a)(i)(1) above.  Notwithstanding the foregoing, a Holder of Common Stock may Transfer all or a portion of its shares of Common Stock to a Permitted Transferee without complying with the terms of this Section 3(a)(i)(2) so long as such Holder provides written notice of such Transfer to the Company within three (3) Business Days after the effective date of the Transfer and the other terms of this Agreement have been satisfied.

(ii) Unless otherwise expressly approved by the Board, prior to the date on which the Company has a class of equity securities registered under Section 12(b) or Section 12(g) of the Exchange Act, no Common Stock shall be Transferred, if such Transfer would (A) result in there being more than 2,000 Holders, or 500 Holders who are not accredited investors (as such term is defined by the Commission), of record of Common Stock as determined pursuant to Section 12(g) of the Exchange Act or (B) otherwise require the Company to register the Company’s Common Stock under the Exchange Act or any other applicable federal or state securities laws.  The restrictions set forth in clause (A) of the immediately preceding sentence shall only apply to Transfers occurring after such time that the Company has provided written notice to all Holders that there are at least 1,750 Holders or 450 Holders who are not accredited investors (as such term is defined by the Commission).  Any attempted Transfer that is prohibited by this Section 3(a)(ii) shall be null and void and shall not be effective to Transfer any Common Stock, but only to the minimum extent necessary to prevent the Transfer from being prohibited by this Section 3(a)(ii).

(b) Drag-Along Obligations.

(i) Except for a Permitted Transfer, if any Investor or Investors representing more than fifty percent (50%) of the voting power of the capital stock of the Company (individually or collectively, the “Exiting Holders”), acting together or pursuant to a common plan, understanding or arrangement (A) enter into an agreement to Transfer to any Person, in a bona fide arm’s-length transaction to one or more third parties none of which is an Affiliate or Associate of any Exiting Holder, all the Common Stock beneficially owned by such Exiting Holders, (B) request that the Company or any subsidiary thereof consolidate or merge with any Person which is not an Affiliate or Associate of any Exiting Holder in a bona fide arm’s-length transaction (in a consolidation or merger in which (1) Holders receive cash or securities of any other Person upon such consolidation or merger and (2) such Person and/or its Affiliates become the beneficial owner of more than fifty percent (50%) of the voting power of the capital stock of (x) the Company or (y) any subsidiary or subsidiaries of the Company owning, controlling or otherwise constituting a majority of the consolidated assets of the Company and its subsidiaries taken as a whole (based on value) (a “Merger”)) or (C) request that the Company sell all or substantially all the assets of the Company and its subsidiaries, to a Person which is not an Affiliate or Associate of any Exiting Holder in a bona fide arm’s-length transaction in which Holders receive cash or securities of such other Person upon completion of such transaction (the Person referred to in clause (A), clause (B) or clause (C) being referred to herein as “Exit Transferees” and any of the transactions referred to in clause (A), clause (B) or clause (C) being referred to herein as an “Exit Transfer”; provided, that in no event shall an Exit Transfer be deemed to include any transaction effected solely for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its subsidiaries), then, subject to the terms of this Section 3(b), such Exiting Holders may elect to require that each of the other Holders (each, a “Drag-Along Holder”) Transfer to such Exit Transferees all the Common Stock beneficially owned by such Drag-Along Holder, on the same terms and conditions as those applicable to the Exiting Holders (in the case of clause (A) and/or that each Drag-Along Holder vote (or consent in writing, as the case may be) in favor of the Merger or sale of assets (in the case of clause (B) or clause (C)).

(ii) The Exiting Holders shall exercise the rights in Section 3(b)(i) by providing to the Company written notice of any Exit Transfer (the “Drag-Along Notice”), setting forth the terms of the proposed Exit Transfer (including the identity of the counterparties thereto) and the proposed closing date.  The Company shall provide each Drag-Along Holder with a copy of the Drag-Along Notice within three (3) Business Days of receipt from the Exiting Holder.

(iii) All Transfers pursuant to this Section 3(b) shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a Business Day not less than fifteen (15) or more than sixty (60) days after the Drag-Along Notice is delivered to Drag-Along Holders or (ii) the fifth Business Day following the expiration or termination of all waiting periods under HSR, to the extent applicable to such Transfer, or at such other time or place as the Exiting Holders and the Exit Transferees may agree.  The certificates or other instruments evidencing the Common Stock Transferred pursuant to the Exit Transfer shall be duly endorsed for transfer, and delivered on such closing date against payment for the purchase price of such Common Stock, together with all other documents which are necessary to effect such Transfer.

(iv) All Drag-Along Holders shall execute and deliver any documents reasonably requested by the Exiting Holders, including any agreement containing indemnification obligations (which shall be several and not joint obligations and shall be no more extensive or adverse to any Drag-Along Holder than those applicable to the Exiting Holders) on the part of the Exiting Holders and each Drag-Along Holder, provided that the indemnification obligation of each Drag-Along Holder shall solely consist of and (A) shall be limited to the percentage of such consideration that is equal to any comparable percentage limitation with respect to the consideration payable to the Exiting Holders, in the case of representations and warranties made by such Drag-Along Holder (which shall be limited to customary representations regarding its existence, authority to participate in such Exit Transfer, due execution, ownership of its Common Stock and ability to Transfer such Common Stock free and clear of all liens and other encumbrances, as applicable), (B) shall be computed pro rata based on the aggregate consideration payable to all Holders, in the case of representations and warranties made by the Company, and (C) shall not under any circumstances exceed in the aggregate the net proceeds actually paid to such Drag-Along Holder upon completion of the transaction. Any documented and reasonable costs and expenses incurred directly in connection with the Exit Transfer by the Exiting Holders shall be paid out of the gross proceeds of the Exit Transfer to the extent permissible by the terms and conditions of such Exit Transfer, and, if so permissible, no Drag-Along Holder shall have any direct liability for any such costs and expenses.  No Drag-Along Holder shall be required to agree to any restrictive covenant in connection with any Exit Transfer.  In addition, the Drag-Along Holders shall not exercise any rights of appraisal or dissenters rights that such Holder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Exit Transfer or any other proposal that is necessary or desirable to consummate the Exit Transfer.

(v) Notwithstanding anything to the contrary contained herein, (A) each Drag-Along Holder shall be treated equally and on a pro rata basis with each other Drag-Along Holder and the Exiting Holders, and (B) no Exiting Holder shall be entitled, directly or indirectly, to receive a control premium or an extra or special benefit not shared on a pro rata basis by all other holders of Common Stock (excluding any preferential rights of any Security expressly set forth in the Certificate of Incorporation) with respect to such Exiting Holder’s shares.

(c) Tag-Along Rights.  Except for a Permitted Transfer, if (X) Exiting Holders propose an Exit Transfer and do not elect to exercise their rights pursuant to Section 3(b) to require each other Holder to Transfer the shares of Common Stock beneficially owned by such Holders to the Exit Transferees, or (Y) any Investor or Investors (such Investor or Investors shall be deemed to be “Exiting Holders” for purposes of this Section 3(c)), acting together or pursuant to a common plan, understanding or arrangement, elect to enter into an agreement to Transfer to any Person, in a bona fide arm’s-length transaction to one or more third parties none of which is an Affiliate of any Exiting Holder, fifty percent (50%) or more of the outstanding Common Stock of the Company (any such Transfer pursuant to clause (X) or (Y), a “Partial Exit Transfer”), the Investors who are not Exiting Holders in such Partial Exit Transfer (the “Non-Selling Investors) shall have the right to participate in such Partial Exit Transfer on the following terms:

(i) The Exiting Holders shall give the Company prompt written notice (the “Notice of Intent”), setting forth the terms of each proposed Partial Exit Transfer (including the identity of the counterparties thereto) and the proposed closing date.

(ii) The Company shall deliver the Notice of Intent to each Non-Selling Investor within three (3) Business Days of receipt from the Exiting Holders.

(iii) In connection with any Partial Exit Transfer, each Non-Selling Investor shall have the right, in its sole discretion, to participate in such Partial Exit Transfer on the same terms and conditions as those applicable to the Exiting Holders, including, in the case of an Exit Transfer pursuant to Section 3(b)(i)(B) or Section 3(b)(i)(C), that each Non-Selling Investor vote (or consent in writing, as the case may be) in favor of the Merger or sale of assets.

(iv) The Non-Selling Investors must exercise their “tag-along” rights by giving written notice to the Exiting Holders within twenty (20) days of the delivery of a Notice of Intent by the Company to the Non-Selling Investors (the “Tag-Along Acceptance Period”), and, in the case of a Partial Exit Transfer specified in clause (Y) of Section 3(c) above, specifying the number of shares of Common Stock that such Non-Selling Investor desires to include in the Partial Exit Transfer.  Each Non-Selling Investor exercising these “tag-along rights” is referred to as a “Tag-Along Holder.”   The Exiting Holders shall attempt to obtain inclusion in the Partial Exit Transfer of the entire number of shares of Common Stock which the Tag-Along Holders beneficially own and are seeking to include.  In the event the Exiting Holders shall be unable to obtain the inclusion of such entire number of shares of Common Stock in such Partial Exit Transfer, the number of shares of Common Stock to be sold in the Partial Exit Transfer by the Exiting Holders and each Tag-Along Holder shall be reduced on a pro rata basis according to the proportion which the number of shares of Common Stock which each such party beneficially owns bears to the total number of shares of Common Stock beneficially owned by all such parties.

(v) All Transfers of Common Stock pursuant to this Section 3(c) shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a Business Day not less than ten (10) or more than sixty (60) days after the last day of the Tag-Along Acceptance Period or (ii) the fifth Business Day following the expiration or termination of all waiting periods under HSR, to the extent applicable to such Partial Exit Transfer, or at such later time or place as the Exiting Holders and the Exit Transferees may agree.  The certificates or other instruments evidencing the Common Stock Transferred pursuant to the Partial Exit Transfer shall be duly endorsed for transfer, and delivered on such closing date against payment for the purchase price of such Common Stock, together with all other documents which are necessary to effect such Partial Exit Transfer.  No party to this Agreement shall Transfer any of its Common Stock to any prospective Transferee if such prospective Transferee declines to allow a Tag-Along Holder to participate in a Partial Exit Transfer.

(vi) All Tag-Along Holders shall execute and deliver any documents reasonably requested by the Exiting Holders, including any agreement containing indemnification obligations (which shall be several and not joint obligations and shall be no more extensive or adverse to any Tag-Along Holder than those applicable to the Exiting Holders) on the part of the Exiting Holders and each Tag-Along Holder so electing to participate, provided that the indemnification obligation of each Tag-Along Holder shall solely consist of and (A) shall be limited to the percentage of such consideration that is equal to any comparable percentage limitation with respect to the consideration payable to the Exiting Holders, in the case of representations and warranties made by such Tag-Along Holder (which shall be limited to customary representations regarding its existence, authority to participate in such Partial Exit Transfer, due execution, ownership of its Common Stock and ability to Transfer such Common Stock free and clear of all liens and other encumbrances, as applicable), and (B) shall be computed pro rata based on the aggregate consideration payable to the Exiting Holders and all Tag-Along Holders, in the case of representations and warranties made by the Company, and (C) shall not under any circumstances exceed in the aggregate the net proceeds actually paid to such Tag-Along Holder upon completion of the transaction.  Any documented and reasonable costs and expenses incurred directly in connection with the Partial Exit Transfer by the Exiting Holders shall be paid out of the gross proceeds of the Partial Exit Transfer to the extent permissible by the terms and conditions of such Partial Exit Transfer, and, if so permissible, no Tag-Along Holder shall have any direct liability for any such costs and expenses.  No Tag-Along Holder shall be required to agree to any restrictive covenant in connection with any Partial Exit Transfer.  In addition, the Tag-Along Holders shall not exercise any rights of appraisal or dissenters rights that such Holder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Partial Exit Transfer or any other proposal that is necessary or desirable to consummate the Partial Exit Transfer.

Section 4. Preemptive Rights to Purchase New Securities.

(a) Grant.  Subject to the provisions of this Section 4, each Preemptive Rights Holder shall have the right to purchase such Preemptive Rights Holder’s Pro Rata Share of all or any part of any New Securities that the Company or any subsidiary thereof may from time to time issue to any Investor or any Affiliate of any Investor after the date of this Agreement.  A Preemptive Rights Holder’s “Pro Rata Share” for purposes of this right shall mean a fraction, the numerator of which is the number of shares of Common Stock owned by such Preemptive Rights Holder immediately prior to the issuance of the New Securities and the denominator of which is the total number of shares of Common Stock then outstanding.   The “Preemptive Rights Holders” are each Investor other than the Investor or Investors (or their Affiliates) to whom the Company proposes to issue New Securities.   Notwithstanding the foregoing, any Preemptive Rights Holder may assign its rights under this Section 4 to any of its Affiliates upon written notice to the Company.

(b) Procedure.  The Company shall give each Preemptive Rights Holder at least twenty (20) days prior written notice of the Company’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued to any Investor or any Affiliates of any Investor and the price and the general terms and conditions upon which the Company proposes to issue such New Securities.  Each Preemptive Rights Holder may purchase any or all of such Preemptive Rights Holder’s Pro Rata Share of such New Securities and may elect to purchase more than such Preemptive Rights Holder’s Pro Rata Share in the event that another Preemptive Rights Holder does not elect to purchase its full Pro Rata Share of an issuance of New Securities (a “New Issuance Shortfall”), by delivering to the Company, within twenty (20) days after the date of mailing of any such New Securities Notice by the Company, a written notice specifying (i) such number of New Securities which such Preemptive Rights Holder desires to purchase and (ii) whether such Preemptive Rights Holder desires to purchase more than its Pro Rata Share of New Securities in the event of a New Issuance Shortfall and, if so, the maximum amount of the unsubscribed-for New Securities (the “Unpurchased New Securities”) such Preemptive Rights Holder desires to purchase (an “Unpurchased New Securities Share”), for the price and upon the general terms and conditions specified in the New Securities Notice.  If any Preemptive Rights Holder fails to notify the Company in writing within such 20-day period of its election to purchase any or all of such Preemptive Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Non-Purchasing Holder”), then such Non-Purchasing Holder will forfeit the right hereunder to purchase that part of such Preemptive Rights Holder’s Pro Rata Share of such New Securities that such Preemptive Rights Holder did not agree to purchase.  If a New Issuance Shortfall occurs, the Unpurchased New Securities shall be allocated to each Preemptive Rights Holder that has elected to purchase its Pro Rata Share of New Securities and that has elected to purchase Unpurchased New Securities in the event of a New Issuance Shortfall (each, a “Fully Exercising Rights Holder”) in the amount of their Unpurchased New Securities Share.  In the event that the Company is unable to allocate to each Fully Exercising Right Holder its respective Unpurchased New Securities Share due to the aggregate amount of the Unpurchased New Securities Shares equaling more than the amount of the Unpurchased New Securities, then the Unpurchased New Securities shall be allocated to each Fully Exercising Rights Holder based on its Oversubscription Pro Rata Share.  A Fully Exercising Rights Holder’s “Oversubscription Pro Rata Share” shall mean a fraction, the numerator of which is the number of shares of Common Stock owned by such Fully Exercising Rights Holder immediately prior to the issuance of the New Securities and the denominator of which is the total number of shares of Common Stock owned by all of the Fully Exercising Rights Holders immediately prior to the issuance of the New Securities.

(c) Failure To Exercise.  In the event that the Preemptive Rights Holders fail to exercise in full the purchase right within the 20-day  period following delivery of the New Securities Notice, then the Company will have sixty (60) days thereafter to sell the New Securities with respect to which the Preemptive Rights Holders’ rights hereunder were not exercised or to enter into an agreement for the sale of the New Securities (in which event the Company shall have forty-five (45) days from the date of the execution of such agreement to sell the New Securities).  Any sale of the New Securities shall be at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the New Securities Notice to the Preemptive Rights Holders.  In the event that the Company has not issued and sold the New Securities within the deadlines set forth in this Section 4(c), then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 4(c).

(d) If the provisions of this Section 4 do not apply because the Company issues New Securities solely to purchasers who are neither an Investor nor an Affiliate of an Investor, then each Investor which has appointed a Director hereby agrees that it will not, in connection with such issuance, enter into any agreement or understanding with any such purchaser that provides a related benefit to such Investor, regardless of whether such agreement, understanding or benefit is written or oral, direct or indirect, or solicited or unsolicited by such Investor, unless all of the other Investors are parties to an agreement or understanding with such purchaser that provides a comparable benefit to them, such comparability to be determined based on each Investor's pro rata ownership of the Company at the time of such sale of New Securities to such third party.

Section 5. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid), to the party entitled to receive such notice or other document at the address set forth in the books and records of the Company.  Any such notice shall be effective and deemed received three days after proper deposit in the mails (or the next business day after due delivery to such overnight courier service).  The Company, any Holder or any spouse or legal representative of a Holder may effect a change of address for purposes of this Agreement by giving notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein.  Until such notice of change of address is properly given, the previous address set forth in the books and records of the Company shall be effective for all purposes.

Section 6. Financial Statements and Other Information.  The Company shall furnish to the Investors, each 5% Holder, and, solely with respect to clause (ii) below, each Holder: (i) for the first three fiscal quarters of each year, as soon as available, and in any event within sixty (60) days after the end of each such fiscal quarter, the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year in reasonable detail; and (ii) as soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year, the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year in reasonable detail and a report thereon by the Company’s certified independent accountants; provided, however, that if a lesser amount of financial information is required to be given to the Company’s lenders pursuant to the terms of the exit facility contemplated by that certain Amended and Restated Commitment Letter, dated May 22, 2013, provided by certain of the Investors to the Company, then the Company shall only be required to furnish such lesser amount of information to the Investors, each 5% Holder, and, if applicable, each Holder hereunder.

Section 7. Termination.  This Agreement shall terminate upon the first to occur of (a) execution of a written agreement to such effect by the Company and each Investor that remains a party hereto at the time of such execution, (b) upon the closing of an Initial Public Offering or (c) the closing of a transaction that would constitute an Exit Transfer.  In addition, the rights and obligations of each Holder under this Agreement shall terminate as to such Holder upon the Transfer of all Common Stock owned by such Holder in accordance with this Agreement.

Section 8. Miscellaneous Provisions.

(a) Transfer in Violation of Agreement.  Any Transfer or attempted Transfer in breach of this Agreement shall be void and of no effect.  In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to transfer any Common Stock or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Holders.  Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement shall be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(b) No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(c) No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

(d) Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.  The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder.

(f) Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof except Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(g) Submission to Jurisdiction.  Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 5.  Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing in this Section 8(g) shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.  No course of dealing between the Company, or its subsidiaries, and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(h) Complete Agreement; Inconsistent Agreements.  This Agreement and any certificates, documents, instruments and writings delivered pursuant hereto represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

(i) Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(j) Amendments; Waivers.  Neither this Agreement nor any provision hereof may be amended, modified, waived or supplemented in any manner, whether by course of conduct or otherwise, except with the consent of the Company and the Investors who beneficially own at least a majority of the issued and outstanding Common Stock held by the Investors.  Notwithstanding the foregoing, in order to effect any amendment of, modification of, waiver of or supplement to the provisions of this Agreement that: (i) would adversely affect an individual Investor disproportionately as compared to any other Investor, shall require the prior written consent of such Investor; (ii) would provide any right to any Investor not shared proportionally by all Investors, shall require the prior written consent of each other Investor; or (iii) would amend, modify, supplement or rescind Section 3(a)(i), Section 3(c), Section 4, Section 7 or this Section 8(j), shall require the prior written consent of each Investor.  No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(k) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors, assigns and Permitted Transferees.  Any or all of the rights of a Holder under this Agreement may be assigned or otherwise conveyed by any Holder only in connection with a Transfer of Common Stock which is in compliance with this Agreement; provided, that an Investor may never transfer its status as an Investor other than to Permitted Transferees.

(l) Benefits Only to Parties.  Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors or assigns and Permitted Transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and Permitted Transferees, and for the benefit of no other Person.

(m) Transactions with Affiliates.  Except as otherwise permitted under this Agreement, the Company shall conduct, and shall cause each of its subsidiaries to conduct, all transactions with its Affiliates (other than wholly-owned subsidiaries of the Company), current or former directors, or any Relative of the foregoing on terms that are fair and reasonable and no less favorable to the Company or such subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, current or former director or Relative of the foregoing, and in compliance with all applicable laws; it being understood and agreed that (i) any such transaction, to the extent that the value of such transaction is more than $5 million, shall be approved by a majority of the Independent Directors on the Board, and (ii) any such transaction, the value of which exceeds $20 million, shall be approved by a majority of the Independent Directors on the Board and for which the Board has received a written opinion of an unaffiliated nationally recognized investment banking firm stating that such transaction is fair to the Company or such subsidiary, shall, in each case, be deemed to be in compliance with this Section 8(m).

This Agreement is executed by the Company and each other Person who is deemed a party to this Agreement in accordance with the Plan or who becomes party to this Agreement from time to time in accordance with the provisions herein to be effective as of the date first above written.

Company:

K-V PHARMACEUTICAL COMPANY

By: _________________________________

Name:

Title:

K-V Pharmaceutical Company

[ADDRESS]

[ADDRESS]

[ADDRESS]

Attention: [TITLE]

Facsimile Number: [ ]

Exhibit E

Chapter 11 Plan

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------------------------	x
In re	:	Chapter 11
:
K-V Discovery Solutions, Inc., et al.,1	:	Case No. 12-13346 (ALG)
:
Debtors.	:	(Jointly Administered)
-------------------------------------------------------------------	x

FIFTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR K-V DISCOVERY SOLUTIONS, INC. AND ITS AFFILIATED DEBTORS

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval of the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. This is not a solicitation of acceptances or rejections of the Plan. Acceptances or rejections with respect to this Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) PRIOR TO THE APPROVAL OF THIS PLAN BY THE BANKRUPTCY COURT.

Dated:	New York, New York [______], 2013

WILLKIE FARR & GALLAGHER LLP

Counsel for the Debtors and Debtors in Possession

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

1The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) K-V Discovery Solutions, Inc. (7982); (ii) DrugTech Corporation (3690); (iii) FP1096, Inc. (3119); (iv) K-V Generic Pharmaceuticals, Inc. (7844); (v) K-V Pharmaceutical Company (8919); (vi) K-V Solutions USA, Inc. (4772); (vii) Ther-Rx Corporation (3624); and (viii) Zeratech Technologies USA, Inc. (6911).  The Debtors’ executive headquarters are located at 16640 Chesterfield Grove, Suite 200, Chesterfield, MO 63005.

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS AND INTERPRETATION	1
ARTICLE II.	RESOLUTION OF CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES	16
2.1.	Settlement of Certain Inter-Creditor Issues.	16
2.2.	Formation of Debtor Groups for Convenience Purposes.	16
2.3.	Intercompany Claims.	17
ARTICLE III.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS	17
3.1.	DIP Claims.	17
3.2.	Administrative Expense Claims.	18
3.3.	Fee Claims.	20
3.4.	U.S. Trustee Fees.	20
3.5.	Priority Tax Claims.	20
ARTICLE IV.	CLASSIFICATION OF CLAIMS AND INTERESTS	21
4.1.	Classification of Claims and Interests.	21
4.2.	Unimpaired Classes of Claims.	21
4.3.	Impaired Classes of Claims and Interests.	21
4.4.	Separate Classification of Other Secured Claims.	22
ARTICLE V.	TREATMENT OF CLAIMS AND INTERESTS	22
5.1.	Priority Non-Tax Claims (Class 1).	22
5.2.	Other Secured Claims (Class 2).	23
5.3.	Senior Secured Notes Claims (Class 3).	23
5.4.	ETHEX Criminal Fine Claims (Class 4).	24
5.5.	Qui Tam Claims (Class 5)	24
5.6.	Convertible Subordinated Notes Claims (Class 6).	24
5.7.	General Unsecured Claims (Class 7).	25
5.8.	Existing Securities Law Claims (Class 8(a)).	25
5.9.	Equitably Subordinated Claims (Class 8(b)).	25
5.10.	Existing KV Interests (Class 9).	26
ARTICLE VI.	ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS	26
6.1.	Class Acceptance Requirement.	26
6.2.	Tabulation of Votes on a Non-Consolidated Basis.	26
6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”	26
6.4.	Elimination of Vacant Classes.	26
6.5.	Voting Classes; Deemed Acceptance by Non-Voting Classes.	27
6.6.	Confirmation of All Cases.	27
ARTICLE VII.	MEANS FOR IMPLEMENTATION	27
7.1.	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.	27
7.2.	Plan Funding.	28
7.3.	Cancellation of Existing Securities and Agreements.	28
7.4.	Cancellation of Certain Existing Security Interests.	29
7.5.	Officers and Boards of Directors.	29
7.6.	Management Incentive Plan.	29
7.7.	Corporate Action.	29
7.8.	New Stockholders Agreement.	30
7.9.	Authorization, Issuance and Delivery of New Common Stock.	30
7.10.	New First Lien Term Loan.	31
7.11.	Postpetition Interest Amount and Postpetition Payment Amount.	31
7.12.	Rights Offering and Direct Purchase.	32
7.13.	Intercompany Interests.	32
7.14.	Insured Claims.	32
7.15.	Comprehensive Settlement of Claims and Controversies.	33
7.16.	Equitably Subordinated Claims.	33
ARTICLE VIII.	DISTRIBUTIONS	34
8.1.	Distributions.	34
8.2.	No Postpetition Interest on Claims.	34
8.3.	Date of Distributions.	34
8.4.	Distribution Record Date.	34
8.5.	Disbursing Agent.	35
8.6.	Delivery of Distribution.	35
8.7.	Unclaimed Property.	35
8.8.	Satisfaction of Claims.	36
8.9.	Manner of Payment Under Plan.	36
8.10.	Fractional Shares/De Minimis Cash Distributions.	36
8.11.	No Distribution in Excess of Amount of Allowed Claim.	36
8.12.	Exemption from Securities Laws.	36
8.13.	Setoffs and Recoupments.	37
8.14.	Rights and Powers of Disbursing Agent.	37
8.15.	Withholding and Reporting Requirements.	38
8.16.	Cooperation with Disbursing Agent.	38
8.17.	Hart-Scott Rodino Antitrust Improvements Act.	38
ARTICLE IX.	PROCEDURES FOR RESOLVING CLAIMS	38
9.1.	Objections to Claims.	38
9.2.	Amendment to Claims.	39
9.3.	Disputed Claims.	39
9.4.	Estimation of Claims.	41
9.5.	Expenses Incurred On or After the Effective Date.	41
ARTICLE X.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	41
10.1.	General Treatment.	41
10.2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	42
10.3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	42
10.4.	Compensation and Benefit Programs.	43
10.5.	Employment Agreements.	43
ARTICLE XI.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	43
11.1.	Conditions Precedent to Confirmation.	43
11.2.	Conditions Precedent to the Effective Date.	44
11.3.	Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.	45
11.4.	Effect of Failure of Conditions.	45
ARTICLE XII.	EFFECT OF CONFIRMATION	45
12.1.	Binding Effect.	45
12.2.	Vesting of Assets.	46
12.3.	Discharge of Claims Against and Interests in the Debtors.	46
12.4.	Term of Pre-Confirmation Injunctions or Stays.	46
12.5.	Injunction Against Interference With Plan.	46
12.6.	Injunction.	47
12.7.	Releases.	47
12.8.	Exculpation and Limitation of Liability.	49
12.9.	Injunction Related to Releases and Exculpation.	49
12.10.	Termination of Subordination Rights and Settlement of Related Claims.	49
12.11.	Retention of Causes of Action/Reservation of Rights.	50
12.12.	Indemnification Obligations; Insured Current Director & Officer Claims.	50
12.13.	Securities Litigations; Document Retention.	51
ARTICLE XIII.	RETENTION OF JURISDICTION	52
ARTICLE XIV.	MISCELLANEOUS PROVISIONS	53
14.1.	Exemption from Certain Transfer Taxes.	53
14.2.	Retiree Benefits.	54
14.3.	Dissolution of Creditors’ Committee.	54
14.4.	Termination of Professionals.	54
14.5.	Amendments.	54
14.6.	Revocation or Withdrawal of this Plan.	55
14.7.	Allocation of Plan Distributions Between Principal and Interest.	55
14.8.	Severability.	55
14.9.	Governing Law.	56
14.10.	Section 1125(e) of the Bankruptcy Code.	56
14.11.	Inconsistency.	56
14.12.	Time.	56
14.13.	Exhibits.	56
14.14.	Notices.	57
14.15.	Filing of Additional Documents.	57
14.16.	Reservation of Rights.	57

INTRODUCTION2

K-V Discovery Solutions, Inc. and the other debtors and debtors in possession in the above-captioned cases propose the following fifth amended joint chapter 11 plan of reorganization for the resolution of the Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits and supplements thereto, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, certain tax matters, and the securities and other consideration to be issued and/or distributed under this Plan.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and Sections 14.5 and 14.6 of this Plan, the Debtors, reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are the holders of Senior Secured Notes Claims, ETHEX Criminal Fine Claims, Qui Tam Claims, Convertible Subordinated Notes Claims, and General Unsecured Claims. Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan.  [No materials other than the Disclosure Statement and the respective schedules and exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.]

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A.           Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1. 2011 Securities Litigation means that certain securities class action litigation currently styled In re K-V Pharmaceutical Company Securities Litigation, No. 11CV01816 AGF, pending in the United States District Court for the Eastern District of Missouri, Eastern Division, including the Consolidated Amended Class Action Complaint For Violations Of Federal Securities Laws filed therein and any amendments thereto, and all cases consolidated thereunder, and including any appeals in connection therewith.

1.2. 503(b)(9) Claims means Claims that have been timely and properly filed prior to the Bar Date and that are granted administrative expense priority treatment pursuant to section 503(b)(9) of the Bankruptcy Code.

1.3. Accredited Investor means an “accredited investor” as defined in Rule 501(a) under Regulation D under the Securities Act.

1.4. Ad Hoc Senior Secured Noteholders Group means that certain ad hoc group of certain holders of Senior Secured Notes for which a Bankruptcy Rule 2019 statement was filed by Weil, Gotshal & Manges LLP.

1.5. Ad Hoc Senior Secured Noteholders Group Advisors means Weil, Gotshal & Manges LLP, as counsel to the Ad Hoc Senior Secured Noteholders Group, Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Senior Secured Noteholders Group and Fortgang Consulting LLC, as advisor to the Ad Hoc Senior Secured Noteholders Group.

1.6. Administrative Bar Date has the meaning set forth in Section 3.2(a) of this Plan.

1.7. Administrative Expense Claim means (a) any right to payment constituting a cost or expense of administration of the Reorganization Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code (other than a Fee Claim or U.S. Trustee Fees) for the period from the Petition Date to the Effective Date, including, without limitation: (i) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by the Debtors during the Reorganization Cases; (ii) 503(b)(9) Claims; (iii) any payment to be made under this Plan to cure a default on an assumed executory contract or unexpired lease; (iv) the Senior Secured Notes Indenture Trustee Claim; and (v) the Convertible Subordinated Notes Indenture Trustee Claim; and (b) any Claim that arose prior to the Petition Date that the Debtors are authorized to satisfy in the ordinary course of business pursuant to, and in accordance with, that certain Amended Order Authorizing Debtors to (I) Honor Certain Prepetition Obligations to Customers and to Continue Customer Programs, and (II) Pay Medicaid and Other Insurance Rebate Obligations [Docket No. 338], including, without limitation, Claims relating to Medicaid rebates.

1.8. Allowed Claim or Allowed [__________] Claim (with respect to a specific type of Claim, if specified) means: (a) any Claim (or a portion thereof) as to which no action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been sought within the applicable period of limitation fixed by this Plan or applicable law, except to the extent the Debtors or Reorganized Debtors, as the case may be, object to the enforcement of such Claim or, if an action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been sought, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by a Debtor in the ordinary course of business during the Reorganization Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

1.9. Amended By-Laws means the amended and restated by-laws for the applicable Reorganized Debtor, on terms and conditions acceptable to the Debtors and the Investor Parties, substantially final forms of which will be contained in the Plan Supplement.

1.10. Amended Certificates of Incorporation means the amended and restated certificates of incorporation (or articles of incorporation, as applicable) for the applicable Reorganized Debtor, on terms and conditions acceptable to the Investor Parties, substantially final forms of which will be contained in the Plan Supplement.

1.11. Assets means all of the right, title and interest of the Debtors in and to property of whatever type or nature (real, personal, mixed, intellectual, tangible or intangible).

1.12. Ballot means the form approved by the Bankruptcy Court and distributed to holders of impaired Claims entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan.

1.13. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.14. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.15. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.16. Bar Date means any deadline for filing proofs of Claim, including, without limitation, Claims arising prior to the Petition Date (including 503(b)(9) Claims) and Administrative Expense Claims, as established by an order of the Bankruptcy Court or under the Plan.

1.17. Business Day means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.18. Cash means the legal currency of the United States and equivalents thereof.

1.19. Causes of Action means any and all actions, causes of action (including avoidance actions), suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and Claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

1.20. Claim means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

1.21. Claims Agent means Epiq Bankruptcy Solutions, LLC, or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. §156(c).

1.22. Class means each category of Claims or Interests established under Article IV of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.23. Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

1.24. Commitment Fee Shares means 5% (781,250 shares) of New Common Stock to be issued to and allocated among the Investor Parties as compensation for their undertakings in the Stock Purchase Agreement, subject to dilution by the New Common Stock Securities to be issued pursuant to the Management Incentive Plan.

1.25. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.26. Confirmation Hearing means a hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.27. Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and reasonably acceptable to the Debtors and the Investor Parties.

1.28. Convertible Subordinated Notes mean the 2.5% Contingent Convertible Subordinated Notes due 2033, issued pursuant to the Convertible Subordinated Notes Indenture, in the original aggregate principal amount of $200,000,000.

1.29. Convertible Subordinated Notes Claims  means all Claims (excluding Existing Securities Law Claims) against KV, as issuer, arising under the Convertible Subordinated Notes and the Convertible Subordinated Notes Indenture (and related documents).

1.30. Convertible Subordinated Notes Equity Distribution means 7% (1,093,750 shares) of New Common Stock to be issued by Reorganized KV on the Effective Date to holders of Allowed Convertible Subordinated Notes Claims pursuant to the Plan, subject to dilution by the New Common Stock Securities to be issued pursuant to the Management Incentive Plan.

1.31. Convertible Subordinated Notes Indenture means that certain indenture dated as of May 16, 2003 (as amended, modified or supplemented from time to time), between KV, as issuer, and the Convertible Subordinated Notes Indenture Trustee, related to the Convertible Subordinated Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.32. Convertible Subordinated Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Convertible Subordinated Notes Indenture.

1.33. Convertible Subordinated Notes Indenture Trustee Claim means all Claims of the Convertible Subordinated Notes Indenture Trustee for reasonable and documented fees and expenses under the terms of the Convertible Subordinated Notes Indenture (including, but not limited to, the reasonable and documented fees, costs and expenses incurred by the Convertible Subordinated Notes Indenture Trustee’s professionals).

1.34. Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

1.35. Cure Amount has the meaning set forth in Section 10.3 of this Plan.

1.36. Cure Dispute has the meaning set forth in Section 10.3 of this Plan.

1.37. Cure Schedule has the meaning set forth in Section 10.3 of this Plan.

1.38. Current D&O Indemnity Reserve means Cash in the amount of $2,000,000 to be reserved by the Debtors or Reorganized Debtors, as the case may be, on the Effective Date, which reserve shall be used for the purpose of indemnifying, defending, reimbursing, exculpating, advancing fees and expenses to, or limiting the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action or Claims.

1.39. Current Officer Employment Agreements has the meaning set forth in Section 10.5 of this Plan.

1.40. D&O Claim Committee means that certain committee, the members of which shall be identified in a filing to be included in the Plan Supplement.

1.41. Debtor(s) means, individually or collectively, as the context requires: KV; K-V Discovery Solutions, Inc.; DrugTech Corporation; FP1096, Inc.; K-V Generic Pharmaceuticals, Inc.; K-V Solutions USA, Inc.; Ther-Rx Corporation; and Zeratech Technologies USA, Inc.

1.42. DIP Agent means Law Debenture Trust Company of New York, solely in its capacity as administrative agent under the DIP Credit Agreement, and any of its successors or assigns.

1.43. DIP Claims means all Claims held by the DIP Agent and/or the DIP Lenders arising under or pursuant to the DIP Credit Agreement, including, without limitation, Claims for all principal amounts outstanding, interest, fees, reasonable and documented expenses, costs and other charges of the DIP Agent and the DIP Lenders.

1.44. DIP Credit Agreement means that certain senior secured debtor-in-possession term loan agreement, dated May 3, 2013, by and among KV, as borrower, each of the other Debtors, as guarantors, the DIP Agent, and the DIP Lenders (as may be amended, modified or supplemented from time to time on the terms and conditions set forth therein), and including any and all documents and instruments executed in connection therewith.

1.45. DIP Lenders means the lenders party to DIP Credit Agreement from time to time.

1.46. DIP Loan means the senior secured debtor-in-possession term loan by and among KV, as borrower, the other Debtors as guarantors, the DIP Agent, and the DIP Lenders, the terms of which are set forth in the DIP Credit Agreement.

1.47. Direct Purchase Shares means 11.84% (1,850,000 shares) of New Common Stock to be directly purchased by the Investor Parties under the Plan (subject to dilution by the Management Incentive Plan).

1.48. Disallowed means a finding of the Bankruptcy Court in a Final Order, or provision in the Plan providing, that a Disputed Claim shall not be an Allowed Claim.

1.49. Disbursing Agent means the entity, which may be a Reorganized Debtor, designated by the Debtors or the Reorganized Debtors to distribute the Plan Consideration, the Direct Purchase Shares, the Commitment Fee Shares, the Rights Offering Stock, and New First Lien Term Loan.

1.50. Disclosure Statement means the disclosure statement that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time (including all exhibits and schedules annexed thereto or referred to therein).

1.51. Disclosure Statement Hearing means a hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

1.52. Disputed Claim means, as of any relevant date, any Claim, or any portion thereof: (a) that is not an Allowed Claim or Disallowed Claim as of the relevant date; or (b) for which a proof of Claim or Interest has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order as of the relevant date.

1.53. Disputed Claims Reserves means, collectively, the Disputed General Unsecured Claims Reserve and the Disputed Priority Claims Reserve.

1.54. Disputed General Unsecured Claims Reserve has the meaning set forth in Section 9.3(c) of this Plan.

1.55. Disputed Priority Claims Reserve has the meaning set forth in Section 9.3(b) of this Plan.

1.56. Distribution Date means: (a) the Initial Distribution Date; (b) any Interim Distribution Date; or (c) the Final Distribution Date, as the context requires.

1.57. Distribution Record Date means, with respect to all Classes for which distributions are to be made under the Plan (other than Classes 3 and 6), the third Business Day after the Confirmation Date or such other later date as shall be established by the Bankruptcy Court in the Confirmation Order.

1.58. DTC means The Depository Trust Company.

1.59. Effective Date means the first Business Day on which all conditions to the Effective Date set forth in Section 11.2 hereof have been satisfied or waived, and no stay of the Confirmation Order is in effect.

1.60. Eligible Holder means any holder of an Allowed Convertible Subordinated Notes Claim as of the record date set forth in the Rights Offering Procedures who has timely and affirmatively certified in writing that such holder is an Accredited Investor in accordance with the Rights Offering Procedures.  Notwithstanding the foregoing, each of the Investor Parties shall be deemed Eligible Holders for purposes of the Plan and the Rights Offering without any further action by such Investor Parties.

1.61. Equitably Subordinated Claim means: (a) subject to Section 7.16 hereof, any Hermelin Claim; or (b) any other Claim subject to subordination pursuant to section 510(c) of the Bankruptcy Code.

1.62. Estate means each estate created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.63. Estimation Order means an order or orders of the Bankruptcy Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.64. ETHEX Criminal Fine Claims means all Claims against any Debtor arising from or relating to that certain action captioned United States of America v. ETHEX Corporation, No. 4:10-CR-00117 (ERW) (E.D. Mo.), including, without limitation, Claims relating to criminal fines or other amounts required to be paid pursuant to the March 2, 2010 judgment entered by the United States District Court for the Eastern District of Missouri in such action (as subsequently modified by order dated November 16, 2010).

1.65. ETHEX Criminal Fine Settlement Order means an order of the Bankruptcy Court that, among other things, approves a settlement, in form and substance acceptable to the Debtors and acceptable in amount to the Investor Parties, among the applicable Debtors and the United States Attorney for the Eastern District of Missouri relating to the ETHEX Criminal Fine Claims.

1.66. Existing KV Interests means the Interests in KV outstanding prior to the Effective Date.

1.67. Existing Securities Law Claim means any Claim, whether or not the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) except as otherwise provided for in this Plan, including Section 12.12 hereof, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.

1.68. Fee Claim means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases, including, without limitation, in connection with final fee applications of such Professional Persons.

1.69. Final Distribution Date means the first Business Day that is 20 Business Days after the date on which all Disputed Claims have been resolved by Final Order (or such earlier or later date as may be reasonably determined by the Reorganized Debtors).

1.70. Final DIP Order means that certain Final Order (A) Authorizing Replacement Post-Petition Financing; (B) Authorizing the Use of Cash Collateral; (C) Granting Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c), and 507; (D) Authorizing Repayment of Existing Post-Petition Financing; and (E) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362 [Docket No. ______].

1.71. Final Order means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

1.72. Former DIP Order means that certain Final Order (1) Authorizing Postpetition Financing, (2) Granting Liens and Providing Superpriority Administrative Expense Priority, (3) Authorizing Use of Cash Collateral and Providing for Adequate Protection, and (4) Modifying the Automatic Stay, Pursuant to Sections 105, 361, 362, 363, 364 and 507(b) of the Bankruptcy Code and Bankruptcy Rules 2002, 4001, and 9014 [Docket No. 497], as amended, modified or supplemented by the Bankruptcy Court from time to time.

1.73. General Unsecured Claim means any Claim other than: (a) a Secured Claim, including DIP Claims, Other Secured Claims, and Senior Secured Notes Claims; (b) an Administrative Expense Claim; (c) a Fee Claim; (d) a Priority Tax Claim; (e) a Priority Non-Tax Claim; (f) a Qui Tam Claim; (g) an ETHEX Criminal Fine Claim; (h) a Convertible Subordinated Notes Claim; (i) an Intercompany Claim; (j) an Existing Securities Law Claim; (k) an Equitably Subordinated Claim; and (l) U.S. Trustee Fees, and shall not include Claims that are Disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

1.74. General Unsecured Claims Distribution means Cash in an amount equal to $10,250,000.

1.75. Hermelin Claims mean all Claims against any Debtor asserted by or on behalf of Marc S. Hermelin, including, without limitation, the Hermelin Indemnification Claims and all other Claims asserted in the proof of claim assigned Claim No. 151 by the Claims Agent.

1.76. Hermelin Indemnification Claims mean all Claims against any Debtor asserted by or on behalf of Marc S. Hermelin relating to alleged indemnification obligations of any such Debtor in favor of Marc S. Hermelin, including, without limitation, claims asserted pursuant to that certain Indemnification Agreement, dated as of October 29, 2008, by and between Marc S. Hermelin and KV (as may have been amended, modified and/or supplemented).

1.77. Initial Distribution Date means the Effective Date or as soon thereafter as is practicable.

1.78. Intercompany Claim means any Claim (including an Administrative Expense Claim), Cause of Action, or remedy asserted by a Debtor against another Debtor.

1.79. Intercompany Interest means any Interest held by a Debtor in another Debtor.

1.80. Interest means the interest (whether legal, equitable, contractual or other rights) of any holders of any class of equity securities of any of the Debtors represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, and any Claim or Cause of Action related to or arising from the foregoing, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.81. Interim Distribution Date means any date, other than the Final Distribution Date, after the Initial Distribution Date on which the Reorganized Debtors determine, that an interim distribution should be made to holders of Allowed Claims in light of, inter alia, resolutions of Disputed Claims and the administrative costs of such a distribution.

1.82. Investor Parties means those certain parties, Capital Ventures International, Greywolf Capital Overseas Master Fund, Greywolf Capital Partners II L.P., Greywolf Opportunities Fund L.L.C., Kingdon Associates, Kingdon Credit Master Fund L.P., Kingdon Family Partnership, L.P., M. Kingdon Offshore Master Fund L.P., and Deutsche Bank Securities, Inc. (solely with respect to the Distressed Products Group), who are signatories to the Stock Purchase Agreement.

1.83. Kingdon means Kingdon Capital Management, LLC and/or any of its affiliates.

1.84. KV means K-V Pharmaceutical Company, one of the Debtors.

1.85. Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.86. Management Incentive Plan means the management equity incentive plan (equivalent to up to 10% of New Common Stock) upon the Effective Date, on a fully diluted basis, to be established for certain members of management of the Reorganized Debtors on the Effective Date and shall be on terms reasonably acceptable to the Debtors and the Investor Parties.  A copy of the Management Incentive Plan shall be contained in the Plan Supplement.

1.87. New Common Stock means, collectively, up to 15,625,000 shares of common stock of Reorganized KV, par value $0.01, to be issued by Reorganized KV in connection with the implementation of, and as authorized by, this Plan.

1.88. New Common Stock Securities means, collectively, New Common Stock and options, warrants, or other securities convertible into New Common Stock, to be issued by Reorganized KV in connection with the implementation of, and as authorized by, this Plan.

1.89. New Stockholders Agreement means the stockholders agreement, to be dated as of the Effective Date, among Reorganized KV and each of the Persons receiving New Common Stock Securities under the Plan, including through the Rights Offering, which shall be in form and substance acceptable to the Debtors and the Investor Parties, and a substantially final form of which will be contained in the Plan Supplement.

1.90. New First Lien Agent means the administrative agent under the New First Lien Term Loan Agreement, and any of its successors or assigns.

1.91. New First Lien Lenders means the lenders party to the New First Lien Term Loan Agreement.

1.92. New First Lien Term Loan means the first lien term loan facility, the terms of which shall be set forth in the New First Lien Term Loan Agreement, which (a) shall be in the original principal amount of $100,000,000 or such other amount as agreed to by the Debtors and the Investor Parties as set forth in the Stock Purchase Agreement, (b) be funded by the New First Lien Lenders on the Effective Date, and (c) be otherwise on terms reasonably acceptable to the Debtors and the Investor Parties as set forth in the Stock Purchase Agreement.

1.93. New First Lien Term Loan Agreement means that certain first lien term loan agreement, by and among Reorganized KV, as borrower, those entities identified as “guarantors” in the New First Lien Term Loan Agreement, the New First Lien Agent, and the New First Lien Lenders (as may be amended, modified or supplemented from time to time on the terms and conditions set forth therein), to be dated as of the Effective Date, the principal terms of which shall be contained in the Plan Supplement, and including any and all documents and instruments executed in connection therewith, each of which shall be on terms and in form and substance reasonably satisfactory to the Debtors and the Investor Parties as set forth in the Stock Purchase Agreement.

1.94. Other Secured Claim means any Secured Claim against a Debtor other than (a) DIP Claims or (b) Senior Secured Notes Claims.

1.95. Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, Interest holder, or any other entity or organization of whatever nature.

1.96. Petition Date means August 4, 2012, the date on which the Debtors commenced the Reorganization Cases.

1.97. Plan means this third amended joint chapter 11 plan proposed by the Debtors, including, without limitation, all applicable exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time with the consent of the Investor Parties as set forth herein, and in accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules and the terms hereof or thereof.

1.98. Plan Consideration means, with respect to any Class of Claims entitled to a distribution under this Plan, Cash, and/or New Common Stock, as the context requires.

1.99. Plan Distribution means the payment or distribution under the Plan of the Plan Consideration.

1.100. Plan Documents means the documents, other than the Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of the Plan, including, without limitation, the documents to be included in the Plan Supplement, the Stock Purchase Agreement, the New First Lien Term Loan Agreement, the New Stockholders Agreement, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-laws of the applicable Reorganized Debtors, the Management Incentive Plan, the Schedule of Assumed Contracts and Leases, the notice of the D&O Claim Committee composition and any and all exhibits to the Plan and the Disclosure Statement; provided, that, subject to Section 14.9 hereof, all Plan Documents shall be in form and substance reasonably acceptable to the Investor Parties and the Debtors.

1.101. Plan Supplement means the supplemental appendix to this Plan, to be filed no later than five (5) calendar days prior to the deadline for Ballots to be received in connection with voting to accept or reject the Plan, which will contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of the Plan Documents.

1.102. Postpetition Interest Amount means the amount (if any) of interest due and owing from and after the Petition Date under the Senior Secured Notes Indenture incurred or asserted by the Senior Secured Notes Indenture Trustee or any holder of the Senior Secured Notes under the Senior Secured Notes Indenture, as due and payable under or related to the Senior Secured Notes Indenture, in each case as determined by the Bankruptcy Court at or prior to the Confirmation Hearing to be due and payable to the holders of the Senior Secured Notes pursuant to the subordination provisions of the Convertible Subordinated Notes Indenture.

1.103. Postpetition Payment Amount means the amount (if any) of fees, expenses, costs, premiums (including prepayment, makewhole or other similar premiums) or other charges incurred or asserted by the Senior Secured Notes Indenture Trustee or any holder of the Senior Secured Notes under the Senior Secured Notes Indenture (and not otherwise included in and payable as part of the Senior Notes Indenture Trustee Claim) other than the Postpetition Interest Amount, as due and payable under or related to the Senior Secured Notes Indenture, due and payable to the holders of the Senior Secured Notes pursuant to the subordination provisions of the Convertible Subordinated Notes Indenture.

1.104. PPFG Securities Litigation means the consolidated federal securities class action litigation styled Public Pension Fund Group v. KV Pharmaceutical Company, et al., Case No. 08cv01859 (CEJ), pending in the United States District Court for the Eastern District of Missouri, and filed on behalf of the purchasers of publicly traded securities of K-V Pharmaceutical Company between June 15, 2004 and January 23, 2009.

1.105. Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.106. Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.107. Professional Person(s) means all Persons retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to order of the Bankruptcy Court.

1.108. Pro Rata Share means with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

1.109. Qui Tam Claims means all Claims against any Debtor arising from or relating to that certain action captioned United States ex rel. Constance Conrad v. Abbott Laboratories, Inc. et al., No. 02-CV-11738-NG (D. Mass), or arising from or relating to the settlement agreement entered into by KV in connection therewith.

1.110. Qui Tam Settlement Order means an order of the Bankruptcy Court that, among other things, approves a settlement, in form and substance acceptable to the Debtors and acceptable in amount to the Investor Parties, among the applicable Debtors, Constance Conrad and the United States Department of Justice relating to the Qui Tam Claims.

1.111. Recharacterization Amount means an amount (if any) equal to all or a portion of the amount of any payments made to or on account of or for the benefit of the Senior Notes Trustee, the collateral agent under the Senior Secured Notes Indenture and/or any holders of the Senior Secured Notes as adequate protection pursuant to the Former DIP Order or otherwise, that the Bankruptcy Court determines, on or prior to the Confirmation Hearing, should be applied to reduce the principal balance of the Senior Notes Claims.

1.112. Released Parties means, collectively: (a) the Debtors and their respective affiliates; (b) the DIP Agent; (c) the DIP Lenders; (d) holders of Senior Secured Notes Claims; (e) holders of Convertible Subordinated Notes Claims; (f) the Senior Secured Notes Indenture Trustee; (g) the Convertible Subordinated Notes Indenture Trustee; (h) the Investor Parties; (i) the Committee and its members, each solely in its capacity as such (each of (a) through (i), solely in its capacity as such); and (j) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases and the transactions contemplated by the Plan; provided, further, that no Person shall be a Released Party if it objects to and/or opts out of the releases provided for in Article XII of the Plan.

1.113. Reorganization Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and captioned In re K-V Discovery Solutions, Inc., et al., No. 12-13346 (ALG) (Jointly Administered).

1.114. Reorganized Debtor means the applicable reorganized Debtor or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date, after giving effect to the restructuring transactions occurring on the Effective Date in accordance with this Plan.

1.115. Reorganized KV means KV on and after the Effective Date.

1.116. Rights Exercise Price means the purchase price for each share of Rights Offering Stock, as set forth in the Rights Offering Procedures and approved by the Bankruptcy Court.  The Rights Exercise Price for the Rights Offering Stock will be set at $20.00 per share of New Common Stock.

1.117. Rights Offering means the offering of Subscription Rights to purchase 11,900,000 shares of New Common Stock to be issued by Reorganized KV pursuant to the Plan, for an aggregate purchase price of the Rights Offering Amount.

1.118. Rights Offering Amount means up to $238 million.

1.119. Rights Offering Pro Rata Stock Amount means, with respect to each Eligible Holder, a number of shares of Rights Offering Stock equal to the ratio (expressed as a percentage) of (i) such Eligible Holder’s Rights Participation Claim Amount to (ii) $200,000,000, multiplied by the total number of shares of Rights Offering Stock, with the product of the foregoing rounded down to the next whole number, subject to the agreement by each of the Investor Parties (other than Kingdon) pursuant to the Stock Purchase Agreement to purchase its proportion of the Unsubscribed Shares.

1.120. Rights Offering Procedures means the procedures governing the Rights Offering, which procedures are attached as an exhibit to the Disclosure Statement, and shall be reasonably acceptable to the Debtors and the Investor Parties.

1.121. Rights Offering Stock means the shares of the New Common Stock issued pursuant to the Rights Offering (including any Unsubscribed Shares acquired by any Investor Parties pursuant to the Stock Purchase Agreement). The Rights Offering Stock shall be subject to dilution from the New Common Stock Securities issued pursuant to the Management Incentive Plan.

1.122. Rights Participation Claim Amount means, in the case of a holder of a Convertible Subordinated Notes Claim who is an Eligible Holder, the principal amount of such holder’s Convertible Subordinated Notes Claim.

1.123. Run Off D&O Policy has the meaning set forth in Section 7.5(c) of this Plan.

1.124. Schedule of Assumed Contracts and Leases means a schedule of the contracts and leases to be assumed pursuant to section 365 of the Bankruptcy Code and Section 10.1 hereof, which shall be filed by the Debtors (in consultation with the Investor Parties) at least five (5) calendar days prior to the deadline for Ballots to be received in connection with voting on the Plan, and which shall be reasonably acceptable to the Debtors and the Investor Parties, as such schedule may be amended from time to time on or before the Confirmation Date.

1.125. Schedules has the meaning set forth in Section 9.3(b) of this Plan.

1.126. Secured Claim means a Claim, either as set forth in this Plan, as agreed to by the holder of such Claim and the Debtors or as determined by a Final Order in accordance with sections 506(a) and 1111(b) of the Bankruptcy Code: (a) that is secured by a valid, perfected and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.127. Securities Act means the Securities Act of 1933, as amended.

1.128. Securities Litigation Documents has the meaning set forth in Section 12.13(b) of this Plan.

1.129. Securities Litigations means, collectively, the 2011 Securities Litigation and the PPFG Securities Litigation.

1.130. Senior Secured Notes mean the 12% Senior Secured Notes due March 15, 2015 issued pursuant to the Senior Secured Notes Indenture, in the original aggregate principal amount of $225,000,000 with an original aggregate purchase amount of $218,250,000 paid by the original beneficial holders of the Senior Notes.

1.131. Senior Secured Notes Claims means all Claims (including undersecured claims, if any, pursuant to section 506 of the Bankruptcy Code, but excluding Existing Securities Law Claims) against KV, as issuer, and each of the other Debtors, as guarantors, arising under the Senior Secured Notes and the Senior Secured Notes Indenture (and related documents).

1.132. Senior Secured Notes Indenture means that certain indenture dated as of March 17, 2011 (as amended, modified or supplemented from time to time), between KV, as issuer, each of the other Debtors, as guarantors, and the Senior Secured Notes Indenture Trustee, related to the Senior Secured Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.133. Senior Secured Notes Indenture Trustee means Wilmington Trust National Association as successor by merger to Wilmington Trust FSB, solely in its capacity as indenture trustee and collateral agent under the Senior Secured Notes Indenture.

1.134. Senior Secured Notes Indenture Trustee Claim means all Claims of the Senior Secured Notes Indenture Trustee for reasonable and documented fees and expenses under the terms of the Senior Secured Notes Indenture (including, but not limited to, the reasonable and documented fees, costs and expenses incurred by the Senior Secured Notes Indenture Trustee’s professionals), not to exceed $150,000 in the aggregate.

1.135. SIR Claim means the unsatisfied portion of any self-insured retention or deductible as of the date an Allowed Claim is Allowed.

1.136. Stock Purchase Agreement means that certain Second Amended and Restated Stock Purchase and Backstop Agreement, dated June 6, 2013, by and among the Investor Parties and KV (as amended, modified and/or supplemented from time to time).

1.137. Subscription Rights means the non-transferable, non-certificated subscription rights of Eligible Holders that timely vote to accept the Plan to purchase shares of Rights Offering Stock in connection with the Rights Offering on the terms and subject to the conditions set forth in the Plan and the Rights Offering Procedures.

1.138. Subsidiary means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.

1.139. U.S. Trustee means the United States Trustee for the Southern District of New York.

1.140. U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

1.141. Unsubscribed Shares means shares of Rights Offering Stock that are not timely, duly and validly subscribed and paid for by Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

B.           Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns.

C.           Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or via the Claims Agent’s website at http://dm.epiq11.com/KVD, or obtain a copy of the Plan Documents by a written request sent to the Claims Agent at the following address:

Epiq Bankruptcy Solutions, LLC

FDR Station

P.O. Box 5014

New York, NY 10150-5014

(646) 282-2500

ARTICLE II.

RESOLUTION OF CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1. Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

2.2. Formation of Debtor Groups for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities. Notwithstanding the foregoing, the Debtors reserve the right to seek, with the consent of the Investor Parties, to substantively consolidate any two or more Debtors, provided that such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.

2.3. Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Claims will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Reorganized Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors.

ARTICLE III.

ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS

The Plan constitutes a joint plan of reorganization for each of the Debtors.  All Claims and Interests, except Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims of the Debtors have not been classified, and the holders thereof are not entitled to vote on this Plan.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest also is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code.  However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

3.1. DIP Claims.

In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, all Allowed DIP Claims shall be paid in full in Cash on the Effective Date from the proceeds of the New First Lien Term Loan, the sale of the Direct Purchase Shares, and/or the Rights Offering (less any amounts the holders of such Allowed DIP Claims have elected (or are required) to tender as consideration in the Rights Offering or pursuant to the Stock Purchase Agreement, as more fully set forth in the Rights Offering Procedures). Upon payment and satisfaction in full of all Allowed DIP Claims, all Liens and security interests granted to secure such obligations, whether in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

3.2. Administrative Expense Claims.

(a) Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim, other than the holder of:

(i)	a DIP Claim;

(ii)	a Fee Claim;

(iii)	a 503(b)(9) Claim;

(iv)	an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(v)	an Administrative Expense Claim for an expense or liability

incurred and payable in the ordinary course of business by a Debtor;

(vi)
an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(vii)
an Administrative Expense Claim held by a current officer, director or employee of the Debtors for indemnification, contribution, or advancement of expenses pursuant to: (A) any Debtor’s certificate of incorporation, by-laws, or similar organizational document, or (B) any indemnification or contribution agreement approved by the Bankruptcy Court;

(viii)
an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses;

(ix)	a Senior Secured Notes Indenture Trustee Claim; and

(x)	a Convertible Subordinated Notes Indenture Trustee Claim

must file with the Bankruptcy Court and serve on the Debtors or Reorganized Debtors (as the case may be), the Claims Agent, and the Office of the United States Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b) Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

In the case of the Senior Secured Notes Indenture Trustee Claim and the Convertible Subordinated Notes Indenture Trustee Claim, such Claims will be paid in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, with copies to be provided to the Investor Parties) but no later than the Effective Date; provided, that such fees, costs and expenses are reimbursable under the terms of the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture, as applicable; and provided, further, that the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee will receive payment in the ordinary course of business (subject to the Reorganized Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, costs, and expenses incurred after the Effective Date in connection with the implementation of any provisions of this Plan (in each case, not to exceed $25,000).  In the event that the Debtors dispute all or a portion of the Senior Secured Notes Indenture Trustee Claim or the Convertible Subordinated Notes Indenture Trustee Claim, the Debtors shall pay the undisputed amount of such Senior Secured Notes Indenture Trustee Claim or Convertible Subordinated Notes Indenture Trustee Claim (as the case may be), and segregate the remaining portion of such Claim until such dispute is resolved by the parties or by the Bankruptcy Court.

3.3. Fee Claims.

(a) Time for Filing Fee Claims.

Any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) calendar days after the Effective Date. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

(b) Treatment of Fee Claims.

All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) fourteen (14) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, to the extent known, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to the accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or all remaining Fee Claims have been Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors.

3.4. U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the later of: (i) the Effective Date; and (ii) the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Reorganization Case, the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

3.5. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either: (i) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim, or (ii) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1. Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (i) impaired or unimpaired by this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Deemed to accept)
Class 2	Other Secured Claims	No	No (Deemed to accept)
Class 3	Senior Secured Notes Claims	Yes	Yes
Class 4	ETHEX Criminal Fine Claims	Yes	Yes
Class 5	Qui Tam Claims	Yes	Yes
Class 6	Convertible Subordinated Notes Claims	Yes	Yes
Class 7	General Unsecured Claims	Yes	Yes
Class 8(a)	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 8(b)	Equitably Subordinated Claims	Yes	No (Deemed to reject)
Class 9	Existing KV Interests	Yes	No (Deemed to reject)

4.2. Unimpaired Classes of Claims.

The following Classes of Claims are unimpaired and, therefore, deemed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code.

(a) Class 1: Class 1 consists of all Priority Non-Tax Claims.

(b) Class 2: Class 2 consists of all Other Secured Claims.

4.3. Impaired Classes of Claims and Interests.

(a) The following Classes of Claims are impaired and entitled to vote on this

Plan:

(i)	Class 3: Class 3 consists of all Senior Secured Notes Claims.

(ii)	Class 4: Class 4 consists of all ETHEX Criminal Fine Claims.

(iii)	Class 5: Class 5 consists of all Qui Tam Claims.

(iv)	Class 6: Class 6 consists of all Convertible Subordinated Notes

Claims.

(v)	Class 7: Class 7 consists of all General Unsecured Claims.

(b) The following Classes of Claims and Interests are impaired and deemed to have rejected this Plan and, therefore, are not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

(i)	Class 8(a): Class 8(a) consists of all Existing Securities Law Claims.

(ii)	Class 8(b): Class 8(b) consists of all Equitably Subordinated Claims.

(iii)	Class 9: Class 9 consists of all Existing KV Interests.

4.4. Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on Collateral different than that securing any other Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1. Priority Non-Tax Claims (Class 1).

(a) Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the first Distribution Date after the applicable Priority Non-Tax Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

(b) Voting: The Priority Non-Tax Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2. Other Secured Claims (Class 2).

(a) Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the first Distribution Date after the applicable Other Secured Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render the Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such Claims in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b) Voting: The Other Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

(c) Deficiency Claims: To the extent that the value of the Collateral securing each Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under this Plan as an Allowed General Unsecured Claim and shall be classified as a General Unsecured Claim.

5.3. Senior Secured Notes Claims (Class 3).

(a) Allowance:  On the Effective Date, the Senior Secured Notes Claims shall be deemed Allowed Claims in the amount of $231,384,245 less the Recharacterization Amount.

(b) Treatment:  On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Senior Secured Notes Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim (and in full satisfaction and discharge of any and all subordination provisions or agreements including the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture), its Pro Rata Share of (i) Cash in an aggregate amount equal to the Allowed Senior Secured Notes Claims, and (ii) any consideration payable to the holders of Allowed Senior Secured Notes Claims pursuant to Section 7.11 hereof.

(c) Voting:  The Senior Secured Notes Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Senior Secured Notes Claims.

5.4. ETHEX Criminal Fine Claims (Class 4).

(a) Allowance: On the Effective Date, the ETHEX Criminal Fine Claims shall be deemed Allowed Claims and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, to the extent provided in the ETHEX Criminal Fine Settlement Order.

(b) Treatment: The holders of the ETHEX Criminal Fine Claims shall receive, subject to the terms of this Plan and the ETHEX Criminal Fine Settlement Order and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claims, payment of such amounts and on such dates as provided in the ETHEX Criminal Fine Settlement Order.

(c) Voting: The ETHEX Criminal Fine Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such ETHEX Criminal Fine Claims.

5.5. Qui Tam Claims (Class 5)

(a) Allowance: On the Effective Date, the Qui Tam Claims shall be deemed Allowed Claims and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person to the extent provided in the Qui Tam Settlement Order.

(b) Treatment: The holders of the Qui Tam Claims shall receive, subject to the terms of this Plan and the Qui Tam Settlement Order and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claims, payment of such amounts and on such dates as provided in the Qui Tam Settlement Order.

(c) Voting: The Qui Tam Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Qui Tam Claims.

5.6. Convertible Subordinated Notes Claims (Class 6).

(a) Allowance: On the Effective Date, the Convertible Subordinated Notes Claims shall be deemed Allowed Claims in the amount of $201,114,164.

(b) Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Convertible Subordinated Notes Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim (and not subject to turnover pursuant to any subordination provision or agreement, except as set forth in Section 7.11 hereof) its Pro Rata Share of the Convertible Note Equity Distribution.

(c) Voting: The Convertible Subordinated Notes Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Convertible Subordinated Notes Claims.

5.7. General Unsecured Claims (Class 7).

(a) Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the later of the Effective Date and the first Distribution Date after the applicable General Unsecured Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, subject to section 7.14 hereof, if applicable, each holder of an Allowed General Unsecured Claim shall receive such holder’s Pro Rata Share of the General Unsecured Claims Distribution; provided, in no event shall such distribution be in excess of 100% of the amount of its Allowed General Unsecured Claim.

(b) Voting: The General Unsecured Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan and the votes of such holders will be solicited with respect to such General Unsecured Claims.

5.8. Existing Securities Law Claims (Class 8(a)).

(a) Treatment: Subject to section 7.14 hereof, if applicable, holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

(b) Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

5.9. Equitably Subordinated Claims (Class 8(b)).

(a) Treatment: Subject to section 7.14 hereof, if applicable, holders of Equitably Subordinated Claims shall not receive or retain any distribution under the Plan on account of such Equitably Subordinated Claims.

(b) Voting: The Equitably Subordinated Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Equitably Subordinated Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Equitably Subordinated Claims.

5.10. Existing KV Interests (Class 9).

(a) Treatment:  Holders of Existing KV Interests shall not receive or retain any distribution under the Plan on account of such Existing KV Interests.

(b) Voting:  The Existing KV Interests are impaired Interests.  In accordance with Section 1126(g) of the Bankruptcy Code, the holders of Existing KV Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing KV Interests.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1. Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Claims in such Class and more than one-half (1/2) in number of holders of such Claims that have voted on the Plan.

6.2. Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.  Notwithstanding the foregoing, the Debtors reserve the right to seek to substantively consolidate any two or more Debtors, provided that, such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.

6.3. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes.  Subject to Section 14.5 of the Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.  Subject to Section 14.5 of the Plan, the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

6.4. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.5. Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

6.6. Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that, with the consent of the Investor Parties, the Debtors may at any time waive this Section 6.6.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1. Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

(a) Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and Amended By-Laws of the Reorganized Debtors, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its sole and exclusive discretion, may take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

(b) Except as otherwise provided in this Plan, on and after the Effective Date,

all property of the Estates of the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section 7.1(a) hereof, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(c) On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

7.2. Plan Funding.

The Cash Distributions under this Plan shall be funded from: (a) the Debtors’ Cash on hand as of the Effective Date; (b) the proceeds of the New First Lien Term Loan; and (c) the proceeds of the Rights Offering.

7.3. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth herein, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. Notwithstanding the foregoing, each of the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture shall continue in effect solely to the extent necessary to allow the Reorganized Debtors, the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee to make distributions pursuant to this Plan on account of the Senior Secured Notes Claims and Convertible Subordinated Notes Claims, respectively, and to effectuate any charging liens permitted under the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture, respectively. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Except as provided pursuant to this Plan, each of the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee and their respective agents, successors and assigns shall be discharged of all of their obligations associated with the Senior Secured Notes and Convertible Subordinated Notes, respectively.

7.4. Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any Collateral or other property of either Debtor held by such holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

7.5. Officers and Boards of Directors.

(a) On the Effective Date, the initial boards of directors of each of the Reorganized Debtors shall consist of those individuals identified in a filing to be made with the Bankruptcy Court on or before the date of the Confirmation Hearing.  The initial board of directors of Reorganized KV will consist of seven (7) members, comprised of the Chief Executive Officer of Reorganized KV and six (6) individuals to be designated by the Investor Parties.  On the Effective Date, the officers of each of the Reorganized Debtors shall be the officers that existed immediately prior to the occurrence of the Effective Date.  The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor will be disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

(b) The members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(c) Prior to the Effective Date, the Debtors shall purchase a “run off” directors and officers liability policy, which shall (i) be effective as of the Effective Date, (ii) have a six-year coverage period, and (iii) be on terms acceptable to the Debtors and reasonably acceptable to the Investor Parties (the “Run Off D&O Policy”).

(d) On the Effective Date, the D&O Claim Committee shall be formed and shall be vested with exclusive authority to act, in its sole discretion, on behalf of the Reorganized Debtors with respect to (i) the administration, negotiation and/or settlement of any Claims asserted under any and all of the Debtors’ directors and officers liability insurance policies that are based on pre-Effective Date acts, omissions, events or occurrences and (ii) the administration and distribution of funds from the Current D&O Indemnity Reserve.

7.6. Management Incentive Plan.

On the Effective Date, the board of directors of Reorganized KV will be required to implement the Management Incentive Plan.  The New Common Stock Securities issued pursuant to the Management Incentive Plan shall dilute all other New Common Stock to be issued pursuant to this Plan.

7.7. Corporate Action.

(a) The Reorganized Debtors shall serve on the United States Trustee quarterly reports of the disbursements made until such time as a final decree is entered closing the applicable Reorganization Case or the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Expense Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

(b) On the Effective Date, the Amended Certificates of Incorporation and Amended By-Laws, and any other applicable corporate organizational documents of each of the Reorganized Debtors shall be amended and restated and deemed authorized in all respects.

(c) Any action under the Plan to be taken by or required of the Debtors or the Reorganized Debtors, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws, the issuance of securities and instruments, the implementation of the Management Incentive Plan, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ or Reorganized Debtors’ boards of directors or managers, as applicable, or security holders.

(d) The Debtors and the Reorganized Debtors, shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, board or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or stockholders of the applicable Reorganized Debtor.

7.8. New Stockholders Agreement.

On the Effective Date, Reorganized KV and all of the holders of New Common Stock of Reorganized KV then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized KV. The New Stockholders Agreement shall be binding on all parties receiving, and all holders of, New Common Stock of Reorganized KV regardless of whether such parties execute the New Stockholders Agreement.

7.9. Authorization, Issuance and Delivery of New Common Stock.

(a) On the Effective Date, Reorganized KV is authorized to issue or cause to be issued the New Common Stock for distribution in accordance with the terms of this Plan and the Amended Certificate of Incorporation of Reorganized KV, without the need for any further corporate or shareholder action. Certificates, if any, of New Common Stock will bear a legend restricting the sale, transfer, assignment or other disposal of such shares, as more fully set forth in the Amended Certificate of Incorporation of Reorganized KV and the New Stockholders Agreement.

(b) The New Common Stock shall not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange, in each case, as of the Effective Date. Distribution of New Common Stock may be made by delivery of one or more certificates representing such shares as described herein, by means of book-entry registration on the books of the transfer agent for shares of New Common Stock or by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 8.4(b) hereof.

(c) In the period pending distribution of the New Common Stock to any holder entitled pursuant to this Plan to receive New Common Stock, such holder shall be bound by, have the benefit of, and be entitled to enforce the terms and conditions of the New Stockholders Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such holder’s New Common Stock (including receiving any proceeds of permitted transfers of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such holder shall be deemed for tax purposes to be the owner of the New Common Stock).

7.10. New First Lien Term Loan.

On the Effective Date, without any requirement of further action by security holders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New First Lien Term Loan Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on collateral securing the New First Lien Term Loan.

7.11. Postpetition Interest Amount and Postpetition Payment Amount.

(a) To the extent the Bankruptcy Court determines any amounts are due and owing in respect of the Postpetition Interest Amount, such claims shall be paid by the Debtors or the Reorganized Debtors, as the case may be, on the Effective Date or as soon thereafter as reasonably practicable, from the cash on hand, including the proceeds of the issuance of the Direct Purchase Shares.

(b) To the extent the Bankruptcy Court determines any amounts are due and owing in respect of the Postpetition Payment Amount, (i) the Convertible Subordinated Notes Equity Distribution shall be redistributed directly to the holders of Allowed Senior Secured Notes Claims on a pro rata basis up to the amount owed, or (ii) each holder of an Allowed Convertible Subordinated Notes Claim shall pay to the Debtors, for redistribution to the holders of Allowed Senior Secured Notes Claims, Cash in an amount equal to the value of such holder’s Pro Rata Share of the Convertible Subordinated Notes Equity Distribution, up to the amount owed.

(c) For the purposes of this Section 7.11, the New Common Stock shall be deemed to have a value of $20.00 per share.

7.12. Rights Offering and Direct Purchase.

(a) Purpose.  The proceeds of the sale of the Rights Offering Stock and Direct Purchase Shares shall be used to provide up to $275 million in capital to the Reorganized Debtors, which shall be available to fund payments required under this Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors.

(b) Rights Offering.  In accordance with the Rights Offering Procedures and the Stock Purchase Agreement, each Eligible Holder (including the Investor Parties) that timely votes to accept the Plan shall receive Subscription Rights to acquire its respective Rights Offering Pro Rata Stock Amount of Rights Offering Stock pursuant to the terms set forth in this Plan and in the Rights Offering Procedures.  With respect to each Eligible Holder that timely votes to accept the Plan, each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Exercise Price.  The total number of shares of Rights Offering Stock to be issued in connection with the Rights Offering will be 11,900,000.

(c) Direct Purchase.  On the Effective Date, the Debtors shall issue and sell to the Investor Parties, and the Investor Parties shall purchase, the Direct Purchase Shares, in each case in accordance with the terms and conditions set forth in the Stock Purchase Agreement.

(d) Backstop Commitment.  Pursuant to the Stock Purchase Agreement, each of the Investor Parties (other than Kingdon) shall be obligated, severally not jointly, and subject to the terms, conditions and limitations set forth in the Stock Purchase Agreement, to purchase its applicable portion of Unsubscribed Shares (as set forth in the Stock Purchase Agreement).

(e) Commitment Fee.  In consideration for the obligations described in Sections 7.12(b) and (d) above, on the Effective Date, Reorganized KV shall issue to the Investor Parties the Commitment Fee Shares (without payment of any additional consideration therefor).

7.13. Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to this Plan, and all Intercompany Interests shall continue in place following the Effective Date, solely for the purpose of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

7.14. Insured Claims.

Notwithstanding anything to the contrary contained herein (but subject to Section 12.12(b) hereof), to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, Allowed Existing Securities Law Claim or Allowed Equitably Subordinated Claim, the holder of such Allowed Claim shall (i) have an Allowed Claim in its applicable Class for any SIR Claim, (ii) be paid any amount in excess of any SIR Claim from the proceeds of insurance to the extent that the Claim is insured, and (iii) to the extent not duplicative of (i), receive the treatment provided for in this Plan to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

7.15. Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to this Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (a) in the best interest of the Debtors, the Reorganized Debtors, and their respective Estates and property, and of holders of Claims or Interests; and (b) fair, equitable and reasonable.

7.16. Equitably Subordinated Claims.

(a) Upon entry of the Confirmation Order, any Equitably Subordinated Claims not previously equitably subordinated pursuant to a Final Order of the Bankruptcy Court and that are subject to an objection filed by the Debtors at least seven (7) days prior to the Voting Deadline shall be deemed equitably subordinated pursuant to section 510(c) of the Bankruptcy Code. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the date of such entry, of such equitable subordination.

(b) To the extent the Hermelin Claims are determined by Final Order not to be properly classified as Class 8(b) Equitably Subordinated Claims, such Claims shall be classified as Class 7 General Unsecured Claims and Disallowed in full based on, among other things, the Debtors’ allegations in that certain action captioned K-V Pharmaceutical Company v. Hermelin, Case No. 11SL-CC04054, pending in the Circuit Court of St. Louis County, State of Missouri; provided, that to the extent the Debtors have insurance coverage for the Hermelin Indemnification Claims, such Hermelin Indemnification Claims shall be satisfied from the proceeds of such insurance in accordance with Section 7.14 hereof.

(c) To the extent the Hermelin Claims are determined by Final Order not to be (i) properly classified as Class 8(b) Equitably Subordinated Claims or (ii) Disallowed in full, then such Claims shall be Allowed as Class 7 General Unsecured Claims in an aggregate amount not to exceed $41,777.16, and receive the treatment provided under Section 5.7 hereof; provided, that notwithstanding the foregoing, to the extent the Debtors have insurance coverage for the Hermelin Indemnification Claims, such Hermelin Indemnification Claims shall be satisfied from the proceeds of such insurance in accordance with Section 7.14 hereof.

ARTICLE VIII.

DISTRIBUTIONS

8.1. Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan. To the extent provided in the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture, as applicable, and permitted by applicable law, all Plan Distributions made by the Disbursing Agent to Class 3 (Senior Secured Notes Claims) and Class 6 (Convertible Subordinated Notes Claims) shall be subject to any charging liens in favor of the Senior Secured Notes Indenture Trustee and Convertible Subordinated Notes Indenture Trustee, respectively.

8.2. No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

8.3. Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Reorganized Debtors may utilize periodic distribution dates to the extent appropriate. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4. Distribution Record Date..

(a) As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes (other than Classes 3 and 6), as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and leases, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the underlying executory contract or lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

(b) Notwithstanding the foregoing or anything herein to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), including to holders of Claims in Classes 3 and 6, the Debtors will be entitled to recognize and deal for all purposes under the Plan with such holders to the extent consistent with the customary practices of DTC used in connection with such distribution. With respect to holders of Allowed Convertible Subordinated Notes Claims, all of the shares of the New Common Stock shall be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures, provided, that such shares of New Common Stock are permitted to be held through DTC’s book-entry system; provided that to the extent the New Common Stock is not eligible for distribution in accordance with DTC’s customary practices, Reorganized KV will take all such reasonable actions as may be required to cause distributions of New Common Stock to holders of Allowed Convertible Subordinated Notes Claims.

8.5. Disbursing Agent.

All distributions under this Plan shall be made by the Reorganized Debtors or the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

8.6. Delivery of Distribution.

Subject to Section 8.4(b) of the Plan, the Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Plan Consideration, and subject to Bankruptcy Rule 9010, make all distributions or payments to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from: (i) the Effective Date; and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

8.7. Unclaimed Property.

One year from the later of: (i) the Effective Date, and (ii) the first Distribution Date after the applicable Claim is first Allowed, all unclaimed property or interests in property shall revert to the Reorganized Debtors or the successors or assigns of the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, or proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

8.8. Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

8.9. Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or Reorganized Debtors (as applicable), any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

8.10. Fractional Shares/De Minimis Cash Distributions.

No fractional shares of New Common Stock shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of Rights Offering Stock to be distributed, which shall be governed by the Rights Offering Procedures and Section 7.12(c) of this Plan. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $50.00 in Cash. Fractional shares of New Common Stock that are not distributed in accordance with this Section 8.10 shall be returned to Reorganized KV.

8.11. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution (of a value set forth herein) in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 8.2 of this Plan.

8.12. Exemption from Securities Laws.

The issuance of and the distribution under the Plan of the New Common Stock Securities, including the Subscription Rights, the Rights Offering Stock, the Direct Purchase Shares, the Commitment Fee Shares, and the Convertible Subordinated Notes Equity Distribution, shall be exempt from registration under the Securities Act any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code and/or Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, to the maximum extent permitted thereunder.   Subject to any transfer restrictions contained in the Certificate of Incorporation of Reorganized KV and/or the New Stockholders Agreement, the New Common Stock issued on account of the Convertible Subordinated Notes Equity Distribution may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code.  All of the New Common Stock Securities other than the Convertible Subordinated Notes Equity Distribution may not be sold or transferred unless there is an effective registration statement under the Securities Act covering the New Common Stock or the securities are sold or transferred in a transaction that is exempt from or not subject to the registration and prospectus delivery requirement of the Securities Act and otherwise in compliance with state securities laws.  The availability of the exemption under section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or any other applicable securities laws shall not be a condition to occurrence of the Effective Date of the Plan.

8.13. Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim (other than a Senior Secured Notes Claim or a Convertible Subordinated Notes Claim), and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any and all claims, rights and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that a Reorganized Debtor or its successor may possess against such holder.

8.14. Rights and Powers of Disbursing Agent.

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

8.15. Withholding and Reporting Requirements.

In connection with this Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors, Reorganized Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan: (i) each holder of an Allowed Claim that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (ii) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

8.16. Cooperation with Disbursing Agent.

The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtors’ and/or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 8.15 hereof.

8.17. Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Reorganized Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

ARTICLE IX.

PROCEDURES FOR RESOLVING CLAIMS

9.1. Objections to Claims.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims), shall be served and filed on or before the later of: (i) the date that is one (1) year after the Effective Date; and (ii) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received Bankruptcy Court authority to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners:  (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (iii) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2. Amendment to Claims.

From and after the Effective Date, no Claim may be filed to increase or assert additional claims not reflected in an already filed Claim (or Claim scheduled, unless superseded by a filed Claim, on the applicable Debtor’s schedules of assets and liabilities filed in the Reorganization Cases) asserted by such claimant and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

9.3. Disputed Claims.

(a) No Distributions or Payments Pending Allowance. Except as provided in this Section 9.3, Disputed Claims shall not be entitled to any Plan Distributions unless and until such Claims become Allowed Claims.

(b) Establishment of Disputed Priority Claims Reserve. On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall set aside and reserve, for the benefit of each holder of a Disputed Administrative Expense Claim, Disputed Priority Tax Claim, Disputed Priority Non-Tax Claim, and Disputed Other Secured Claim, Cash in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed by the Debtors, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Debtors’ schedules of assets and liabilities filed in the Reorganization Cases (the “Schedules”) or (B) if the amount listed in the Schedules is less than the amount set forth in a timely filed proof of claim or application for payment filed with the Bankruptcy Court or Claims Agent, the amount set forth in such timely filed proof of claim or application for payment, as applicable. The Reorganized Debtors, in their reasonable discretion, may increase the amount reserved as to any particular Disputed Claim. Such reserved amounts, collectively, shall constitute the “Disputed Priority Claims Reserve”.

(c) Establishment of Disputed General Unsecured Claims Reserve. On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall set aside and reserve, from the General Unsecured Claims Distribution, for the benefit of each holder of a Disputed General Unsecured Claim, Cash in an amount equal to the Plan Distribution to which the holder of such Disputed Claim would be entitled if such Disputed Claim were an Allowed Claim, in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed by the Debtors, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Schedules or (B) if the amount listed in the Schedules is less than the amount set forth in a timely filed proof of claim or application for payment filed with the Bankruptcy Court or Claims Agent, the amount set forth in such timely filed proof of claim or application for payment, as applicable. The Reorganized Debtors, in their discretion, may increase the amount reserved as to any particular Disputed Claim. Such reserved amounts, collectively, shall constitute the “Disputed General Unsecured Claims Reserve”.  For the avoidance of doubt, the Debtors shall not be required to reserve any Cash or other consideration on account of any Disputed General Unsecured Claim the Debtors reasonably believe is covered by insurance; provided, that, notwithstanding the foregoing, the Reorganized Debtors shall reserve Cash in an amount equal to the Plan Distribution to which the holder of any such Disputed General Unsecured Claim would be entitled on account of any SIR Claim that would be Allowed if such Disputed General Unsecured Claim were an Allowed Claim, in the amount of such SIR Claim; provided that the amount of the Disputed General Unsecured Claims Reserve shall be determined in consultation with the Creditors’ Committee.

(d) Plan Distributions to Holders of Subsequently Allowed Claims. On each Distribution Date (or such earlier date as determined by the Reorganized Debtors or the Disbursing Agent in their sole discretion but subject to this Section 9.3), the Disbursing Agent will make distributions or payments from the applicable Disputed Claims Reserve on account of any Disputed Claim that has become an Allowed Claim since the occurrence of the previous Distribution Date. The Disbursing Agent shall distribute in respect of such newly Allowed Claims the Plan Distributions to which holders of such Claims would have been entitled under this Plan if such newly Allowed Claims were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims.

(e) Distribution of Reserved Plan Consideration Upon Disallowance.

(i)
To the extent any Disputed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, or Disputed Other Secured Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Reorganized Debtors on account of, or to pay, such Disputed Claim shall become the sole and exclusive property of Reorganized KV or its successors or assigns.

(ii)
After all Disputed General Unsecured Claims have been either Allowed or Disallowed, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of any Cash remaining in the Disputed General Unsecured Claims Reserve.

9.4. Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

9.5. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional Person or the Claims Agent on or after the Effective Date in connection with implementation of this Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtors.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1. General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases identified on the Schedule of Assumed Contracts and Leases in the Plan Supplement shall be deemed assumed, and all other executory contracts and unexpired leases of the Debtors shall be deemed rejected, except that: (i) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; and (ii) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as is determined by a Final Order of the Bankruptcy Court resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Section 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

10.2. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective properties or interests in property.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court).

10.3. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a) Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease, any monetary defaults arising under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

(b) No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract or unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within fifteen (15) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined unfavorably to the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination.

10.4. Compensation and Benefit Programs.

Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.  Each of the Reorganized Debtors may, prior to the Effective Date and with the consent of the Investor Parties, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements (or a summary of the material terms thereof) will be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

10.5. Employment Agreements.

Notwithstanding anything to the contrary contained herein, all employment agreements between the Debtors and their executive officers as of the Effective Date (the “Current Officer Employment Agreements”) are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

11.1. Conditions Precedent to Confirmation.

Confirmation of this Plan is subject to:

(a) the order approving the Stock Purchase Agreement becoming a Final Order;

(b) the Disclosure Statement having been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code;

(c) entry of the Confirmation Order;

(d) each of the ETHEX Criminal Fine Settlement Order and the Qui Tam Settlement Order having been entered by the Court; and

(e) the Bankruptcy Court having entered a Final Order, which may include the Confirmation Order, determining the Postpetition Interest Amount (if any), the Postpetition Payment Amount (if any) and Recharacterization Amount (if any).

11.2. Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

(a) the Confirmation Order having become a Final Order;

(b) the Plan Documents being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c) all material governmental, regulatory and third party approvals, authorizations, certifications, rulings, no-action letters, opinions, waivers and/or consents in connection with the Plan, if any, having been obtained and remaining in full force and effect, and there existing no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the consummation of the Plan;

(d) the New First Lien Term Loan Agreement and all related documents provided for therein or contemplated thereby having been duly and validly executed and delivered by all parties thereto and consummated, and being in full force and effect (with all conditions precedent to such agreement having occurred or otherwise been satisfied or waived);

(e) the Amended Certificates of Incorporation shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws; and

(f) the Stock Purchase Agreement and Rights Offering and transactions contemplated thereby shall have been consummated, and all fees and expenses payable to the Investor Parties pursuant to the Stock Purchase Agreement shall have been paid in full.

11.3. Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.

(a) The Debtors, with the consent of the Investor Parties, shall have the right to waive any condition precedent set forth in Section 11.2 of this Plan at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with consummation of the Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

(b) If any condition precedent to the Effective Date is waived pursuant to this Section 11.3 and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine,” and the act of consummation of this Plan shall foreclose any ability to challenge this Plan in any court.

11.4. Effect of Failure of Conditions.

If all of the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived (as provided in Section 11.3 above) on or before the first Business Day that is more than 60 days after the Confirmation Date, or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Debtors may file a motion to vacate the Confirmation Order before all of the conditions have been satisfied or duly waived. Notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.2 hereof are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 11.4, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no distributions under this Plan shall be made, the Debtors and all holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and upon such occurrence, nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other entity with respect to any matter set forth in the Plan.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.1. Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

12.2. Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in this Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, Liens, encumbrances, charges, and other Interests, except as provided herein or in the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

12.3. Discharge of Claims Against and Interests in the Debtors.

(a) Generally. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

(b) Claims Related to Non-Debtor Affiliates and Subsidiaries. Upon the Effective Date, all Claims and Causes of Action against any Debtor related to or arising from any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to a non-Debtor affiliate and/or Subsidiary of the Debtors, shall receive the classification and treatment provided for such Claims in the Plan and shall be discharged and all holders thereof forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim and Cause of Action against any Reorganized Debtor.

12.4. Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.5. Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

12.6. Injunction.

(a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.

(b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in this Section.

12.7. Releases.

(a) Releases by the Debtors. For good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, their affiliates and former affiliates, the Reorganized Debtors, the parties released pursuant to this Section 12.7, the Reorganization Cases, or this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity.

(b) Releases by Holders of Claims and Interests. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Interest entitled to vote on this Plan that did not “opt out” of the releases provided in Section 12.7 of the Plan in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under this Plan, the New Common Stock Securities, the New First Lien Term Loan, the Subscription Rights and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, their affiliates and former affiliates, the Reorganized Debtors, the Reorganization Cases, or this Plan or the Disclosure Statement.

(c) Notwithstanding anything to the contrary contained herein: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.7 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in this Section 12.7 shall not release any (x) Debtor’s claims, right, or Causes of Action for money borrowed from or owed to a Debtor or its Subsidiary by any of its directors, officers or former employees, as set forth in such Debtors’ or Subsidiary’s books and records, (y) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives and (z) claims against any Person arising from or relating to such Person’s gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

(d) Notwithstanding anything to the contrary contained herein, nothing herein: (i) discharges, releases, or precludes any (a) environmental liability that is not a Claim; (b) environmental claim of the United States that first arises on or after the Confirmation Date, or (c) other environmental claim or environmental liability that is not otherwise dischargeable under the Bankruptcy Code; (ii) releases the Debtors or Reorganized Debtors from any environmental liability that a Debtor or Reorganized Debtor may have as an owner or operator of real property owned or operated by a Debtor or Reorganized Debtor on or after the Confirmation Date; (iii) releases or precludes any environmental liability to the United States on the part of any Persons other than the Debtors and Reorganized Debtors; or (iv) enjoins the United States from asserting or enforcing any liability described in this paragraph.

12.8. Exculpation and Limitation of Liability.

None of the Released Parties, or the D&O Claim Committee or any member thereof (each solely in their capacity as such), shall have or incur any liability to any holder of any Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation, implementation and execution of this Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

12.9. Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.7 and 12.8 of this Plan.

12.10. Termination of Subordination Rights and Settlement of Related Claims.

(a) Except as expressly provided herein, the classification and manner of satisfying all Claims and Interests and the respective distributions, treatments and other provisions under the Plan take into account or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, sections 510(a) and 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and entities from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to the Plan. Any disagreement with the priorities or distributions set forth in the Plan or any right to assert contractual subordination under the Convertible Subordinated Notes Indenture shall be raised on or prior to the deadline to object to the Plan, and decided at or before the Confirmation Hearing, and all issues with respect to contractual subordination shall be governed pursuant to the Plan and any order, which may be the Confirmation Order, deciding such issues.

(b) Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim or Interest may have or any distribution to be made pursuant to this Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtor, the Reorganized Debtors, their respective properties, and holders of Claims and Interests, and is fair, equitable and reasonable.

12.11. Retention of Causes of Action/Reservation of Rights.

Subject to Section 12.7 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Section 4.2 herein, may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

12.12. Indemnification Obligations; Insured Current Director & Officer Claims.

(a) Notwithstanding anything to the contrary contained herein, subject to the occurrence of the Effective Date, and solely to the extent of (i) applicable insurance proceeds and (ii) the Current D&O Indemnity Reserve, the obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action or Claims, remain unaffected thereby after the Effective Date and are not discharged.  On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, including the Run Off D&O Policy, and all directors and officers of the Debtors at any time after the Petition Date shall be entitled to the full benefits of any such policy for the full term of such policy, regardless of whether such director and/or officers remain in such positions after the Effective Date.  From the Effective Date, the Debtors shall cooperate with any Person that served as a director or officer of a Debtor at any time on and after the Petition Date, and make available to any such Person, subject to applicable confidentiality and privilege concerns, such documents, books, records or information relating to the Debtors’ activities prior to the Effective Date that such Person may reasonably require in connection with the defense or preparation for the defense of any claim against such Person relating to any action taken in connection with such Person’s role as a director or officer of a Debtor.

(b) On and after the Effective Date, any Person that served as a director or officer of a Debtor at any time on and after the Petition Date shall be entitled on a first-priority basis access to proceeds of any available insurance policy of the Debtors as set forth in section 12.12(a) to the extent permissible by applicable law.

(c) Notwithstanding anything to the contrary contained herein, but subject to Section 7.14 hereof, as of the Effective Date, any obligation of the Debtors to indemnify, defend, reimburse, advance fees and expenses to, or limit the liability of any director or officer who was not a director or officer of any of the Debtors at any time after the Petition Date, against any Causes of Action or Claims, whether in contract, under state law, pursuant to any of the Debtor’s by-laws or other corporate documents of the Debtors, or otherwise, shall be discharged. To the extent any such obligations arise under or constitute executory contracts, such executory contracts shall be deemed rejected as of the Effective Date, notwithstanding anything to the contrary herein.

12.13. Securities Litigations; Document Retention.

(a) Notwithstanding anything in the Plan to the contrary (including but not limited to in Article XII of the Plan), but excluding any and all derivative Claims on behalf of the Debtors, nothing in the Plan shall release, enjoin or otherwise affect in any way any right or ability of the lead plaintiff, any other plaintiff and/or any member of the putative classes in the Securities Litigations to: (i) seek or obtain any discovery in connection with the respective Securities Litigations, (ii) pursue and prosecute the claims asserted, or which may be asserted, against any non-Debtor in the respective Securities Litigations; (iii) enter into or enforce any settlement or enforce any judgment obtained against any non-Debtor in connection with or relating to the respective Securities Litigations, including through coverage provided by any insurance and/or any proceeds therefrom; and (iv) pursue and recover on any claims against KV as a defendant in the respective Securities Litigations solely to the extent of any insurance and/or any proceeds therefrom (excluding any self-insured retention obligation or deductible) that may provide coverage for any liability of KV for the claims asserted in the respective Securities Litigations.

(b) Notwithstanding confirmation of the Plan, and notwithstanding anything in the Plan to the contrary, from and after the Effective Date, (i) the Reorganized Debtors shall preserve and maintain all of the Debtors’ and the Reorganized Debtors’ documents, files, books, records, and electronic data (including emails) that relate to the claims, defenses and allegations in the respective Securities Litigations (collectively, the “Securities Litigation Documents”) whether maintained by the Debtors or the Reorganized Debtors, or any successors thereto or transferees thereof, to the extent required under applicable law, including without limitation under the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et. seq. and 15 U.S.C. § 78u-4(b)(3)(C) thereof, and (ii) nothing shall restrict or impair any right of the lead plaintiffs and/or any representative of the putative classes in the respective Securities Litigations to seek leave under 15 U.S.C. § 78u-4(b)(3)(B) or otherwise, to require any or all of the Debtors or the Reorganized Debtors to preserve Securities Litigation Documents until, with respect to (i) and (ii) above, such time as, in each case with respect to the applicable Securities Litigation:  (I) a final, non-appealable judgment is entered concluding such litigation in full, or (II) such litigation is fully and finally settled.

ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(e) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) To hear and determine all Fee Claims;

(j) To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l) To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p) To resolve any disputes concerning whether a Person or entity had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q) To recover all Assets of the Debtors and property of the Estates, wherever located; and

(r) To resolve any disputes regarding the subordination provisions or agreements contained in the Convertible Subordinated Notes Indenture; and

(s) To enter a final decree closing each of the Reorganization Cases.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1. Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.2. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which either Debtor had obligated itself to provide such benefits. Nothing herein shall: (i) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (ii) be construed as an admission that any such retiree benefits are owed by the Debtors.

14.3. Dissolution of Creditors’ Committee.

The Creditors’ Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member (including each officer, director, employee or agent thereof) of the Committee and each professional retained by the Committee shall be released and discharged from all rights, duties, responsibilities and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan or the Reorganization Cases, except with respect to: (i) any matters concerning any Fee Claims held or asserted by any professionals retained by the Committee; or (ii) any appeals of the Confirmation Order, or any appeal relating to the Recharacterization Amount or the Postpetition Payment Amount, through the date such appeals are finally decided, settled, withdrawn or otherwise resolved.

14.4. Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims and the Reorganized Debtors shall be responsible for the fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing herein shall preclude any Reorganized Debtor from engaging a Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

14.5. Amendments.

(a) Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Investor Parties, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may, with the consent of the Investor Parties, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Prior to the Effective Date, the Debtors may, with the consent of the Investor Parties, make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan.

14.6. Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date.  If the Debtors revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

14.7. Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

14.8. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (and subject to the consent of the Investor Parties, which shall not be unreasonably withheld) shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.9. Investor Parties’ Consent Rights

To the extent that this Plan requires the form and/or substance of any document to be acceptable to the Investor Parties, or the Investor Parties to consent to the taking of any action hereunder, unless otherwise specifically stated herein, any determination by the Investor Parties as to the acceptability of any such document or any such consent shall be provided in accordance with the Stock Purchase Agreement.

14.10. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

14.11. Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors, the Creditors’ Committee and the Investor Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

14.12. Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

14.13. Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.14. Exhibits.

All exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

14.15. Notices.

In order to be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

K-V Pharmaceutical Company
16640 Chesterfield Grove, Suite 200
Chesterfield, MO 63005
Attn:           Thomas S. McHugh
Chief Financial Officer

-and-

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019-6099
Attn:           Paul V. Shalhoub, Esq.
Robin Spigel, Esq.
Telephone:  (212) 728-8000
Facsimile:   (212) 728-8111

Counsel to the Debtors

14.16. Filing of Additional Documents.

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

14.17. Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Creditors’ Committee, the Investor Parties or the Debtors with respect to this Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Creditors’ Committee, the Investor Parties or the Debtors with respect to any Claims or Interests prior to the Effective Date.

2	All capitalized terms used but not defined herein have the meanings set forth in Article I herein.

Dated:           [______], 2013

St. Louis, Missouri

Respectfully submitted,

K-V PHARMACEUTICAL COMPANY

on behalf of itself and its affiliated Debtors

By:

Thomas S. McHugh

Chief Financial Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

Matthew A. Feldman, Esq.

Paul V. Shalhoub, Esq.

Robin Spigel, Esq.

Andrew D. Sorkin, Esq.

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Counsel for the Debtors and Debtors in Possession

Exhibit F

Indemnification Provisions

The Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investors and each of their respective Affiliates, members, partners, officers, directors, employees, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, this Agreement, the Commitments, the Chapter 11 Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby, including without limitation, payment of the Commitment Fee or the Transaction Expenses, if any, distribution of the Rights, purchase and sale of Rights Offering Shares in the Rights Offering and purchase and sale of Shares pursuant to this Agreement, or any breach by the Company of any representation, warranty, covenant or other provision of this Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from fraud, gross negligence or willful misconduct on the part of such Indemnified Person.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Shares to the Investors pursuant to this Agreement bears to (ii) the Commitment Fee paid or proposed to be paid to the Investors in connection with such sales.  The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of the Indemnifying Party, or any other person in connection with or as a result of the Rights Offering, this Agreement, the Commitments, the Chapter 11 Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from fraud, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement.

Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation, proceeding or other action with respect to which such Indemnified Person may be entitled to indemnification hereunder (“Actions”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been actually and materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8.  In case any such Actions are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Party of the commencement thereof, if the Indemnifying Party commits in writing to fully indemnify and hold harmless the Indemnified Person with respect to such Actions, without regard to whether the Effective Date occurs, the Indemnifying Party will be entitled to participate in such Actions, and, to the extent that such Indemnifying Party may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel satisfactory to such Indemnified Person, provided that if the defendants in any such Actions include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Person.  Following the date of receipt of such indemnification commitment from the Indemnifying Party and notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Actions and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof after such date (other than reasonable costs of investigation) unless (w) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Indemnifying Party shall not have employed counsel satisfactory to such Indemnified Person to represent such Indemnified Person at the Indemnifying Party’s expense within a reasonable time after notice of commencement of the Actions, (y) after the Indemnifying Party assumes the defense of such Actions, such Indemnified Person determines that the Indemnifying Party is failing to diligently defend against such Actions in good faith or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Exhibit G

New Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of [●], 2013, by and among K-V Pharmaceutical Company, a Delaware corporation (the “Company”), and the persons identified on Schedule A hereto (each, a “Holder”).

WHEREAS, the Company and the Holders are parties to that certain Amended and Restated Stock Purchase and Backstop Agreement, dated as of May 24, 2013 (the “Purchase Agreement”), pursuant to which the Holders are purchasing Common Stock (as defined below) of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement and the Fourth Amended and Joint Chapter 11 Plan of Reorganization of the Company and certain of its Affiliates under chapter 11 of the Bankruptcy Code, filed on [●], 2013 with the United States Bankruptcy Court for the Southern District of New York (the “Plan”), the parties desire to enter into this Agreement in order to grant certain registration rights to the Holders as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Defined Terms.  As used in this Agreement, the following capitalized terms used herein have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse or child of such individual; provided that neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of the Holders.

“Agreement” means is defined in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means a day that is not a Legal Holiday.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company issued or issuable on and after the Effective Date and any additional shares of such common stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any such security into which such Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

“Company” is defined in the preamble to this Agreement.

“Company Demand Registration Notice” is defined in Section 2.3.

“Counsel to the Holders” means, one firm counsel, plus any local or foreign counsel, selected from time to time by the Holders of a majority of the Registrable Securities.

“Demand Registration” is defined in Section 2.1.2.

“Demand Registration Notice” is defined in Section 2.3.

“Effective Date” is defined in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Holder” is defined in the preamble to this Agreement.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Holder Indemnified Party” is defined in Section 10.1.

“Indemnified Party” is defined in Section 10.3.

“Indemnifying Party” is defined in Section 10.3.

“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Initial Demand Registration” is defined in Section 2.1.1.

“Initial Requesting Holder” is defined in Section 2.1.1.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Lock-up Period” is defined in Section 5.

“Long-Form Registration” is defined in Section 2.1.2.

“Other Holders” is defined in Section 3.1.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Piggyback Takedown” is defined in Section 3.1.

“Plan” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Registrable Securities” means at any time any shares of Common Stock issued or issuable on or after the Effective Date to any Holder, including, without limitation, any Common Stock issued to any Holder pursuant to the Purchase Agreement or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests (including for avoidance of doubt the Rights (as defined in the Purchase Agreement)) issued to any Holder pursuant to the Plan, and any securities paid, issued or distributed in respect of any such Common Stock by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, including shares of Common Stock acquired in the open market or otherwise after the Effective Date.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities shall have been sold, transferred, disposed of or exchanged under Rule 144 (or any successor provision) promulgated under the Securities Act; or (d) after the Common Stock has been listed for trading on a national securities exchange for at least 90 days, such Registrable Securities as are held by any Holder who, together with its Affiliates, at the time of determination, holds in the aggregate less than 1% of the Company’s then outstanding shares of Common Stock, provided that such shares may be sold pursuant to Rule 144(b)(1) under the Securities Act without limitations on volume.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Requesting Holder” is defined in Section 2.1.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Short-Form Registration” is defined in Section 2.1.2.

“Suspension Period” is defined in Section 4.1.

“WKSI” is defined as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act).

1.2 General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

2. Demand Registration Rights.

2.1 Request for Registration.

2.1.1. At any time after the Effective Date and prior to an Initial Public Offering, any one or more Holders of Registrable Securities holding, together with its Affiliates, at least 50% of the outstanding Registrable Securities (the “Initial Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Initial Requesting Holder on Form S-1 or similar long-form registration (the “Initial Demand Registration”).

2.1.2. At any time after the Initial Public Offering, any one or more Holders of Registrable Securities  (the “Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-1 or similar long-form registration (a “Long-Form Registration”) with respect to up to one Long-Form Registration per annum (up to a maximum of three total Long-Form Registrations) and an unlimited number of registrations under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-3 or any similar short-form registration (a “Short-Form Registration”), if available (any registration under this Section 2.1, a “Demand Registration”); provided that (i) in the case of a Long-Form Registration such Requesting Holder will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $40 million and (ii) in the case of a Short-Form Registration, such Requesting Holder will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million.  Subject to the provisions of Section 4 below, the Company will use its reasonable best efforts to file a registration statement for such intended method of distribution, as promptly as practicable, but not later than (x) 45 days after such Demand Notice in the case of a registration with a Long-Form Registration and (y) 30 days after such Demand Notice in the case of a registration with a Short-Form Registration, and in each case shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

2.2 Demand Registration Notices.  All requests for Demand Registrations (including the Initial Demand Registration) shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. Within five days after receipt of any Demand Registration Notice, the Company shall give written notice of such requested Demand Registration to all other Holders of Registrable Securities (the “Company Demand Registration Notice”) and, subject to the provisions of Section 2.5 below, shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after sending the Company Demand Registration Notice.

2.3 Long-Form Registrations.  A registration shall count as one of the permitted Long-Form Registrations only if (i) it has become effective (and does not subsequently become subject to any stop order, injunction or other order of the Commission or other governmental agency prior to the sale of all Registrable Securities to be sold thereunder), (ii) the Requesting Holder initially requesting such registration is able to register and sell pursuant to such registration all of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter and (iii) the Company does not withdraw or prematurely terminate a Registration Statement as set forth in Section 4.

2.4 Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use and applicable short form. Promptly after the Company has become subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the sale of Registrable Securities.  If the Company is a WKSI at the time a Demand Registration Notice is submitted to the Company that requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on a Short-Form Registration Statement, the Company shall file an automatic shelf registration statement which covers those Registrable Securities that are requested to be registered.  If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold.

2.5 Priority on Demand Registrations. If the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise the Company and the applicable Holders requested to be included in the Demand Registration that the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Demand Registration exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration, the Company shall include in such Demand Registration the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Demand Registration by the Holders, which in the judgment of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders on the basis of the number of shares of Registrable Securities owned by each such Holder; and (ii) second, other securities requested to be included in such Demand Registration to the extent permitted hereunder; provided, however, that, with respect to the Initial Demand Registration only, the order of priority shall be as follows: (x) first, the securities the Company proposes to sell; (y) second, the Registrable Securities requested to be included in such Demand Registration by the Holders, which in the judgment of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder; and (z) third, other securities requested to be included in such Demand Registration to the extent permitted hereunder.

2.6 Restrictions on Demand Registrations. The Company shall not be obligated to effect (i) any Long-Form Registration within 120 days or (ii) any Short-Form Registration within 90 days, in each case, after the effective date of a previous Demand Registration or a previous registration in which the Holders of Registrable Securities were given piggyback rights pursuant to Section 3 of this Agreement and in which such Holders were able to register and sell at least 90% of the number of Registrable Securities requested to be included therein. In addition, the Company shall not be obligated to effect any Demand Registration during the period starting with the date that is 60 days prior to the Board’s good faith estimate of the date of filing of, and ending on the date that is 90 days (unless the underwriting agreement requires a longer period of time) after the effective date of, a Company initiated Registration Statement; provided that the Company is actively employing in good faith all reasonable best efforts to cause such registration to become effective; and provided, further that the aggregate number of days that any one or more Demand Registrations are suspended or delayed by operation of this Section 2.6 shall not exceed 90 days in any 12-month period. In the event of any such suspension or delay, the Holder of Registrable Securities initially requesting a Demand Registration that is suspended by operation of this Section 2.6 shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder, and the Company shall pay all registration expenses in connection with such registration as provided in Section 7.

2.7 Underwritten Offering.  If the Initial Requesting Holder or the Requesting Holder so advise the Company as part of its written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten offering.  In such event, the lead underwriter to administer the offering will be chosen by the Holders of a majority of the Registrable Securities requested to be included in a Demand Registration, subject to the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.  The Company subsequently shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting pursuant to this Section 2.7.

2.8 Withdrawal.  The Initial Requesting Holder or the Requesting Holder may elect to withdraw from an offering by giving written notice to the Company and the underwriter or underwriters of its request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration and such Registration shall not count as a Demand Registration provided for in Section 2.1.

3. Piggyback Takedowns.

3.1 Right to Piggyback.  Whenever the Company proposes to offer any of its Common Stock (a “Piggyback Takedown”) pursuant to a Registration Statement in any underwritten offering of Common Stock (including an “at-the-market offering” or a “registered direct offering”) whether for its own account or for the account of holders of the Company’s securities (other than the Holders) (“Other Holders”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown.  In the case of a Piggyback Takedown that is an underwritten offering under a shelf Registration Statement, such notice shall be given not less than ten Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a Registration Statement that is not a shelf Registration Statement, such notice shall be given not less than ten Business Days prior to the expected date of filing of such Registration Statement. The Company shall, subject to the provisions of Section 3.2 and Section 3.3, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten Business Days after sending the Company’s notice and shall file any post effective amendment or Prospectus supplement necessary to include such Registrable Securities. Notwithstanding anything to the contrary contained herein, (i) the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown; and (ii) any Holder of Registrable Securities may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw that registration.  For purposes of this Section 3, with respect to any Piggyback Takedown undertaken by the Company within one year of the Effective Date, the term “Holder” shall be deemed to include not only the Holders, but also all holders of the Company’s Common Stock who received such Common Stock pursuant to the Rights Offering (as defined in the Plan) and such holders’ shares of Common Stock shall be considered Registrable Securities.

3.2 Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell; (ii) second, the Registrable Securities requested to be included in such Piggyback Takedown (pro rata among the Holders of such Registrable Securities on the basis of the number of shares of Registrable Securities owned by each such Holder); and (iii) third, other securities requested to be included in such Piggyback Takedown.

3.3 Priority on Secondary Piggyback Takedowns. If a Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such registration (pro rata among the Holders of any such securities and Registrable Securities on the basis of the number of securities and Registrable Securities owned by each such Holder); (ii) second, the securities requested to be included therein by the Other Holders requesting such registration (pro rata among the holders of any such securities on the basis of the number of securities owned by each such holder); and (iii) third, other securities requested to be included in such registration.

3.4 Selection of Underwriters. If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the lead underwriter to administer the offering. If any Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, the Company or the Other Holders, in accordance with any agreement governing such registration, will have the sole right to select the lead underwriter to administer the offering.

4. Suspension Period.

4.1 Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in reasonable good faith judgment, after consultation with counsel, that the registration and distribution of Registrable Securities (i) would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company, the Company shall be entitled to suspend, for a reasonable period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company shall use its good faith efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable unless such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company. The Company promptly will give written notice of any such Suspension Period to each Person that has securities registered on a Registration Statement filed hereunder.

4.2 Limitations on Suspension Periods. Notwithstanding anything contained in this Section 4 to the contrary, the Company shall not be entitled to more than two Suspension Periods in any 12-month period, in no event shall the number of days included in all Suspension Periods during any consecutive 12-month period exceed 90 days in the aggregate and the duration of any one Suspension Period shall not exceed 60 days, and at least 30 days must elapse between Suspension Periods.

5. Holdback Agreements.  In connection with any underwritten public offering of equity securities by the Company, if requested by the underwriters managing such offering, no Holder of Registrable Securities of the Company shall, without prior written consent from the Company, (i) in the case of an Initial Public Offering, during the seven days prior to and the 180-day period beginning on the date of the pricing of the Initial Public Offering or (ii) in the case of an underwritten public offering other than an Initial Public Offering, during the seven days prior to and the 90-day period beginning on the date of pricing of such underwritten public offering (the “Lock-Up Period”) and (a) unless the underwriters managing the underwritten public equity offering by the Company otherwise agree by written consent and (b) only if such Lock-Up Period (or a longer period) is applicable on substantially similar terms to the Company and the executive officers and directors of the Company, transfer such securities of the Company (except with respect to securities as are proposed to be offered pursuant to such underwritten public offering); provided that nothing herein will prevent any Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or stockholders thereof or a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 5. Each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and containing customary restrictions on transfers of securities of the Company (in each case on substantially the same terms and conditions as all Holders) and, in any event, that the Company’s underwriters in any relevant underwritten public offering shall be third-party beneficiaries of this Section 5.

6. Company Undertakings.

6.1 Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

6.1.1. Before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders whose securities are covered by the Registration Statement copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by such Holders, which documents shall be subject to the review and comment of the Counsel to the Holders.

6.1.2. Notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under such Registration Statement or have otherwise ceased to be Registrable Securities, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement.

6.1.3. Refrain from naming any Holder as an underwriter or an affiliate of an underwriter in a Registration Statement, without first obtaining such Holder’s written consent.

6.1.4. Furnish to each seller of Registrable Securities, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer.

6.1.5. Use its reasonable best efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect; and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction).

6.1.6. Notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (a) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 4.1 hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (b) as soon as the Company becomes aware of any comments or inquiries by the Commission or any requests by the Commission or any federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (c) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (d) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus supplement or any post effective amendment thereto has become effective.

6.1.7. Use its reasonable best efforts to cause all such Registrable Securities (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included, (ii) if the Common Stock is not then listed on a securities exchange or included for quotation in a recognized trading market, to, as promptly as practicable (subject to limitations set forth in the Plan), be listed on a national securities exchange; and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities.

6.1.8. Provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement.

6.1.9. Enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Holders of a majority of the Registrable Securities included in such offering or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any.

6.1.10. For a reasonable period prior to the filing of any Registration Statement, pursuant to this Agreement, make available for inspection and copying by any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any other attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement.

6.1.11. Permit any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements.

6.1.12. In the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date.

6.1.13. Obtain and furnish to each such Holder of Registrable Securities including Registrable Securities in such offering a signed counterpart of (i) a cold comfort letter from the Company’s independent public accountants and (ii) a legal opinion of counsel to the Company addressed to the relevant underwriters and/or such Holders of Registrable Securities, in each case addressed to such Holder in customary form and covering such matters of the type customarily covered by such letter and legal opinion as the managing underwriters and/or Holders of a majority of the Registrable Securities included in such offering reasonably request.

6.1.14. With respect to each Free Writing Prospectus or other materials to be included in the disclosure package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of a majority of the Holders of the Registrable Securities that are being sold pursuant to such Free Writing Prospectus, which Free Writing Prospectuses or other materials shall be subject to the review of Counsel to the Holders; provided, however, the Company shall not be responsible or liable for any breach by a Holder that has not obtained the prior written consent of the Company pursuant to Section 14.13;

6.1.15. Provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities.

6.1.16. Promptly notify in writing the Holders, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post effective amendment has been filed, and, with respect to any such Registration Statement or any post effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto.

6.1.17. (i) Prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder, and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any federal or state governmental authority.

6.1.18. Cooperate with each Holder of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA.

6.1.19. Within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

6.1.20. If requested by any participating Holder of Registrable Securities or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request.

6.1.21. In the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters may reasonably request at least two Business Days prior to any sale of Registrable Securities.

6.1.22. Provide officers’ certificates and other customary closing documents.

6.1.23. Use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

7. Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any registration of Registrable Securities in compliance with this Agreement and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees) and the Company’s own expenses in connection with any roadshow (including travel and lodging); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities; (vi) FINRA fees (and fees of counsel in connection with FINRA’s review of the Registration Statement); (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 6.1.13); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; (ix) fees of the Company’s registrar; (x) the fees and expenses of Counsel to the Holders; and (xi) the fees of a single custodian utilized in connection with any underwritten offering.  The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders, which underwriting discounts or selling commissions shall be borne by the selling Holders, pro rata in proportion to the respective amount of Registrable Securities each is selling in such offering.

8. Underwritten Offerings.

8.1 Underwriting Agreements.  If requested by the underwriters for any underwritten offering requested by a Holder or Holders pursuant to Section 2.7, the Company and the Holders shall enter into an underwriting agreement with such underwriters, such agreement to be in customary scope, substance and form and to contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 10. The Holders (i) shall not be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Holders, their Registrable Securities, their intended method of distribution and any other representations required by law; and (ii) shall not be required to indemnify or contribute amounts in excess of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder in the related offering.

8.2 Price and Underwriting Discounts. In the case of an underwritten offering requested by the Holders pursuant to Section 2.7, the price, underwriting discount and other financial terms of the related underwriting agreement for each class of Registrable Securities shall be determined by the Holders.

8.3 Participation in Underwritten Offerings.  No Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in the underwriting arrangements approved by the Persons entitled to approve such arrangements; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

9. No Inconsistent Agreements; Additional Rights.  The Company will not enter into, and is not currently a party to, any agreement that is inconsistent with the rights granted to a Holder or Holders by this Agreement.

10. Indemnification; Contribution.

10.1 Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, each of its officers, employees, affiliates, directors, partners, members, attorneys and agents and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such Holder (each, a “Holder Indemnified Party”) from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any Free Writing Prospectus, or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly advance and/or reimburse the Holder Indemnified Party, as incurred, for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Holder expressly for use therein. The Company also shall indemnify any underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such underwriter on substantially the same basis as that of the indemnification provided above in this Section 10.1. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

10.2 Indemnification by the Holders.  Each Holder severally (and not jointly) will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its officers, employees, affiliates, directors, partners, members, attorneys and agents and each underwriter (if any), and each other selling Holder and each other Person, if any, who controls such Person within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 10.2 shall be limited to the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder in the offering to which such Registration Statement relates; provided, further, that a Holder shall not be liable in any case to the extent that prior to the filing of any such Registration Statement, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, each Holder has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto which corrected or made not misleading information previously provided to the Company.

10.3 Conduct of Indemnification Proceedings.  Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 10.1 or Section 10.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

10.4 Contribution.

10.4.1. If the indemnification provided for in the foregoing Section 10.1 and Section 10.2 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

10.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4 were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to in the immediately preceding Section.

10.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 10.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation, and each Holder shall only be required to contribute if such Holder would have otherwise been required to indemnify under Section 10.2.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10.5 Investigation and Survival. The provisions of this Section 10 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 10 hereof, and will survive the transfer of Registrable Securities.

11. Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

12. Private Placement.

12.1 The Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent requested by a Holder, the Company shall take all reasonable steps to assist and cooperate with such Holder to facilitate such sale or transfer, including providing reasonable due diligence access to potential purchasers and delivery of a customary opinion regarding the availability of an exemption from the Securities Act for the Holders for such sale.

12.2 At the request of a Holder, the Company shall remove from each certificate evidencing Registrable Securities any legend if the Company is reasonably satisfied (based upon an opinion of counsel or, in the case of a Holder that is not an Affiliate of the Company proposing to transfer such securities pursuant to Rule 144(b)(1) of the Securities Act, other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act.

13. Transfer of Registration Rights. The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (i) such transfer or assignment is effected in accordance with applicable securities laws and the Stockholders’ Agreement of the Company dated as of the date hereof, (ii) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing a joinder or similar document; and (iii) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned. Any transfer, assignment or other conveyance of the rights of a Holder in breach of this Agreement shall be void and of no effect.

14. Miscellaneous.

14.1 Termination. The obligations of any Holder and of the Company with respect to such Holder, other than those obligations contained in Section 10, shall terminate as soon as such Holder no longer holds any Registrable Securities.

14.2 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties. Whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 5 and Section 10.

14.3 Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier, by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company:
K-V Pharmaceutical Company 16640 Chesterfield Grove, Suite 200 Chesterfield, MO 63005 Attention: Thomas S. McHugh Fax: (314) 646-3705

if to the Holders, to such Holder’s address as it appears on Schedule A hereto.
If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

14.4 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.5 Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.  The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder.

14.6 Complete Agreement; Inconsistent Agreements.  This Agreement and any certificates, documents, instruments and writings delivered pursuant hereto represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

14.7 Modifications and Amendments.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and the Holders holding at least 50% of the Registrable Securities then issued and outstanding; provided that in the event that such amendment, modification, supplement, waiver or consent would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.

14.8 Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

14.9 Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

14.10 Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.11 Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.  None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

14.12 Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

14.13 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.14 FWP Consent. No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.

14.15 Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

14.16 No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective Registration Statement.

14.17 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof except Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

14.18 Submission to Jurisdiction.  Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 14.3. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein. No course of dealing between the Company, or its subsidiaries, and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

This Registration Rights Agreement is executed by the Company and each other Person identified on Schedule A hereto or who becomes party to this Agreement from time to time in accordance with the provisions herein to be effective as of the date first above written.

K-V PHARMACEUTICAL COMPANY

By: Name: Title:

SCHEDULE A

LIST OF HOLDERS AND ADDRESSES